AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 2006

                                         REGISTRATION STATEMENT NO. (333-133843)
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            AMENDMENT NO. 1 FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         WESTERN POWER & EQUIPMENT CORP.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                           5084                    91-1688446
(State or Other Jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification Number)

                   6407-B N.E. 117TH AVE, VANCOUVER, WA 98662
                   ------------------------------------------

                               TEL. (360) 253-2346
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 C. DEAN MCLAIN
                             CHIEF EXECUTIVE OFFICER
                         WESTERN POWER & EQUIPMENT CORP.
                              6407-B N.E. 117TH AVE
                               VANCOUVER, WA 98662
                                 (360) 253-2346
                (Name, Address Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)

                                   COPIES TO:
                             JAY M. KAPLOWITZ, ESQ.
                             ARTHUR S. MARCUS, ESQ.
                               GERSTEN SAVAGE LLP
                         600 LEXINGTON AVENUE, 9TH FLOOR
                              NEW YORK, N.Y. 10022
                                 (212) 752-9700
                                 --------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED RESALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /_/

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Preliminary Prospectus dated August 23, 2006

                         WESTERN POWER & EQUIPMENT CORP.

                         950,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 950,000 shares of common stock of Western Power & Equipment Corp. All of the shares of common stock are being offered for resale by the selling stockholder at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol "WPEC." The last reported sale price of our common stock on the OTC Bulletin Board on August 21, 2006 was $1.05 per share.

The 950,000 shares of common stock, par value $.001 per share, of Western Power & Equipment Corp., to which this prospectus relates, represent 950,000 shares of unregistered common stock sold by the Company to an institutional investor identified in this prospectus.

On February 15, 2006, we sold 950,000 shares of common stock to Costa Brava Partnership III, LP for aggregate proceeds of $1,776,500.

On June 9, 2005, we announced the closing of a new $32 million senior credit facility from several institutional investors. On February 28, 2006, we reduced the conversion price of the Series A Debentures from $2.00 to $1.75. As of August 2, 2006, we have paid $6,780,567 of the original $30,000,000 originally outstanding under the Series A Debentures.

The selling stockholder, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. [Investor must confirm]

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 22, 2006

                                TABLE OF CONTENTS


                                                                          PAGE #

Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Special Note On Forward Looking Statements................................    11
Use of Proceeds...........................................................    12
Price Range of Common Stock...............................................    12
Dividend Policy...........................................................    12
Capitalization............................................................    13
Selected Consolidated Financial Data......................................    14
Management's Discussion and Analysis of Financial Condition...............
  and Results of Operations...............................................    15
Business..................................................................    27
Management................................................................    34
Principal Stockholders....................................................    37
Certain Relationships and Related Transactions............................    39
Description of Securities.................................................    41
Shares Eligible for Future Sale...........................................    42
Selling Security Holders..................................................    43
Plan of Distribution......................................................    44
Legal Matters.............................................................    45
Experts...................................................................    45
Where You Can Find More Information.......................................    45
Index to Consolidated Financial Statements................................    47


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO OTHER DOCUMENTS TO WHICH WE REFER YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

                               PROSPECTUS SUMMARY

THE SUMMARY HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS, THE FINANCIAL STATEMENTS AND THE NOTES THERETO. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "WESTERN", THE "COMPANY", "WE", "US", AND "OUR" REFER TO WESTERN POWER & EQUIPMENT CORP. AND ITS WHOLLY-OWNED SUBSIDIARY WESTERN POWER & EQUIPMENT CORP., AN OREGON CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY ARIZONA PACIFIC MATERIALS, LLC, AN ARIZONA LIMITED LIABILITY COMPANY, UNLESS OTHERWISE INDICATED.

                                   OUR COMPANY

GENERAL

We are engaged in the sale, rental, and servicing of light, medium-sized, and heavy construction, agricultural, and industrial equipment, parts, and related products which are manufactured by Case Corporation and certain other manufacturers. We believe, based upon the number of locations owned and operated, that it is one of the largest independent dealers of Case construction equipment in the United States. Products sold, rented, and serviced by us include backhoes, excavators, crawler dozers, skid steer loaders, forklifts, compactors, log loaders, trenchers, street sweepers, sewer vacuums, and mobile highway signs.

We operate out of facilities located in the states of Washington, Oregon, Nevada, California, and Alaska. The equipment that we distribute is furnished to contractors, governmental agencies, and other customers, primarily for use in the construction of residential and commercial buildings, roads, levees, dams, underground power projects, forestry projects, municipal construction, and other projects.

Our strategy had focused on acquiring additional existing distributorships and rental operations, opening new locations as market conditions warrant, and increasing sales at our existing locations. In connection therewith, we had sought to operate additional Case or other equipment retail distributorships, and sell, lease, and service additional lines of construction equipment and related products not manufactured by Case. For the past four years, we have concentrated on consolidating or closing certain of our stores to improve operating efficiency and profitability.

Our company also owns a subsidiary, Arizona Pacific Materials, LLC, which operates two surface mines producing cinder and basalt aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

HISTORY

We commenced business in November 1992 with the acquisition from Case of seven retail distribution facilities located in Oregon and Washington. We became a subsidiary of American United Global, Inc. ("AUGI"), simultaneous with such acquisition. Until recently, AUGI held 12.0 percent of the outstanding shares of our common stock. On September 23, 2005, AUGI sold all its shares of our common stock to certain purchasers identified in this prospectus.

As of August 22, 2006, we currently operate 11 equipment dealership locations.

In September 2004, we purchased Arizona Pacific Materials, LLC, which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

CREDIT FACILITY

In June 2005, we closed a new $32,000,000 senior credit facility with several institutional lenders. The facility is comprised of $30,000,000 of convertible debt (convertible into shares of our common stock at $2.00 per share) payable over the next five years and a $2,000,000 six month convertible bridge loan, both at the London Interbank Offered Rate ("LIBOR") plus 6%. The lenders were also granted warrants to purchase approximately 8.5 million shares of our common stock at $1.75 per share. The lenders also have the option to lend an additional $7,500,000 to us (within 18 months of the original debt) under the same terms as the existing five-year convertible debt.

We have registered all the shares of common stock underlying the Series A Debentures, the Series A Warrants and the Series B Warrants under the Securities Act of 1933, as amended. The Debentures are secured by all our assets as more fully set forth in the security agreement entered into with each of the several Purchasers. We used a significant portion of the loan proceeds to repay and terminate our credit facility and forbearance agreement with GE Commercial Distribution Finance Corporation and the remainder of the proceeds will be used to support our near term needs for working capital, general capital expenditures, including sufficient working capital to initiate the build out of the Phoenix mining facilities and other corporate requirements.

We have paid the entire amount previously outstanding under the Series B Debentures and $6,780,567 of the $30,000,000 related to the Series A Debentures as of August 2, 2006. As reported on a Form 8-K filed on March 7, 2006, we entered into a Waiver and Loan Prepayment Agreement with each of the institutional lenders as of February 28, 2006. In consideration for such lenders' permission to us to sell certain assets collateralized under the Security Agreement entered into with each of the institutional lenders in connection with the closing of the senior credit facility, we agreed to reduce the conversion price of the Series A Debentures from $2.00 to $1.75. Notwithstanding the reduction in the conversion price of the Series A Debentures, we will not be required to issue more shares of our common stock upon conversion thereof than were originally registered as a result of the reduction by $6,780,567 of the amount presently outstanding under the Series A Debentures.

Our principal executive offices are located at 6407-B N.E. 117th Avenue, Vancouver, Washington 98662. Our main telephone number is (360) 253-2346. Inquiries may also be sent to us at the above address for sales and general information. We currently maintain a website at www.westernpower.com. Information contained on our Internet site is not incorporated by reference into this prospectus and you should not consider information contained on our Internet site to be part of this prospectus.

                                  THE OFFERING

Common stock offered.                          Up to 950,000 shares of common
                                               stock. These shares of common
                                               stock, are presently issued and
                                               outstanding.

Common stock outstanding prior to offering     11,730,000 shares (1)

Common stock outstanding after the offering    11,730,000 shares

Use of proceeds                                We will not receive any of the
                                               proceeds from the sale of the
                                               shares of our common stock by the
                                               selling security holders. We
                                               received approximately
                                               $1,776,500, before deducting
                                               offering expenses from the sale
                                               of 950,000 shares of common stock
                                               being registered herein.

OTC Bulletin Board Symbol                      WPEC

     (1) Does not include 13,530,218 shares issuable upon the exercise of currently outstanding stock options and warrants, 9,350,218 of which were recently registered in a registration statement declared effective in April 2006.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The summary consolidated financial information set forth below is qualified by and should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

(Amounts in Thousands, except per share data)

                                                      NINE MONTHS ENDED
                                                          APRIL 30,
                                                         (UNAUDITED)                         YEAR  ENDED JULY 31,
                                                       2006        2005        2005       2004       2003        2002        2001
                                                     --------    --------    ------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA (CONTINUING OPERATIONS):
Net sales ........................................   $ 90,969    $ 75,567    $101,979   $100,487   $ 88,406    $ 89,641    $105,981

Gross profit .....................................      9,900       8,062      12,229     12,292     11,624       5,849       7,603

Selling, general and administrative ..............      8,277       6,358       9,402      8,297      8,558       9,561      10,666

Income (loss) ....................................     (2,767)       (244)      1,051      1,333        (93)    (11,295)     (7,886)

Net income (loss) per basic common share .........   $  (0.26)   $  (0.02)   $   0.10   $   0.13   $ ( 0.02)   $  (2.82)   $  (2.32)

Net income (loss) per diluted common share .......   $  (0.26)   $  (0.02)   $   0.04   $   0.13   $  (0.02)   $  (2.82)   $  (2.32)

Shares used in basic earnings per share
   calculations ..................................     10,438      10,130      10,141     10,130      5,336       4,003       3,403

Shares used in diluted earnings per share
   calculations ..................................     10,438      10,130      26,269     10,130      5,336       4,003       3,403

                                                         AT APRIL 30,                             AT JULY 31,
                                                       2006        2005        2005       2004       2003        2002        2001
                                                     --------    --------    ------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit) ........................   $ 73,875    $(10,395)   $ 19,165   $(16,578)  $(21,878)   $(29,471)   $(29,460)
Total assets .....................................   $ 57,411    $ 59,499    $ 71,637   $ 55,024   $ 54,466    $ 59,576    $ 93,102
Long-term debt (including capital leases and
   deferred lease income) ........................   $ 18,171    $  1,786    $ 25,437   $    902   $    880    $    928    $  3,469
Stockholders' equity (deficit) ...................   $  6,771    $    964    $  6,500   $    102   $ (1,811)   $ (3,136)   $  6,751

                                  RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS.

The accompanying consolidated financial statements are unaudited and in the opinion of management contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the consolidated financial position and the consolidated results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States applicable to interim periods. The results of operations for the quarterly periods ended April 30, 2006 are not necessarily indicative of results that may be expected for any other interim periods of for the full year. This report should be read in conjunction with our consolidated financial statements included herein for the fiscal year ended July 31, 2005. The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those described in the July 31, 2005 consolidated financial statements included herein. Such quarterly financial statements and annual financial statements have been filed with the Securities and Exchange Commission.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

We have experienced recurring losses in prior years, which creates substantial doubt about our ability to continue as a going concern. None of the accompanying consolidated financial statements, whether audited or unaudited, include any adjustments that might be necessary should we be unable to continue as a going concern.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND CANNOT ASSURE YOU THAT OUR PROFITABILITY WILL CONTINUE.

For the fiscal years ended July 31, 2005, 2004 and 2003 and the nine months ended April 30, 2006 we had net income (loss) of approximately $2,490,000, $1,913,000, $412,000 and $(2,156,000), respectively. During each of the four fiscal years ended July 31 prior thereto, we incurred significant net losses of approximately $10,019,000 during fiscal 2002, $7,842,000 during fiscal 2001, $7,198,000 during fiscal 2000 and $1,815,000 during fiscal 1999. As of April 30, 2006, we had an accumulated deficit of $15,663,000. We cannot assure you that we will be able to maintain profitability, or that we will not incur significant losses in the future.

WE HAVE ACQUIRED A SUBSIDIARY THAT HAS EXPERIENCED SIGNIFICANT LOSSES IN PRIOR YEARS.

In September 2004, we purchased Arizona Pacific Materials, LLC (to which we refer as "APM"), which operates two surface mines producing cinder and basalt aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets. During the fiscal years ending March 31, 2004 and 2003, APM incurred losses of $1,684,830 and $932,768 respectively. During the fiscal year ending July 31, 2005, APM incurred a loss of $870,030 and for the nine months ending April 30, 2006 incurred a loss of $1,437,000. APM will require significant capital investment to develop its current operations. We cannot assure you that APM will be able to obtain profitability, or that it will not incur significant losses in the future.

MOST OF THE PRODUCTS THAT WE SELL ARE SUPPLIED TO US BY THIRD-PARTY MANUFACTURERS, A MAJORITY OF WHICH ARE FROM CASE CORPORATION, AND WE MAY EXPERIENCE DELIVERY DELAYS OVER WHICH WE HAVE NO CONTROL.

Most of our products are supplied to us by third parties. From time to time, we experience delays and disruptions in our supply chain. To date, these delays and disruptions have not materially adversely affected our business, but they could do so in the future. Wherever possible, we try to assure ourselves of adequate inventory supply, but we do not always succeed. To the extent that we experience significant supply or quality control problems with our vendors, these problems can have a significant adverse effect on our ability to meet future delivery commitments to our customers.

Currently, Case Corporation provides approximately 52% of our product sales. Case dealer contracts are non-exclusive and terminable by either party upon minimum notice. There can be no assurances that Case will continue to supply us with products or continue its relationship with us. If we are unable to obtain Case products or to continue our relationship with Case, we will likely experience reductions in product and service sales and increased expenses. Our operations will be negatively affected if we experience inadequate supplies of any key products.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

Many of our existing and potential competitors have substantially greater marketing, financial, and service resources than us. In addition, some of our competitors have broader product offerings, placing us at a disadvantage to some of our competitors. In addition, we believe that some of our competitors have obtained and maintained business that loses money - "loss leading" - in order to maintain a competitive advantage with regard to specific customers or products. If our competitors were to use such tactics in the future, we would be unable to maintain our market position without incurring a negative impact on our profitability.

The construction equipment industry is always very competitive. Advances in technology may reduce the cost for current or potential competitors to gain market share, particularly for lower priced products. We cannot guarantee that sales of our products will continue at current volumes or prices in any event, but especially if our current competitors or new market entrants introduce new products with better features, better performance, or lower prices or having other characteristics that are more attractive than our own. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations.

IF WE ARE UNABLE TO SUCCESSFULLY CONTROL OUR INVENTORY OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

Controlling inventory is a key ingredient to the success of an equipment distributor because the equipment industry is characterized by long order cycles, high-ticket prices, and the related exposure to "flooring" interest. Our interest expense may increase if inventory is too high or interest rates rise. To be competitive in certain of our target markets, particularly markets for products with long lead time, we will be required to build up inventories of certain products in anticipation of future orders. There can be no assurance that we will not experience problems of obsolete, excess, or slow-moving inventory if we are not able to properly balance inventories against the prospect of future orders, and our operations may, therefore, be adversely affected by inventory write-downs from time to time. In periods of general economic slowdown or slowdowns in the construction sector we could be especially affected by such problems.

We manage our inventory through company-wide information and inventory sharing systems whereby all locations have access to our company's entire inventory. In addition, we closely monitor inventory turnover by product categories and place equipment orders based upon targeted turn ratios. In the event that we are unable to successfully manage our inventory, our interest expense and inventory write-downs could increase significantly if inventory is too high, or if our inventory is too low and we cannot meet the demand of our customers our sales may be adversely affected.

OUR SALES MAY BE ADVERSELY AFFECTED BY INFLATION AND INCREASED INTEREST RATES.

All of the products we sell and services we provide are either capital equipment or included in capital equipment, which are used in the construction, agricultural, and industrial sectors. Accordingly, our sales are affected by inflation or increased interest rates, which tend to hold down new construction and consequently adversely affect demand for construction and industrial equipment sold and rented by us. In addition, although agricultural equipment sales constitute less than 2% of our total revenues, factors adversely affecting the farming and commodity markets also can adversely affect our agricultural equipment related business.

A SLOWDOWN IN THE GENERAL ECONOMY COULD ADVERSELY AFFECT OUR SALES.

Our business can be affected by general economic conditions in our geographic markets as well as general national and global economic conditions that affect the construction, agricultural, and industrial sectors. An erosion in North American and/or other countries' economies could adversely affect our business. Market specific factors could also adversely affect one or more of our target markets and/or products.

THE SEASONALITY OF THE CONSTRUCTION BUSINESS MAY AFFECT SALES OF OUR PRODUCTS AND MAY RESULT IN THE FLUCTUATION OF OUR QUARTERLY RESULTS.

Historically, sales of our products have varied substantially from quarter to quarter due to the seasonality of the construction business. We attempt to accurately forecast orders for our products and commence purchasing prior to the receipt of such orders. However, it is highly unlikely that we will consistently accurately forecast the timing and rate of orders. This aspect of our business makes our planning inexact and, in turn, affects our shipments, costs, inventories, operating results and cash flow for any given quarter. In addition, many of our products require significant manufacturing lead-time, making it difficult to order products on short notice. If we are unable to satisfy unexpected customer orders, our business and customer relationships could suffer and result in the loss of future business.

THE LOSS OF THE SERVICES OF C. DEAN MCLAIN, OUR CHIEF EXECUTIVE OFFICER, COULD SERIOUSLY HARM OUR BUSINESS.

Our future success depends, to a significant extent, on the continued services of our senior management and our ability to retain and motivate our other key employees. Specifically, the loss of the services of C. Dean McLain, our chief executive officer and chairman of our board of directors, would have a material, adverse effect on our business, results of operations and financial condition. We do not currently maintain key-man life insurance on any of our senior management or other key employees.

OUR CHIEF EXECUTIVE OFFICER AND A SIGNIFICANT SHAREHOLDER EACH CONTROL A SIGNIFICANT PORTION OF OUR COMMON STOCK; THEREFORE YOU MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

Our Chief Executive Officer, Mr. McLain, beneficially owns approximately 9.0% of our common stock and The Rubin Family Irrevocable Stock Trust beneficially owns approximately 14.3% of our common stock. Accordingly, our Chief Executive Officer and The Rubin Family Irrevocable Stock Trust will be able to exercise significant influence over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT

WE HAVE ENTERED INTO A SECURITY AGREEMENT TO SECURE OUR INDEBTEDNESS TO THE INSTITUTIONAL LENDERS

Virtually all of our assets have been pledged as collateral to secure our indebtedness to the institutional lenders under the Purchase Agreement and other definitive financing documents for the financing provided to us. In the event that we default on payment of our obligations, including but not limited to the making of required payments of principal and interest, our indebtedness could be declared immediately due and payable and, in certain cases, our assets could be foreclosed upon. The aforementioned pledging of the assets and assignments of insurance to secure outstanding indebtedness makes such assets unavailable to secure additional debt financing, which most likely will adversely affect our ability to borrow in the future. In the event that the indebtedness were foreclosed upon, we would likely have to file for bankruptcy protection, in which case the value of our shares of common stock would have no value.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY PART OF THE $30,000,000 OF CONVERTIBLE DEBENTURES WE ISSUED IN JUNE 2005, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

In June 2005, we issued $32,000,000 principal amount of debentures paying interest at the London Interbank Offered Rate ("LIBOR") plus 6%, of which $30,000,000 may be converted into shares of our common stock. $2,000,000 previously owed under the Series B Debentures was fully paid as of November 30, 2005. As of August 2, 2006, $22,663,878 is outstanding under the Series A Debentures, which become due and payable on June 7, 2010, unless earlier prepaid or converted into shares of our common stock. In addition, any event of default as described in the Series A Debentures could require their early repayment, including premia based upon the nature and extent of the default. We cannot predict whether any amount of the Series A Debentures, together with accrued interest, will be converted into shares of our common stock. We may be required to pay the entirety of the $22,663,878, excluding accrued interest, in cash. If we are required to repay the Series A Debentures, we may be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the note holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets, all of which serve as security for the repayment of the debentures. Any such action would require us to curtail or cease operations. There can be no assurance that we will have the capital or assets necessary to repay the debentures, principal or interest, at the time they become due.

OUR LEVEL OF DEBT WILL REDUCE OUR NET INCOME AND MAY RESTRICT OUR OPERATIONS

As a result of the issuance of the convertible debentures, we have a higher amount of debt than we had before entering into the Purchase Agreement. In addition to the negative effect on net income, our high level of debt could have the following consequences:

     o we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes;

     o    we may have difficulty satisfying our debt obligations;

     o certain of our indebtedness will be at variable interest rates, which will make us vulnerable to increases in interest rates;

     o we may be less flexible in reacting to changes in our business and the industry in which we operate;

     o a significant portion of our cash flow available from operations could be required to pay principal and interest on our debt, which will reduce the amount of funds that would otherwise be available to fund capital expenditures, invest in new technology and pursue other business opportunities;

     o we will be subject to numerous restrictions in the manner in which we conduct our business in the definitive financing documents, including restrictions on our ability to pay dividends, make investments, incur additional debt, sell assets and enter into transactions with affiliates; and

     o we may be placed at a competitive disadvantage compared to our competitors who have less debt.

WE ARE SUBSTANTIALLY LEVERAGED. THIS COULD AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE DEBENTURES.

Our substantial outstanding debt has important consequences to you, including the risk that we may not generate sufficient cash flow from operations to pay principal of and interest on our indebtedness, including the debentures, or to invest in our businesses. If we are unable to satisfy our obligations with cash flow from operations and refinancings, we might have to attempt to raise cash to satisfy our obligations through potential sales of assets or equity. Our ability to raise funds by selling either assets or equity depends on a number of factors, including market conditions, restrictions contained in the definitive financing document, including the Purchase Agreement, and other factors. If we are unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, we may be unable to pay principal of and interest on the debentures.

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING THE CONVERTIBLE DEBENTURES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of the date of this prospectus, we have 11,730,000 shares of common stock issued and outstanding and convertible Series A Debentures outstanding, pursuant to a Securities Purchase Agreement dated as of June 8, 2005 entered into with certain institutional lenders (the "Purchase Agreement"), which may, as of the date of this prospectus, be converted into 13,903,168 shares of common stock at $1.75 per share. Under the Purchase Agreement, we also issued the institutional lenders warrants to purchase an additional 8,500,218 shares of our common stock at $1.75 per share. As of the date of this prospectus, the Series A Debentures allow the lenders to receive the interest payable thereon in a maximum of 2,934,971 shares of our common stock. Pursuant to the Purchase Agreement, we had an obligation to register an additional 7,601,508 shares of our common stock. In addition, we registered 950,000 shares underlying options previously issued to certain parties. All of these additional 33,889,865 shares may be sold without restriction upon effectiveness of the prior registration statement which was declared effective in April 2006. In addition we are registering an additional 950,000 shares of common stock in this registration statement which may be sold without restriction upon effectiveness of this registration statement. The sale of a substantial amount of these shares would adversely affect the market price of our common stock.

The institutional lenders were also issued Series C Warrants entitling them to purchase additional Series A Debentures convertible into an additional 3,750,000 shares of our common stock at $2.00 per share and additional Series A Warrants to purchase 1,312,500 shares of our common stock at $1.75 per share, contingent on the issuance of an additional $7,500,000 in convertible debt. Neither the Series C Warrants nor the securities issuable upon exercise of the Series C Warrants were included in the prior registration statement, nor are they included in this registration statement.

ANY SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK COULD ENCOURAGE SHORT SALES BY THE HOLDERS OF THE SERIES A DEBENTURES OR BY OTHERS. SUCH SHORT SALES MAY IN TURN PLACE ADDITIONAL DOWNWARD PRESSURE ON THE MARKET PRICE OF OUR COMMON STOCK.

The Series A Debentures do not contain any restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock as the holders of the Series A Debentures sell shares of our common stock could encourage short sales by them or others, subject to applicable securities laws. In turn, sales of a substantial number of shares of our common stock by way of short sales could further depress the market price of our stock.

In an ordinary or "uncovered" short sale, a selling stockholder causes his or her executing broker to borrow the shares to be delivered at the completion of the sale from another broker, subject to an agreement to return them upon request, thereby avoiding the need to deliver any shares actually owned by the selling stockholder on the settlement date for the sale. Since the selling stockholder does not own the shares that are sold, the selling stockholder must subsequently purchase an equivalent number of shares in the market to complete or "cover" the transaction. The selling stockholder will realize a profit if the market price of the shares declines after the time of the short sale, but will incur a loss if the market price rises and he or she is forced to buy the replacement shares at a higher price. Accordingly, a declining trend in the market price of our common stock may stimulate short sales.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES AND WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the convertible debentures, including the conversion of interest earned thereon and the exercise of the warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders with which we entered into the Purchase Agreement may not convert their convertible debentures or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting some of their holdings and subsequently converting the remainder of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit.

                        RISKS RELATED TO OUR COMMON STOCK

OUR STOCK MAY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL AND MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT.

The securities markets have experienced significant price and volume fluctuations in the past. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

There are presently 2,180,576 freely tradable shares of our common stock and an additional 1,222,586 shares were included in the prior registration statement and 950,000 shares are being register herein out of an aggregate of 11,730,000 outstanding shares. Assuming all 33,789,865 shares of common stock issuable to the selling stockholders in the prior registration statement and in this registration statement are sold, we would have 38,143,027 shares that are freely tradable without the requirement of registration under the Securities Act. Assuming all 33,789,865 shares of common stock issuable to the selling stockholders in the prior registration statement are sold, we would have 45,519,865 shares issued and outstanding. We also have 4,180,000 shares of common stock reserved for issuance pursuant to exercise of presently vested outstanding options and warrants. If all such options and warrants were exercised, we would have 49,699,865 shares of our common stock issued and outstanding. We may in the future register all or a portion of the presently restricted shares of common stock and the shares underlying options and warrants.

The 8,226,838 shares of our common stock issued and outstanding that are currently not freely tradable are "restricted securities" as defined under Rule 144 of the Securities Act. Upon effectiveness of this registration statement, the 950,000 shares of our common stock sold by the Company to the selling stockholder identified in this prospectus will no longer be restricted securities. The remaining 7,276,838 shares of our common stock are restricted securities. The holders of these shares may only sell their shares, absent registration, in accordance with the provisions of Rule 144. Restricted securities may only be publicly sold pursuant to a registration under the Securities Act, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act. Rule 144 entitles each person holding restricted securities for a period of one year to sell an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding every three months in ordinary brokerage transactions or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates' shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FLUCTUATE.

Our operating results have in the past fluctuated from quarter to quarter and we expect this trend to continue in the future. Our quarterly operating results are affected by competitive pricing, announcements regarding new product developments and cyclical conditions in the industry. Accordingly, we may experience wide quarterly fluctuations in our operating performance and profitability, which may adversely affect our stock price even if our year-to-year performance is more stable, which it also may not be. As a result, the market price of our common stock could be volatile. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our results of operations.

WE HAVE THE RIGHT TO ISSUE UP TO 10,000,000 SHARES OF "BLANK CHECK" PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

IF OUR COMMON STOCK IS DELISTED FROM THE OTC BULLETIN BOARD, THE MARKET PRICE OF OUR COMMON STOCK COULD DECREASE SIGNIFICANTLY.

If we are unable to maintain the listing of our common stock on the OTC Bulletin Board, trading, if any, in our common stock would thereafter be conducted in the over-the-counter market on the "pink sheets". If our common stock were moved to the "pink sheets", an investor would find it more difficult to dispose of, or to obtain quotations as to the price of, our common stock. Additionally, if our common stock is delisted from the OTC Bulletin Board the market price of our common stock could decrease significantly.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by financing agreements or covenants contained in securities that we may issue, such as those contained in the Purchase Agreement and the related definitive financing documents. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking information that involves substantial risks and uncertainties. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. Our actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including but not limited to fluctuations in the construction, agricultural, and industrial sectors; the success of our entry into new markets; the success of the expansion of our equipment rental business; rental industry conditions and competitors; competitive pricing; our relationship with our suppliers; relations with our employees; our ability to manage our operating costs; the continued availability of financing; governmental regulations and environmental matters; Risks associated with regional, national, and world economies. Any forward-looking statements should be considered in light of these factors. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling security holders. We received proceeds of $1,776,500, before deducting offering expenses from the sale of the 950,000 shares included herein. We utilized all of such proceeds to repay a portion of our convertible debenture.

                           PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol "WPEC". Listed below are the high and low closing prices for our common stock for the fiscal years ended July 31, 2006, 2005 and 2004. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                         FISCAL 2004
                                                      HIGH         LOW
                                                    ---------------------
          First Quarter ........................    $   0.45     $   0.15
          Second Quarter .......................    $   0.43     $   0.32
          Third Quarter ........................    $   0.41     $   0.35
          Fourth Quarter .......................    $   0.40     $   0.26


                                                         FISCAL 2005
                                                      HIGH         LOW
                                                    ---------------------
          First Quarter ........................    $   0.91     $   0.52
          Second Quarter .......................    $   1.95     $   1.01
          Third Quarter ........................    $   1.52     $   0.96
          Fourth Quarter .......................    $   1.85     $   1.20


                                                         FISCAL 2006
                                                      HIGH         LOW
                                                    ---------------------
          First Quarter ........................    $   2.00     $   1.73
          Second Quarter .......................    $   1.95     $   1.55
          Third Quarter ........................    $   1.90     $   1.30
          Fourth Quarter .......................    $   1.69     $   1.15

On August 21, 2006, the closing price of our common stock as reported on the OTC Bulletin Board was $1.05 per share. As of August 21, 2006 we had 473shareholders of record of our common stock.

                                 DIVIDEND POLICY

We have never paid or declared a dividend. The payment of cash dividends, if any, in the future is within the discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our business.

Equity Compensation Plan Information as of April 30, 2006.

-------------------------- -------------------------- ------------------------------------ ---------------------------------------
Plan category              Number of Securities to    Weighted-average exercise price of   Number of securities remaining
                           be issued upon exercise    outstanding options, warrants and    available for future issuance
                           of outstanding options,    rights                               under equity compensation plans
                           warrants and rights                                             (excluding securities reflected in
                                                                                           column (a))
-------------------------- -------------------------- ------------------------------------ ---------------------------------------
Equity compensation
plans approved by
security holders                     1,880,000                            $0.50                            5,100,000
-------------------------- -------------------------- ------------------------------------ ---------------------------------------
Equity compensation
plans not approved by
security holders                        -0-                                -0-                                -0-
-------------------------- -------------------------- ------------------------------------ ---------------------------------------

                                 CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2006. This table should be read in conjunction with our Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus.


                                                              April 30, 2006
                                                              (In thousands)


          Long-term debt

          Notes payable ...................................     $    1,724
          Capitalized lease obligations ...................            768
          Convertible Debt ................................         17,664



          Total long-term debt ............................         20,156



          Stockholders' equity:

          Common Stock, $0.001 par value per share;
          50,000,000 shares authorized; 11,260,300
          issued and 11,130,000 outstanding ...............             20

          Preferred Stock - 10,000,000 authorized,
          0 issued and outstanding ........................           --

          Additional paid-in capital ......................         23,258

          Accumulated deficit .............................        (15,663)

          Less: Common stock in treasury, at
          cost (130,300 shares) ...........................           (844)



          Total stockholders' equity ......................          6,771
                                                                ----------


          Total capitalization ............................     $   26,927
                                                                ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected consolidated financial data of Western Power & Equipment Corp & Subsidiaries should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The consolidated statement of operations data set forth below with respect to the fiscal years ended July 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of July 31, 2004 and 2005 is derived from and is referenced to the audited consolidated financial statements of Western Power included elsewhere in this prospectus. The consolidated statement of income data set forth below with respect to the fiscal years ended July 31, 2001 and 2002 and the consolidated balance sheet data as of July 31, 2001, 2002 and 2003 is derived from audited consolidated financial statements of Western Power not included in this prospectus. The consolidated statements of income for the nine months ended April 30, 2006 and 2005 have not been audited. The consolidated balance sheet data as of April 30, 2006 and 2005 have not been audited.

(Amounts in Thousands, except per share data)
                                                      NINE MONTHS ENDED
                                                          APRIL 30,
                                                         (UNAUDITED)                          YEAR ENDED JULY 31,
                                                       2006        2005        2005       2004       2003        2002        2001
                                                     --------    --------    ------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA (CONTINUING OPERATIONS):
Net sales ........................................   $ 90,969    $ 75,567    $101,979   $100,487   $ 88,406    $ 89,641    $105,981

Gross profit .....................................      9,900       8,062      12,229     12,292     11,624       5,849       7,603

Selling, general and administrative ..............      8,277       6,358       9,402      8,297      8,558       9,561      10,666

Income (loss) ....................................     (2,767)       (244)      1,051      1,333        (93)    (11,295)     (7,886)

Net income (loss) per basic common share .........   $  (0.26)   $  (0.02)   $   0.10   $   0.13   $ ( 0.02)   $  (2.82)   $  (2.32)

Net income (loss) per diluted common share .......   $  (0.26)   $  (0.02)   $   0.04   $   0.13   $  (0.02)   $  (2.82)   $  (2.32)

Shares used in basic earnings per share
   calculations ..................................     10,438      10,130      10,141     10,130      5,336       4,003       3,403

Shares used in diluted earnings per share
   calculations ..................................     10,438      10,130      26,269     10,130      5,336       4,003       3,403

                                                         AT APRIL 30,                             AT JULY 31,
                                                       2006        2005        2005       2004       2003        2002        2001
                                                     --------    --------    ------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit) ........................   $ 73,875    $(10,395)   $ 19,165   $(16,578)  $(21,878)   $(29,471)   $(29,460)
Total assets .....................................   $ 57,411    $ 59,499    $ 71,637   $ 55,024   $ 54,466    $ 59,576    $ 93,102
Long-term debt (including capital leases and
   deferred lease income) ........................   $ 18,171    $  1,786    $ 25,437   $    902   $    880    $    928    $  3,469
Stockholders' equity (deficit) ...................   $  6,771    $    964    $  6,500   $    102   $ (1,811)   $ (3,136)   $  6,751

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS
                           (Dollar amounts in `000's)

Management's Discussion and Analysis of Results of Operations and Liquidity and Capital Resources (MD&A) is designed to provide a reader of the financial statements with a narrative on our financial condition, results of operations, liquidity, critical accounting policies and the future impact of accounting standards that have been issued but not yet effective. Our MD&A is presented in six sections: Overview, Results of Operations, Liquidity and Capital Resources, Off-Balance Sheet Arrangements, New Accounting Pronouncements and General Economic Conditions. We believe it is useful to read our MD&A in conjunction with our Annual Repost on Form 10-K for the fiscal year ended July 31, 2005, as well as Forms 10-Q filed previously and included herein by the Company. Amounts are stated in `thousands of dollars' unless otherwise stated.

Section 27A of the Securities Act of 1933, as amended, and Section 21E if the Securities Act of 1934, as amended (Exchange Act), provide a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Quarterly Report on Form 10-Q are forward-looking statements and may be identified by the use of words such as "believe", "expect", "anticipate", plan, "estimate", "intend" and "potential". The following discussion and analysis should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-Q. Information included herein relating to projected growth and future results and events constitutes forward-looking statements.

Actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including but not limited to fluctuations in the construction, agricultural, and industrial sectors; the success of our restructuring and cost reduction plans; the success of our equipment rental business; rental industry conditions and competitors; competitive pricing; our relationship with its suppliers; relations with our employees; our ability to manage its operating costs; the continued availability of financing; our ability to refinance/restructure its existing debt; governmental regulations and environmental matters; risks associated with regional, national, and world economies; and consummation of the merger and asset purchase transactions. Any forward-looking statements should be considered in light of these factors.

OVERVIEW

Western Power & Equipment Corp., a Delaware corporation, (the "Company", "us", "we" or "our"), is engaged in the sale, rental, and servicing of light, medium-sized, and heavy construction, agricultural, and industrial equipment, parts, and related products which are manufactured by Case Corporation ("Case") and certain other manufacturers and operate a mining company in Arizona. We believe, based upon the number of locations owned and operated, that it is one of the largest independent dealers of Case construction equipment in the United States. Products sold, rented, and serviced include backhoes, excavators, crawler dozers, skid steer loaders, forklifts, compactors, log loaders, trenchers, street sweepers, sewer vacuums, and mobile highway signs.

We maintain two distinct segments which include Western Power & Equipment Corp., the equipment dealership and Arizona Pacific Materials, LLC, a mining operation.

We operate out of facilities located in the states of Washington, Oregon, Nevada, California, and Alaska for our equipment dealership. Our revenue sources are generated from equipment (new and used) sales, parts sales, equipment service, and equipment rental. The equipment is distributed to contractors, governmental agencies, and other customers, primarily for use in the construction of residential and commercial buildings, roads, levees, dams, underground power projects, forestry projects, municipal construction, and other projects.

Due to the seasonal nature of our business, interim results are not necessarily indicative of results for the entire year. Our revenue and earnings are typically greater in the first and fourth quarters of the year, which include early spring through late fall seasons.

Our strategy had focused on acquiring additional existing distributorships and rental operations, opening new locations as market conditions warrant, and increasing sales at its existing locations. In such connection, we had sought to operate additional Case or other equipment retail distributorships, and sell, lease, and service additional lines of construction equipment and related products not manufactured by Case. For the past few years, we have concentrated on consolidating or closing certain of our stores to improve operating efficiency and profitability.

Arizona Pacific Materials, LLC, a wholly owned subsidiary purchased in September 2004, operates two surface mines producing cinder and basalt aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

We have focused on developing the mining operation over the past year to primarily provide basalt in the Phoenix area housing development construction market. Over the past few years there has been significant increases in construction in the Phoenix area and especially in Pinal County where the mining operation is located. Although the level of construction starts in the Phoenix area has slowed in the last year, the area is still listed in the top 5 growth areas in the United States. Close proximity to the construction sites provides basalt and cinder to the contractors at a lower cost, as freight costs are minimized.

          RESULTS OF OPERATIONS - FOR THE THREE AND NINE MONTHS ENDED
                             APRIL 30, 2006 AND 2005

CONSOLIDATED RESULTS (IN 000'S)
-------------------------------

The following table presents unaudited selected financial data for our consolidated business activities (in thousands of dollars):

                                      Three Months   Three Months                   Nine Months    Nine Months
                                          Ended          Ended                          Ended          Ended
Consolidated (in 000's)                 April 30,      April 30,     Increase         April 30,      April 30,      Increase
                                          2006           2005        (Decrease)         2006           2005        (Decrease)
Revenue from continuing
operations                             $   29,910     $   25,899     $    4,011      $   90,969     $   75,567     $   15,402

Gross profit from continuing
operations                             $    2,832     $    2,535     $      297      $    9,900     $    8,062     $    1,838

SG&A from continuing
operations                             $    2,767     $    2,129     $      638      $    8,277     $    6,358     $    1,919

Operating income from
continuing operations                  $       65     $      406     $     (341)     $    1,623     $    1,704     $      (81)

EBITDA (1)                             $    1,139     $    1,592     $     (453)     $    6,435     $    6,232     $      203

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated as net income (including discontinued operations) plus interest, taxes, depreciation and amortization.

The Three Months and Nine Months ended April 30, 2006 compared to the Three and
-------------------------------------------------------------------------------
Nine Months ended April 30, 2005.
---------------------------------

REVENUES

Revenues from continuing operations for the three-month period ended April 30, 2006 increased by $4,011 or 15.5% over the comparative three-month period ended April 30, 2005. For the three-month period ended April 30, 2006 equipment sales accounted for $3,634 of this increase. The equipment market continues to remain strong in all our markets with sales up over the prior year in all our branch locations. With the increase in equipment sales there has been a decrease in rental revenue, as customers currently prefer purchasing rather than renting. Mining sales from our subsidiary, Arizona Pacific Materials, LLC (APM), increased $250 or 121.8% over the prior year's comparative three month period as a result of increased basalt production and sales of crushed aggregates for road, housing and related construction, specifically in the fast growing area southeast of Phoenix.

Revenues from continuing operations for the nine-month period ended April 30, 2006 increased by $15,402 or 20.4% for the nine-month period ended April 30, 2005. Equipment sales increased by $14,430 or 26.2%. All branch locations have shown significant increases this year, illustrating the continuing improvements in economic conditions over the past few years on the west coast of the United States. Loader backhoes and excavators, which exhibit higher prices, accounted for $5,754 of the equipment sales increase. With the increase in equipment sales over the past several years, we have experienced a decline in our rental revenues, $1,156 for the nine-month period ending April 30, 2006 compared to $2,297 for the comparative period ending April 30, 2005. The construction industry is affected by many economic conditions of which interest rates have a significant impact. We anticipate interest rates to rise and therefore are continue to analyze the need to increase our rental fleet to provide additional product, as customers alter their "buy versus rent" decisions. Mining sales for the nine-month period ended April 30, 2006 increased by $713 or 148.4% over the nine-month period ending April 30, 2005. The increase is a result of continued high level of construction activity in the Phoenix area and for which APM now is participating at a higher level. We are currently in the process of acquiring more processing equipment, which we believe will substantially increase our production capacity in the future. We anticipate that current demand for our mining products will allow us to sell as much as we can produce.

GROSS MARGIN

The Company's gross profit margin of 9.5% for the three-month period ended April 30, 2006 was slightly lower than the prior year's comparative period margin of 9.8%. Equipment sales, which typically maintain lower margins, accounted for a significant proportion of our sales increase causing the decline in overall product margins. However, higher product support sales and its related higher margin levels, helped offset the lower margins caused by the significant increase in equipment sales for the quarter.

The Company's gross profit margin of 10.9% for the nine-month period ended April 30, 2006 was slightly higher than the prior year's comparative period of 10.7%. Product support's contribution to gross margin increased by $852 for the nine-month period over the prior years comparative period. This increase has contributed to overall margins in offsetting the impact of higher equipment sales, which typically exhibit lower margin percentages. Increased sales volumes from our subsidiary, Arizona Pacific Materials (APM), have also helped offset more of the fixed costs of production and contributed to overall gross margin. With the anticipated increases in production capacity generated by new processing equipment, we expect larger contributions to gross margin by APM in the future.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

For the three-month period ended April 30, 2006, selling, general, and administrative ("SG&A") expenses from continuing operations as a percentage of net revenue from continuing operations were 9.3% compared to 8.2% for the prior year's comparative third quarter. The increase in SG&A is partly associated with higher administrative expenses related to our higher level of sales activity. The increase from the prior year's comparative period also reflects the impact of the increased business activities and production levels at our mining subsidiary, APM.

For the nine-month period ended April 30, 2006, SG&A expenses from continuing operations as a percentage of revenues from continuing operations were 9.1% compared to 8.4% for the prior year's comparative period. The increase in SG&A is associated with the higher administrative expenses related to our higher level of sales activity. The increase from the prior year's comparative period reflects the impact higher production related support expenses of the increased business activities at our mining subsidiary.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations for the three months ended April 30, 2006 decreased by $341 compared to the three months ended April 30, 2005, again reflecting the increased costs related to continued ramping up of production activities of our mining operation in the third quarter of fiscal year 2006. The acquisition of additional processing equipment, we believe, will substantially increase our production capacity in the future. We anticipate that current demand for our mining products will allow us to sell as much as we can produce and contribute to overall income from operations. The decrease also reflects higher levels of administrative expenses to support the increase in sales for the equipment dealership.

Income from operations for the nine months ended April 30, 2006 decreased by $81 compared to the nine months ended April 30, 2005. Although sales levels for both the equipment dealership and APM are significantly higher than the comparative nine-month period, increased SG&A expenses (particularly at APM) have diminished the impact to income from operations. The acquisition of additional processing equipment at APM, we believe, will substantially increase our production capacity in the future. We anticipate that current demand for our mining products will allow us to sell as much as we can produce and contribute to overall income from operations on a consolidated basis. We have and will continue to monitor our SG&A expenses to maximize the near future benefit of the current strong economic conditions in the equipment and mining markets.

INTEREST EXPENSE

Interest expense for the three months ended April 30, 2006 of $1,352 was up from $696 in the prior year comparative period. This increase from the prior year's comparative period is the result of approximately 4% higher interest rate related to convertible debt versus the interest rate associated with the line of credit with GE in existence as of April 30, 2005. As of April 30, 2006, interest bearing debt totaled $44,386 compared to $47,298 as of April 30, 2005 with the primary difference in the nature of the debt related to a transition from a line of credit in fiscal year 2005 to convertible debt in fiscal year 2006 requiring monthly principal payments beginning in January 2006. In addition, $242 of debt discount (related to warrants issued with the convertible debt transacted in June 2005) and $91 in debt issuance costs were amortized during the three months ending April 30, 2006. No such charges were required during the three months ending April 30, 2005.

Interest expense for the nine months ended April 30, 2006 of $4,283 was up from $2,036 in the prior year comparative period. This increase from the prior year's comparative period is the result of approximately 3% higher interest rate related to convertible debt versus the interest rate associated with the line of credit with GE in existence as of April 30, 2005. As of April 30, 2006, interest bearing debt totaled $44,386 compared to $47,298 as of April 30, 2005 with the primary difference in the nature of the debt related to a transition from a $26,155 line of credit in fiscal year 2005 to a $30,000 convertible debt (and $2,000 bridge loan) in June 2005 requiring monthly principal payments beginning in January 2006. The bridge loan was paid in December of 2005. In addition, $787 of debt discount (related to warrants issued with the convertible debt transacted in June 2005) and $341 in debt issuance costs were amortized during the nine months ending April 30, 2006. No such charges were required during the nine months ending April 30, 2005.

We had a net loss from continuing operations for the quarter ended April 30, 2006 of $1,392 compared with a net loss of $247 for the prior year's comparative quarter. The change is primarily related to additional interest costs, warrant and debt issuance costs as discussed above.

We had a net loss from continuing operations for the nine months ended April 30, 2006 of $2,767 compared with a net loss of $244 for the prior year's comparative period. The change is primarily related to additional interest costs, warrant and debt issuance costs as discussed above.

Discontinued Operations

The following table presents unaudited selected financial data for the discontinued operations of our business (in thousands of dollars):

                                                 Three Months     Three Months     Nine Months      Nine Months
                                                     Ended            Ended            Ended            Ended
                                                April 30, 2006   April 30, 2005   April 30, 2006   April 30, 2005
Revenue from discontinued
operations                                        $    2,939       $    2,779       $    8,377       $   10,195

Gross Profit from discontinued
operations                                        $       21       $      653       $      677       $    1,452

SG&A from discontinued
Operations                                        $       70       $      541       $      318       $      984

Operating income from
discontinued operations                           $      (48)      $      112       $      360       $      468

Gain on sale of discontinued
operations                                        $      251             --         $      251       $      277

We classify closed or sold branch locations in discontinued operations when the operations and cash flows of the location have been eliminated from ongoing operations and when we will not have any significant continuing involvement in the operation of the branch after disposal. To determine if cash flows had been or would be eliminated from ongoing operations, we evaluate a number of qualitative and quantitative factors, including, but not limited to, proximity to remaining open branch locations and estimates of sales migration from the closed or sold branch to any branch locations remaining open. The estimated sales migration is primarily based on our continued level of involvement as a Case dealer once the branch location is sold or closed and whether there is continued active solicitation of sales in that market. For purposes of reporting the operations of branch locations meeting the criteria of discontinued operations, we report net revenue, gross profit and related selling, general and administrative expenses that are specifically identifiable to those branch locations as discontinued operations. Certain corporate level charges, such as general office expenses and interest expense are not allocated to discontinued operations because we believe that these expenses are not specific to the branch location's operations.

Our strategy had focused on acquiring additional existing distributorships and rental operations, opening new locations as market conditions warrant, and increasing sales at its existing locations. In such connection, we had sought to operate additional Case or other equipment retail distributorships, and sell, lease, and service additional lines of construction equipment and related products not manufactured by Case. For the past few years, we have concentrated on consolidating or closing certain of our store locations to improve operating efficiency and profitability. The locations that have been sold or closed in the past few years represent locations that we believe were more difficult markets to maintain in comparison to other locations within our organization. We believe that focusing our efforts and capital resources on more profitable locations will result in overall long-term benefits to the Company.

LIQUITY AND CAPITAL RESOURCES

On a consolidated basis, our primary needs for liquidity and capital resources are related to the acquisition of inventory for sale and our rental fleet. Our primary source of internal liquidity has been from its operations. As more fully described below, our primary sources of external liquidity are equipment inventory floor plan financing arrangements provided to us by the manufacturers of the products we sell as well as the credit facility or long-term convertible debt more fully described below.

Under inventory floor planning arrangements, the manufacturers of products provide interest free credit terms on new equipment purchases for periods ranging from one to twelve months, after which interest commences to accrue monthly at rates ranging from zero to two percent over the prime rate of interest. Principal payments are typically made under these agreements at scheduled intervals and/or as the equipment is rented, with the balance due at the earlier of a specified date or upon sale of the equipment. At April 30, 2006, the Company was indebted under manufacturer provided floor plan arrangements in the aggregate amount of $16,445.

In June 2005, we closed a new $32 million senior credit facility with several institutional lenders. The facility is comprised of $30 million of convertible debt (presently convertible into shares of our common stock at $1.75 per share) payable over the next five years at a variable interest rate of LIBOR plus 6%. The lenders were also granted Series A Warrants and Series B Warrants to purchase approximately 8.5 million shares of our common stock at $1.75 per share. The value of these warrants is $3,031 and is treated as debt discount to be amortized over the life of the related debt. The lenders also have the option to lend an additional $7.5 million (within 18 months of the original debt) to us under the same terms as the existing five year convertible debt, through the exercise of the Series C Warrants issued to the institutional lenders in connection with this debt. If the Series C Warrants are exercised, we would issue additional warrants to purchase 1,312,500 shares of our common stock at $1.75 per share. The value of these warrants is $441 and is also treated as debt discount to be amortized over 18 months. The unamortized balance of this debt discount as of April 30, 2006 is $3,209,000.

We used $23.0 million of the loan proceeds to repay and terminate our credit\facility and forbearance agreement with GE Commercial Distribution Finance Corporation and $2.5 million to pay off the purchase note of Arizona Pacific Materials. The remainder of the proceeds will be used to support our near term needs for working capital, general capital expenditures, including sufficient working capital to initiate the build out of the Phoenix mining facilities and other corporate requirements.

CASH FLOW FROM OPERATING ACTIVITIES

During the nine months ended April 30, 2006 we had positive cash flows from operating activities from continuing operations of $10,696. Our cash flow from operating activities from continuing operations consisted primarily of a reduction of accounts receivable of $2,225, depreciation of $4,258 and a decrease in inventories of $6,475. The decrease in inventories supported the increased level of sales volume in an effort to generate additional cash flow and included $2,455 related to the sale of our Spokane and Clarkston, Washington locations. Accounts receivable monitoring and collections have seen an increased focus over the past year with the need to make payments to convertible debt, which replaced the revolving line of credit maintained in prior years. Additional credit personnel have been added to our staff to accomplish this goal. We also continue to analyze our inventory levels and projected equipment and parts future sales to minimize our investment in inventory and maximize our ability to support future sales with consideration given to manufacture delivery lead times. We also continue to analyze each branch location and its market to assess the past and future contribution each location has and will make to the overall profitability of the Company.

CASH FLOW FROM INVESTING ACTIVITIES

Purchases of fixed assets during the period were related mainly to the ongoing replacement of aged operating assets and rental equipment sold during the period. The fixed assets related to the sale of our Spokane and Clarkston, Washington locations were sold for a gross sales price of $401 resulting in a gain on sale of fixed assets of $251. Over the past few years, we have focused less on our rental fleet inventory levels (allowing inventory levels to decline), as equipment sales levels have been strong. As interest rates rise, we will continue to analyze the need to rebuild our rental fleet as customer "buy versus rent" decisions change with economic conditions.

CASH FLOW FROM FINANCING ACTIVITIES

We paid down our floor plan financing by $8,112 during the nine-month period ending April 30, 2006 (which included $1,451 related to the sale of our Spokane and Clarkston, Washington locations), made payments of $5,669 on the convertible debt and borrowed $1,896 under long term notes payable. We continue to analyze liquidity and our ability to maintain a balance between inventory levels and capital resources available for inventory and varying levels of sales. The need for future capital resources relates primarily to our obligation to make monthly payments on our convertible debt as outlined in Footnote 7 of the consolidated financial statements. We are actively exploring avenues that will generate longer-term capital sources, including the generation of equity capital. We also continue to analyze each branch location and its market to assess the demand each location places on our financing activities and the contribution each location will make to the overall profitability of the Company as a result of these financing needs.

CASH AND CASH EQUIVALENTS

Our cash and cash equivalents was $674 as of April 30, 2006. Management believes the current cash level and anticipated available cash flow is sufficient to support our operations during the next twelve months.

OTHER

As of April 30, 2006, the Company had outstanding convertible instruments, options and warrants convertible into 27,553,386 shares of common stock, which would be dilutive to earnings per share.

RESULTS OF OPERATIONS - FOR THE YEARS ENDING JULY 31, 2005, 2004 AND 2003

CONTINUING OPERATIONS (IN 000'S)
--------------------------------

Fiscal Year 2005, as Compared with Fiscal Year 2004
---------------------------------------------------

The Company reported net revenues for fiscal 2005 of $101,979 compared with net revenues of $100,487 for fiscal 2004. Stores opened longer than 12 months showed an overall revenue increase of 1.5 percent from prior year revenue reflecting a continued recovery in economic conditions. During 2005, there were two locations purchased through the acquisition of Arizona Pacific Materials, LLC, which accounted for $1,223 in sales during 2005.

Gross margin was 12.0 percent during fiscal 2005 which was slightly lower than the 12.2 percent gross margin during fiscal 2004. The decrease in 2005, is due to changes in sales mix. Inventory reserves and allowances were $3,914 and $4,115 in 2005 and 2004 respectively. The Company continues to focus its sales efforts on specialty and niche lines.

Selling, general, and administrative expenses were $9,402 or 9.2 percent of revenues for fiscal 2005 compared to $8,297 or 8.3 percent of sales for fiscal 2004. The increase in selling, general, and administrative expenses resulted from first year costs associated with the addition of a new subsidiary, Arizona Pacific Materials, LLC, and its two locations in Arizona in fiscal 2005. Selling, general and administrative costs for the Arizona subsidiary were $1,265 for the year ended July 31, 2005.

Interest expense for fiscal 2005 was $3,146, up from $2,766 in fiscal 2004 due to a combination of a increase in overall interest rates and higher inventory levels. The Company had an inventory floor plan and operating line of credit facility through GE Commercial Distribution Finance ("GE"), fka Deutsche Financial Services, which was paid off in June 2005. Management had used this facility to allow the Company to take greater discounts and to lower overall interest expense and to provide operating capital liquidity. In June 2005, the Company closed a new $32 million senior credit facility with several institutional lenders. The facility is comprised of $30 million of convertible debt (convertible into common shares of the Company at $2.00 per share) payable over the next five years and a $2 million six month bridge loan, both at a variable interest rate of LIBOR plus 6%. A portion of the proceeds from the convertible debt was used to pay off the credit line with GE. The lenders were also granted warrants to purchase approximately 8.5 million common shares of the Company at $1.75 per share. The value of these warrants is $3,031 and is treated as debt discount to be amortized over the life of the related debt. The lenders also have the right to lend an additional $7.5 million to the Company (within 18 months of the date of the original debt) under the same terms as the existing five year convertible debt and would receive an additional 1,312,500 warrants. The value of these warrants is $441 and is also treated as debt discount to be amortized over 18 months. Included in interest expense for fiscal 2005 is $387 of amortized debt discount related to the issuance of warrants.

For fiscal 2005, the Company reported net income of $2,490 or $ 0.25 per share (basic) compared with net income of $1,913 or $ 0.19 per share (basic) in fiscal 2004. The increase in net income is primarily the reduction in a valuation allowance of the Company's deferred taxes of $1,500 offset by losses incurred by our subsidiary Arizona Pacific Materials, LLC during it's first year of operations with Western Power & Equipment.

On September 15, 2004 the Company acquired Arizona Pacific Materials LLC, a basalt and cinder mining company with operating mines in Phoenix and Flagstaff, Arizona. The purchase price was $3 million of which $2.5 million was being carried by the Seller as a note from the Company with interest at 5% and an installment payment of $2,0 million plus accrued interest in 13 months from the date of purchase and the balance of principal and accrued interest due 19 months from the date of purchase. The $2.5 million note to the seller was paid in June 2005 out of the proceeds from a new $32 million senior credit facility, as discussed above.

Fiscal Year 2004, as Compared with Fiscal Year 2003
---------------------------------------------------

The Company reported net revenues for fiscal 2004 of $100,487 compared with net revenues of $88,406 for fiscal 2003. Stores opened longer than 12 months showed an overall revenue increase of 13.6 percent from prior year revenue reflecting a slight recovery in economic conditions. During 2004, there were no new stores opened.

Gross margin was 12.2 percent during fiscal 2004 which was slightly lower than the 13.2 percent gross margin during fiscal 2003. The decrease in 2004, is due in part to management's continued successful efforts in reducing inventory levels, particularly of older inventory which were sold at slightly lower prices than those of the prior year. Also contributing to lower margins in 2004, are changes in sales mix, which reflect a greater number of new and used equipment sales transactions which traditionally carry lower margins, thus lowering the weighted average gross margin percent. Inventory reserves and allowances are slightly lower in 2004 ($4.1 million) than 2003 ($4.8 million) due to the Company's ability to sell off such older equipment as described above with very little application of obsolescence reserves to the sales. The Company continues to focus its sales efforts on specialty and niche lines.

Selling, general, and administrative expenses were $ 8,297 or 8.3 percent of revenues for fiscal 2004 compared to $8,558 or 9.7 percent of sales for fiscal 2003. The decrease in selling, general, and administrative expenses resulted in part from the concentrated effort by management to reduce expenses primarily in the area of payroll and payroll related costs.

Interest expense for fiscal 2004 was $2,767, down from $3,363 in fiscal 2003 due to a combination of a decrease in interest rates and lower inventory levels. The Company has a inventory floor plan and operating line of credit facility through GE Commercial Distribution Finance ("GE"), fka Deutsche Financial Services. See Liquidity and Capital Resources below for a description of the status of the GE facility. Management has used this facility to allow the Company to take greater discounts and to lower overall interest expense and to provide operating capital liquidity.

For fiscal 2004, the Company reported net income of $1,913 or $ 0.19 per share compared with net income of $412 or $ 0.08 per share in fiscal 2003. The increase in net income is primarily a result of increased sales and continued efforts by management to minimize administrative expenses.

Discontinued Operations
-----------------------

The following table presents unaudited selected financial data for the discontinued operations of our business (in thousands of dollars):

                                             Year               Year               Year
                                            Ending             Ending             Ending
                                         July 31, 2005      July 31, 2004      July 31, 2003
Revenue from discontinued
operations                                 $   15,244         $   15,030         $   13,990

Gross Profit from discontinued
operations                                 $    1,929         $    1,877         $    1,902

SG&A from discontinued
Operations                                 $      766         $    1,297         $    1,396

Operating income from
discontinued operations                    $    1,163         $      580         $      505

Gain on sale of discontinued
operations                                 $      277         $     --           $     --

We classify closed or sold branch locations in discontinued operations when the operations and cash flows of the location have been eliminated from ongoing operations and when we will not have any significant continuing involvement in the operation of the branch after disposal. To determine if cash flows had been or would be eliminated from ongoing operations, we evaluate a number of qualitative and quantitative factors, including, but not limited to, proximity to remaining open branch locations and estimates of sales migration from the closed or sold branch to any branch locations remaining open. The estimated sales migration is primarily based on our continued level of involvement as a Case dealer once the branch location is sold or closed and whether there is continued active solicitation of sales in that market. For purposes of reporting the operations of branch locations meeting the criteria of discontinued operations, we report net revenue, gross profit and related selling, general and administrative expenses that are specifically identifiable to those branch locations as discontinued operations. Certain corporate level charges, such as general office expenses and interest expense are not allocated to discontinued operations because we believe that these expenses are not specific to the branch location's operations.

Our strategy had focused on acquiring additional existing distributorships and rental operations, opening new locations as market conditions warrant, and increasing sales at its existing locations. In such connection, we had sought to operate additional Case or other equipment retail distributorships, and sell, lease, and service additional lines of construction equipment and related products not manufactured by Case. For the past few years, we have concentrated on consolidating or closing certain of our store locations to improve operating efficiency and profitability. The locations that have been sold or closed in the past few years represent locations that we believe were more difficult markets to maintain in comparison to other locations within our organization. We believe that focusing our efforts and capital resources on more profitable locations will result in overall long-term benefits to the Company.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary needs for liquidity and capital resources are related to its acquisition of inventory for sale and its rental fleet. The Company's primary source of internal liquidity has been from its operations. As more fully described below, the Company's primary sources of external liquidity are equipment inventory floor plan financing arrangements provided to the Company by the manufacturers of the products the Company sells as well as the credit facility more fully described below.

Under inventory floor planning arrangements the manufacturers of products sold by the Company provide interest free credit terms on new equipment purchases for periods ranging from one to twelve months, after which interest commences to accrue monthly at rates ranging from zero to two percent over the prime rate of interest. Principal payments are typically made under these agreements at scheduled intervals and/or as the equipment is rented, with the balance due at the earlier of a specified date or upon sale of the equipment. At July 31, 2005, the Company was indebted under manufacturer provided floor plan arrangements in the aggregate amount of $ 24,558.

The Company had an inventory floor plan and operating line of credit with GE which expired on December 31, 2001. The line of credit agreement had not been renewed and the Company was operating under the agreement on a month to month basis. This credit facility was paid in full in June 2005. Amounts were advanced against the Company's assets, including accounts receivable, parts, new equipment, rental fleet, and used equipment. The agreement provided for a floating interest rate based on prime with rates between 0.75% under prime to 2.25% over prime depending on the amount of total debt leverage of the Company. The Company used this borrowing facility to lower flooring related interest expense by using advances under such line to finance inventory purchases in lieu of financing provided by suppliers, to take advantage of cash purchase discounts from its suppliers, and to provide operating capital for further growth. Borrowings were collateralized by the Company's assets, including accounts receivable, parts inventory, new and used equipment inventory and rental equipment. As of July 31, 2005, there were no amounts outstanding under the GE credit facility.

In June 2005 the Company closed a new $32 million senior credit facility with several institutional lenders. The facility is comprised of $30 million of convertible debt (convertible into common shares of the Company at $2.00 per share) payable over the next five years and a $2 million six month bridge loan, both at a variable interest rate of LIBOR plus 6%. The lenders were also granted warrants to purchase approximately 8.5 million common shares of the Company at $1.75 per share. The value of these warrants is $3,031 and is treated as debt discount to be amortized over the life of the related debt. The lenders also have the option to lend an additional $7.5 million to the Company (within 18 months of the date of the original debt) under the same terms as the existing five year convertible debt. The value of these warrants is $441 and is also treated as debt discount to be amortized over 18 months.

CASH FLOW FROM OPERATING ACTIVITIES

During fiscal year 2005 we had negative cash flows from operating activities of $12,212. Our cash flow from operating activities consisted primarily of a reduction of accounts receivable of $1,197, depreciation of $5,332 and an increase in accounts payable of $2,463. Cash flow from operating activities decreased as a result of an increase in inventory levels of $19,816. The increase in inventories supported the increased level of sales volume in an effort to generate additional cash flow. Accounts receivable monitoring and collections have seen an increased focus over the past year with the need to make payments to convertible debt, which replaced the revolving line of credit maintained in prior years. Additional credit personnel have been added to our staff to accomplish this goal. We also continue to analyze our inventory levels and projected equipment and parts future sales to minimize our investment in inventory and maximize our ability to support future sales with consideration given to manufacture delivery lead times. We also continue to analyze each branch location and its market to assess the past and future contribution each location has and will make to the overall profitability of the Company.

CASH FLOW FROM INVESTING ACTIVITIES

Purchases of fixed assets during the period were related mainly to the ongoing replacement of aged operating assets and rental equipment sold during the period. The fixed assets related to the sale of our Hayward, California location were sold for a gross sales price of $408 resulting in a gain on sale of fixed assets of $277. In addition, we sold and leased back our land and buildings related to our Anchorage, Alaska location for a gross sales piece of $1,197, resulting in a deferred gain of $286. Over the past few years, we have focused less on our rental fleet inventory levels (allowing inventory levels to decline), as equipment sales levels have been strong. For the twelve months ended July 31, 2005, our net investment in our rental equipment provided $4,403 to cash flow from investing activities. As interest rates rise, we will continue to analyze the need to rebuild our rental fleet as customer "buy versus rent" decisions change with economic conditions.

CASH FLOW FROM FINANCING ACTIVITIES

We increased our floor plan financing by $9,997 during fiscal 2005. As stated above, we closed a $30,000 convertible debt senior credit facility and a $2,000 bridge loan with several institutional investors. The proceeds from these loans were used to retire a credit line with GE of $23,000 and a note payable of $2,500 related to the purchase of Arizona Pacific Materials, LLC. We continue to analyze liquidity and our ability to maintain a balance between inventory levels and capital resources available for inventory and varying levels of sales. The need for future capital resources relates primarily to our obligation to make monthly payments on our convertible debt as outlined in Footnote 7 of the consolidated financial statements. We are actively exploring avenues that will generate longer-term capital sources, including the generation of equity capital. We also continue to analyze each branch location and its market to assess the demand each location places on our financing activities and the contribution each location will make to the overall profitability of the Company as a result of these financing needs.

CASH AND CASH EQUIVALENTS

On July 31, 2005, cash and cash equivalents were $855. Management believes the current cash level and anticipated available cash flow is sufficient to support our operations during the next twelve months with continued focus on the collections of accounts receivable and monitoring of inventory levels to adequately facilitate sales levels. We continue to actively explore avenues that will generate longer-term capital sources.

INVENTORY; EFFECTS OF INFLATION AND INTEREST RATES; GENERAL ECONOMIC CONDITIONS

Controlling inventory is a key ingredient to the success of an equipment distributor because the equipment is characterized by long order cycles, high-ticket prices, and the related exposure to "flooring" interest. Our interest expense may increase if inventory is too high or interest rates rise. We manage our inventory through company-wide information and inventory sharing systems wherein all locations have access to our entire inventory. In addition, we closely monitor inventory turnover by product categories and places equipment orders based upon targeted turn ratios.

All of the products and services we provide are either capital equipment or included in capital equipment, which are used in the construction, industrial, and agricultural sectors. Accordingly, our sales are affected by inflation or increased interest rates which tend to hold down new construction, and consequently adversely affect demand for the equipment sold and rented by us. In addition, although agricultural equipment sales are less than 2% of our total revenues, factors adversely affecting the farming and commodity markets also can adversely affect our agricultural equipment related business.

Our business can also be affected by general economic conditions in our geographic markets as well as general national and global economic conditions that affect the construction, industrial, and agricultural sectors. A further erosion in North American and/or other countries' economies could adversely affect our business.

Although the principal products sold, rented, and serviced by us are manufactured by Case, we also sell, rent and service equipment and sell related parts (e.g., tires, trailers, and compaction equipment) manufactured by others. Approximately 49% of our net sales for the twelve-months ended July 31, 2005 resulted from sales, rental, and servicing of products manufactured by Case. That compares with a figure of 47% for the fiscal year ended July 31, 2004. Approximately 52% of the Company's net sales for the nine months ended April 30, 2006 resulted from sales, rental, and servicing of products manufactured by Case. That compares with a figure of 54% for the nine month period ended April 30, 2005. Manufacturers other than Case represented by us, offer various levels of supplies and marketing support along with purchase terms which vary from cash upon delivery to interest-free, 12-month flooring.

We purchase our equipment and parts inventory from Case and other manufacturers. No supplier other than Case accounted for more than 10% of such inventory purchases during the twelve-months ended July 31, 2005 and 2004 or the nine months ended April 30, 2006. While maintaining our commitment to Case to primarily purchase Case Equipment and parts as an authorized Case dealer, we plan to expand the number of products and increase the aggregate dollar value of those products which we purchase from manufacturers other than Case in the future.

The generally soft economic conditions in the equipment market, particularly in the northwest, have contributed to a decline in equipment sales in prior years. A further softening in the industry could severely affect our sales and profitability. Market specific factors could also adversely affect one or more of our target markets and/or products. We expect the construction equipment market in our store locations to remain flat or slightly down over the next 6 to 12 months.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our significant accounting policies are described in Note 1 to our financial statements for the year ended July 31, 2005 and Note 1 of our financial statements for the three and nine month period ended April 30, 2006, which are included in this prospectus. Our financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management's application of accounting policies.

The estimates for inventory obsolescence reserves are developed to provide for allowances in recognition of decreasing market prices for aged equipment inventory using inventory aging reports for new and used equipment, combined with available market prices for comparable equipment, historical and forecasted sales information. As trends in these variables change, the percentages applied to the inventory aging categories are updated.

The estimates for impairments of goodwill are derived in accordance with Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and other Intangibles." We continually review goodwill and other intangibles to evaluate whether events or changes have occurred that would suggest an impairment.

Also in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" estimates related to the impairment in the value of the long-lived assets are reviewed at each balance sheet date. The amount of any such impairment is determined by comparing anticipated undiscounted future cash flows from operating activities with the associated carrying value. The factors considered by management in performing this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Some amount of judgment is required to assess the ultimate realization of receivables, including assessing the probability of collection and the current credit worthiness of our clients. Probability of collection is based upon the assessment of the client's financial condition through review of its current financial statements and/or credit reports. The estimate of allowance for doubtful accounts is comprised of two parts, a specific account analysis and a general reserve. Accounts where specific information indicates a potential loss may exist are reviewed and a specific reserve against amounts due is recorded. As additional information becomes available such specific account reserves are updated. Additionally, a general reserve is applied to the aging categories based on historical collection and write-off experience. As trends in historical collection and write-offs change, the percentages applied against the accounts receivable aging categories are updated.

OFF-BALANCE SHEET ARRANGEMENTS

Our off-balance sheet arrangements are principally lease arrangements associated with the retail stores and the corporate office.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

Our significant contractual obligations as of April 30, 2006 are for debt and operating leases. Debt principal payments (including interest) by year of maturity and future rental payments under operating lease agreements are presented below. We have not engaged in off-balance sheet financing, commodity contract trading or significant related party transactions. Amounts are stated in whole dollars.

Contractual                              Less than 1                                        More than 5
Obligations                 Total            Year          1 -3 Years       3-5 Years          Years
                        ------------     ------------     ------------     ------------     ------------
LT Debt                 $  2,701,514     $    777,215     $  1,353,761     $    570,538     $       --

Related Party
Debt                         584,500          357,500          116,500          110,500             --

Convertible
Debt                      29,466,740        9,071,382       15,883,820        4,511,538             --

Capital Lease              1,265,000          132,000          264,000          264,000          605,000

Employment
Contract
Obligations                1,165,148        1,165,148             --               --               --

Operating
Lease                      4,517,347        1,288,148        1,475,971          797,228          956,000

Purchase                  13,347,041       13,347,041             --               --               --
                        ------------     ------------     ------------     ------------     ------------
Total                   $ 53,047,290     $ 26,138,434     $ 19,094,052     $  6,253,804     $  1,561,000
                        ============     ============     ============     ============     ============

As of April 30, 2006, our obligations included approximately $324,000 in various state sales taxes.

Our management believes that these commitments will be satisfied with current operating cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices such as interest rates. For fixed rate debt, interest rate changes affect the fair value of financial instruments but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. At April 30, 2006, we had variable rate floor plan payables, notes payable, and short-term debt of approximately $40.7 million. Holding other variables constant, the pre-tax earnings and cash flow impact for the next year resulting from a one percentage point increase in interest rates would be approximately $0.4 million. Our policy is not to enter into derivatives or other financial instruments for trading or speculative purposes.

                                    BUSINESS
GENERAL

We are engaged in the sale, rental, and servicing of light, medium-sized, and heavy construction, agricultural, and industrial equipment, parts, and related products which are manufactured by Case Corporation and certain other manufacturers. We believe, based upon the number of locations owned and operated, that it is one of the largest independent dealers of Case construction equipment in the United States. Products sold, rented, and serviced by us include backhoes, excavators, crawler dozers, skid steer loaders, forklifts, compactors, log loaders, trenchers, street sweepers, sewer vacuums, and mobile highway signs.

We operate out of facilities located in the states of Washington, Oregon, Nevada, California, and Alaska. The equipment that we distribute is furnished to contractors, governmental agencies, and other customers, primarily for use in the construction of residential and commercial buildings, roads, levees, dams, underground power projects, forestry projects, municipal construction, and other projects.

Our strategy had focused on acquiring additional existing distributorships and rental operations, opening new locations as market conditions warrant, and increasing sales at our existing locations. In connection therewith, we had sought to operate additional Case or other equipment retail distributorships, and sell, lease, and service additional lines of construction equipment and related products not manufactured by Case. For the past four years, we have concentrated on consolidating or closing certain of our stores to improve operating efficiency and profitability. See "Business Strategy".

Our company also owns a subsidiary, Arizona Pacific Materials, LLC, which operates two surface mines producing cinder and basalt aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

HISTORY

We commenced business in November 1992 with the acquisition from Case of seven retail distribution facilities located in Oregon and Washington. We became a subsidiary of American United Global, Inc. ("AUGI"), simultaneous with such acquisition. Until recently, AUGI held 12.0 percent of the outstanding shares of our common stock. On September 23, 2005, AUGI sold all its shares of our common stock to certain purchasers identified in this prospectus.

As of August 22, 2006, we currently operate 11 equipment dealership locations.

In September 2004, we purchased Arizona Pacific Materials, LLC, which operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

Our principal executive offices are located at 6407-B N.E. 117th Avenue, Vancouver, Washington 98662. Our main telephone number is (360) 253-2346. Inquiries may also be sent to us at the above address for sales and general information. We currently maintain a website at www.westernpower.com. Information contained on our Internet site is not incorporated by reference into this prospectus and you should not consider information contained on our Internet site to be part of this prospectus.

BUSINESS STRATEGY

Our strategy is to streamline our operations and close or consolidate locations and to increase efficiency and profitability. We are concentrating our efforts on reducing costs and increasing sales and margins so that all of our operations can be profitable. We have selectively pared down our product offerings to reduce inventory carrying costs and to improve turnover in the remaining product lines that we offer.

Our business strategy includes efforts to expand sales at our existing locations. We will continue to seek to improve our product line and generate incremental sales increases by adding equipment and parts produced by manufacturers other than Case, where appropriate. We will also seek to increase sales of parts and service, both of which have considerably higher margins than equipment sales.

Our business strategy had previously focused on acquiring additional existing distributorships and rental operations, opening new locations, and increasing sales at our existing locations. We have reduced our acquisition activity in fiscal years 1999 through 2002 due to market conditions. When market conditions improve and opportunities arise, we intend to make strategic acquisitions of other authorized Case construction equipment retail dealers located in established or growing markets, as well as dealers or distributors of construction, industrial, or agricultural equipment, and related parts, manufactured by companies other than Case. In addition to acquisitions, in the future we may open new retail outlets as opportunities and conditions permit. The strategy in opening additional retail outlets has been to test market areas by placing sales, parts, and service personnel in the target market. If the results are favorable, a retail outlet is opened with its own inventory of equipment. This approach reduces both the business risk and the cost of market development.

PRODUCTS

CASE CONSTRUCTION EQUIPMENT

The construction equipment which we sell, rent and service generally consists of: backhoes (used to dig large, wide and deep trenches); excavators (used to dig deeply for the construction of foundations, basements, and other projects); log loaders (used to cut, process and load logs); crawler dozers (bulldozers used for earth moving, leveling and shallower digging than excavators); wheel loaders (used for loading trucks and other carriers with excavated dirt, gravel and rock); roller compactors (used to compact roads and other surfaces); trenchers (a smaller machine that digs trenches for sewer lines, electrical power and other utility pipes and wires); forklifts (used to load and unload pallets of materials); and skid steer loaders (smaller version of a wheel loader, used to load and transport small quantities of material e.g. dirt and rocks around a job site). Selling prices for these units range from $15,000 to $350,000 per piece of equipment.

Under the terms of standard Case dealer agreements, we are an authorized Case dealer for sales of equipment and related parts and services at locations in Oregon, Washington, Nevada, northern California, and Alaska. The dealer agreements have no defined term or duration, but are reviewed on an annual basis by both parties, and can be terminated without cause at any time either by us on 30 days' notice or by Case on 90 days' notice. Although the dealer agreements do not prevent Case from arbitrarily exercising its right of termination, based upon Case's established history of dealer relationships and industry practice, we do not believe that Case would terminate its dealer agreements without good cause.

The dealer agreements do not contain requirements for specific minimum purchases from Case. In consideration for our agreement to act as dealer, Case supplies us items of equipment for sale and lease, parts, cooperative advertising benefits, marketing brochures related to Case products, access to Case product specialists for field support, the ability to use the Case name and logo in connection with our sales of Case products, and access to Case floor plan financing for Equipment purchases. Such floor planning arrangement currently provides us with interest free credit terms on new equipment purchases ranging from one to six months, depending upon the type of equipment floored, after which interest commences to accrue monthly at an annual rate equal to 2% over the prime rate of interest. The invoice price of each item of equipment is payable at the earlier of the time of its sale by us or six months after the date of shipment to us by Case.

OTHER PRODUCTS

Although the principal products sold, rented, and serviced by us are manufactured by Case, we also sell, rent and service equipment and sell related parts (e.g., tires, trailers, and compaction equipment) manufactured by others. Approximately 49% and 47% of our net sales for fiscal year 2005 and fiscal 2004, respectively, resulted from sales, rental, and servicing of products manufactured by Case. Manufacturers other than Case represented by us offer various levels of supplies and marketing support along with purchase terms which vary from cash upon delivery to interest-free, 12-month flooring.

Our distribution business is divided into three general categories of activity:
(i) equipment sales, (ii) equipment rentals, and (iii) product support.

Our wholly owned subsidiary, Arizona Pacific Materials, LLC, operates two surface mines producing cinder and basalt aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

EQUIPMENT SALES

At each of our distribution outlets we maintain a fleet of various new and used equipment for sale. The equipment purchased for each outlet is selected by our marketing staff based upon the types of customers in the geographical areas surrounding each outlet, historical purchases as well as anticipated trends.

We provide only the standard manufacturer's limited warranty for new equipment, generally a one-year parts and service repair warranty. Customers can purchase extended warranty contracts.

We also sell used equipment that has been reconditioned in our own service shops. We generally obtain such used equipment as "trade-ins" from customers who purchase new items of equipment and from equipment previously rented and not purchased. Unlike new equipment, our used equipment is generally sold "as is" and without a warranty.

EQUIPMENT RENTAL

We maintain a separate fleet of equipment that we hold solely for rental. This equipment is generally held in the rental fleet for 12 to 36 months and then old as used equipment with appropriate discounts reflecting prior rental usage. As rental equipment is taken out of the rental fleet, we add new equipment to the rental fleet as needed. The rental charges vary, with different rates for different types of equipment rented. In October 1998, we opened our first rental-only location, in the Seattle, Washington area, under the name Western Power Rents. This location was consolidated with our Auburn, Washington location in August 2000. Rentals decreased to 3% of revenue in fiscal year 2005 from 5% of revenue in fiscal year 2004.

PRODUCT SUPPORT

We operate a service center and yard at each retail distribution outlet for the repair and storage of equipment. Both warranty and non-warranty service work is performed, with the cost of warranty work being reimbursed by the manufacturer following the receipt of invoices from us. We employ approximately 70 manufacturer-trained service technicians who perform equipment repair, preparation for sale, and other servicing activities. Equipment servicing is one of the higher profit margin businesses operated by us. We have expanded this business by hiring additional personnel and developing extended warranty contracts to be purchased by customers for equipment sold and serviced by us, and we are independently marketing such contracts to our customers. We service items and types of equipment that include those that are neither sold by us nor manufactured by Case.

We purchase parts for use in our equipment service business, as well as for sale to other customers who are independent servicers of Case equipment. Generally, parts purchases are made on standard net 30-day terms. We employ one or more persons who take orders from customers for parts purchases at each retail distribution outlet. We provide only the standard manufacturer's warranty on the parts that we sell, which is generally a 90-day replacement guaranty.

MINING

Through our wholly owned subsidiary, Arizona Pacific Materials, LLC, we operate two surface mines producing cinder and basalt aggregate to supply material for block manufacturers, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

SALES AND  MARKETING

Our customers are typically residential and commercial building general contractors, road and bridge contractors, sewer and septic contractors, underground utility contractors, persons engaged in the forestry industry, equipment rental companies and state and municipal authorities. We estimate that we have approximately 19,000 customers, with most being small business owners, none of which accounted for more than 3% of our total sales in the fiscal year ended July 31, 2003.

For fiscal years 2005, 2004, and 2003, the revenue breakdown by source for the business operated by our company were approximately as follows:

                                 FY 2005       FY 2004       FY 2003

      Equipment Sales               72%           72%           70%

      Equipment Rental               3%            5%            5%

      Product Support               24%           23%           25%

      Mining                         1%            0%            0%

      Total                        100%          100%          100%

We advertise our products in trade publications and appear at trade shows throughout our territories. We also encourage our salespersons to visit customer sites and offer equipment demonstrations when requested.

Our sales and marketing activities do not result in any significant backlog of orders. Although we accept orders from customers for future delivery following manufacture by Case or other manufacturers, during fiscal 2005 a majority of our sales revenues resulted from products sold directly out of inventory, or the providing of services upon customer request.

We employed approximately 35 equipment salespersons on April 30, 2006. All of our sales personnel are employees of Western Power, and all are under the general supervision of C. Dean McLain, our president. Each equipment salesperson is assigned a separate exclusive territory, the size of which varies based upon the number of potential customers and anticipated volume of sales, as well as the geographical characteristics of each area.

As of the date hereof, we employed 1 product support salesperson who sells Western Power parts and repair services to customers in assigned territories. We have no independent distributors or non-employee sales representatives.

SUPPLIERS

We purchase our equipment and parts inventory from Case and other manufacturers. No supplier other than Case accounted for more than 10% of such inventory purchases during fiscal 2004 and 2005. While maintaining our commitment to Case to primarily purchase Case Equipment and parts as an authorized Case dealer, we plan to expand the number of products and increase the aggregate dollar value of those products which we purchase from manufacturers other than Case in the future.

COMPETITION

We compete with distributors of construction, agricultural, and industrial equipment and parts manufactured by companies other than Case on the basis of price, the product support (including technical service) that it provides to its customers, brand name recognition for its products, the accessibility and number of its distribution outlets, and the overall quality of the products that it sells. We believe that we are able to effectively compete with distributors of products produced and distributed by such other manufacturers primarily on the basis of overall product quality and the superior product support and other customer services provided by us.

Case's two major competitors in the manufacture of full lines of construction equipment of comparable sizes and quality are Caterpillar Corporation and Deere & Company. In addition, other manufacturers produce specific types of equipment which compete with Case Equipment and other equipment distributed by us. These competitors and their product specialties include, but are not limited to, JCB Corporation--backhoes, Kobelco Corporation -- excavators, Dresser Industries --light and medium duty dozers, Komatsu Corporation -- wheel loaders and crawler dozers, and Bobcat, Inc. -- skid steer loaders.

We are currently the only Case dealer for construction equipment in Alaska, northern Nevada, and in the northern California area (other than Case-owned distribution outlets), and we are one of several Case dealers in Oregon and Washington. However, Case has the right to establish other dealerships in the future in the same territories in which we operate. In order to maintain and improve our competitive position, revenues and profit margins, we plan to increase our sales of products produced by companies other than Case.

ENVIRONMENTAL STANDARDS AND GOVERNMENT REGULATION

Our operations are subject to numerous rules and regulations at the federal, state, and local levels. These regulations are designed to protect the environment and to regulate the discharge of materials into the environment. Based upon current laws and regulations, we believe that our policies, practices, and procedures are properly designed to prevent unreasonable risk of environmental damage and the resulting financial liability to us. No assurance can be given that future changes in such laws, regulations, or interpretations thereof, changes in the nature of our operations, or the effects of former occupants' past activities at the various sites at which we operate, will not have an adverse impact on our operations.

We are subject to federal environmental standards because in connection with our operations we handle and dispose of hazardous materials, and discharge sewer water in our equipment rental and servicing operations. Our internal staff is trained to keep appropriate records with respect to our handling of hazardous waste, to establish appropriate on-site storage locations for hazardous waste, and to select regulated carriers to transport and dispose of hazardous waste. Local rules and regulations also exist to govern the discharge of waste water into sewer systems.

EMPLOYEES

As of April 30, 2006, we employed 235 full-time employees. Of that number, 17 are in corporate administration, 18 are involved in administration at our branch locations, 59 are employed in equipment sales and rental, 19 are employed in mining operations and 122 are employed in product support. As of April 30, 2006, approximately 14 of our service technicians and parts employees at the

Sacramento, California operation were being represented by Operating Engineers Local Union No. 3 of the International Union of Operating Engineers, AFL-CIO under the terms of a five-year contract expiring August 31, 2010. We believe that our relations with our employees are generally satisfactory.

INSURANCE

We currently have general, product liability, and umbrella insurance policies covering us with limits, terms, and conditions which we believe to be consistent with reasonable business practice, although there is no assurance that such coverage will prove to be adequate in the future. An uninsured or partially insured claim, or a claim for which indemnification is not available, could have a material adverse effect upon our business, results of operations, and financial condition.

FORWARD-LOOKING STATEMENTS

Information included above relating to projected growth and future results and events constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including but not limited to fluctuations in the construction, agricultural, and industrial sectors; the success of our entry into new markets; the success of our expansion of our equipment rental business; rental industry conditions and competitors; competitive pricing; our relationship with our suppliers; relations with our employees; our ability to manage our operating costs; the continued availability of financing; governmental regulations and environmental matters; risks associated with regional, national, and world economies. Any forward-looking statements should be considered in light of these factors.

PROPERTIES

The following table sets forth information as to each of the properties which we own or lease (all of which are retail sales, rental, service, storage, and repair facilities except as otherwise noted) at April 30, 2006.

                                                            Expiration     Annual              Size/Square               Purchase
Location and Use                 Lessor                     Date           Rental              Feet                      Options
----------------                 ------                     ----           ------              ----                      -------
1745 N.E. Columbia Blvd.         Carlton O. Fisher,         12/31/2010     $84,000(1)          Approx. 4 acres;             No
Portland, Oregon 97211           CNJ Enterprises                                               building 17,622 sq. ft.

1665 Silverton Road, N.E.        LaNoel Elston              07/31/2009     $37,200(1)          Approx. 1 acre; building     No
Salem, Oregon 97303              Myers Living                                                  14,860 sq. ft.
                                 Trust

15111 Smokey Point Blvd          Woody & Carol              11/30/2009     $57,650(1)          Approx. 2.1 acres;           No
Marysville, Washington 98271     Wells                                                         building 13,600 sq. ft.

6407-B  NE 117th Ave             McLain-Rubin               03/31/2006     $98,400             Building 8,627 sq. ft.       No
Vancouver, Washington 98662      Realty Company,
(Executive Offices)              LLC (3)

2702 W. Valley Hwy No.           Avalon Island              11/30/2015     $204,000(1)         Approx. 8 acres;             No
Auburn, Washington 98001         LLC                                                           building 33,000 sq. ft.

500 Prospect Lane                Owned                      N/A            N/A                 Approx. 1.5 acres;           N/A
Moxee, Washington 98936                                                                        building 4,320 sq. ft.
(Subleased to 3rd Party)

1455 Glendale Ave.               McLain-Rubin               09/30/2007     $276,000(2)         Approx. 5 acres;             No
Sparks, Nevada 89431             Realty Company,                                               building 22,475 sq. ft.
                                 LLC (3)

1751 Bell Avenue                 McLain-Rubin               09/30/2007     $228,000(2)         Approx. 8 acres;             No
Sacramento, California 95838     Realty Company,                                               building 35,940 sq. ft.
                                 LLC (3)

                                                            Expiration     Annual              Size/Square               Purchase
Location and Use                 Lessor                     Date           Rental              Feet                      Options
----------------                 ------                     ----           ------              ----                      -------
8271 Commonwealth Avenue         M.E. Robinson &            03/31/2007     $97,536                        N/A               No
Buena Park, CA 90621-2537        Lois Robinson


2535 Ellis Street                Hart Enterprises           04/30/2006     $33,600             Approx. 2 acres;             Yes
Redding, California 96001                                                                      building 6,200 sq. ft.

1041 S Pershing Ave              Raymond Investment         03/14/2006     $50,758             Approx. .5 acres;            Yes
Stockton, CA   95206             Corp                                                          building 1,794 sq. ft.


2020 E. Third Avenue             ROM Holdings               11/30/2014     $108,000            Approx. 4 acres;             No
Anchorage, Alaska 99501                                                                        building 15,650 sq. ft.


3511 International Street        Ed Maynard                 11/30/2009     $78,000             Approx. 1.5 acres;           No
Fairbanks, Alaska 99701                                                                        building 8,500 sq. ft.


9390 E Hiller Rd                 Owned                      N/A            N/A                 Approx. 74 acres             N/A
Phoenix, AZ  85232

                                 State of Arizona (5)       10/20/07       $3,200              Approx. 80 acres             No


4999 E Empire   Unit A           Sister's Cinders           11/30/07       Based upon          Approx. 800 acres            No
Flagstaff, AZ  86004                                                       minerals sold,
                                                                           minimum $25,000
                                                                           per year

1     Net lease with payment of insurance, property taxes, and maintenance costs paid by us.
2     Net lease with payment of insurance, property taxes and maintenance costs, including structural repairs, paid by us.
3     Related party lease.
4     Renewal in process.
5     Own the mineral rights while the State of Arizona owns the surface rights.

Our operating facilities at April 30, 2006 were separated into 1) five "hub" outlets and seven "sub-stores" and 2) one subsidiary with two locations. In addition, we maintain our headquarter operations in Vancouver, Washington. The hub stores are the main distribution centers located in Auburn, Washington; Portland, Oregon; Sparks, Nevada; Sacramento, California; and Anchorage, Alaska; and the sub-stores are the smaller facilities located in Mukilteo, Washington; Salem, Oregon; Buena Park, Stockton, and Redding, California; and Fairbanks, Alaska.

Arizona Pacific Materials, LLC, our wholly owned subsidiary, operates mines in the Phoenix and Flagstaff, Arizona under royalty agreements which require payments based upon the number of tons of product processed and sold each month. The Flagstaff royalty agreement has a minimum payment of $25,000 per year.

All of the leased and owned facilities that we use are believed to be adequate in all material respects for the needs of our current and anticipated business operations.

LEGAL PROCEEDINGS

We are involved in various legal proceedings from time to time which are incidental to the industry and for which certain matters are covered in whole or in part by insurance or, otherwise, we have recorded accruals for estimated settlements. Management believes that any liability which may result from these proceedings will not have a material adverse effect on our business, results of operations, and financial condition. As of the date of this prospectus, there are no material ongoing proceedings that we are involved in.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Moss Adams LLP as our new independent accountants as of December 5, 2001. During the two fiscal years and the subsequent interim period prior to the engagement of Moss Adams LLP on December 5, 2001, we did not consult with Moss Adams LLP: regarding the application of accounting principles to any specific transaction, whether completed or proposed; on the type of audit opinion that might be rendered on our financial statements, or on any matter that was either the subject of a disagreement or a reportable event.

Our Board of Directors, upon recommendation of our Audit Committee, dismissed our independent accountants, Moss Adams LLP on December 11, 2002. The report of Moss Adams LLP on our consolidated financial statements as of July 31, 2002 and for the year then ended contained no adverse opinions or disclaimer of opinion and were not otherwise qualified or modified as to uncertainty, audit scope, or accounting principle, except that the report of Moss Adams LLP for the fiscal year ended July 31, 2002 contained an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern. In connection with its audit of our consolidated financial statements as of July 31, 2002 we were not in agreement with Moss Adams LLP with respect to the valuation of inventories and the recognition of impairments related to fixed assets and goodwill. Those disagreements were resolved by us by recording adjustments in the fourth quarter of fiscal 2002, which reduced operating earnings by approximately $7.3 million in the quarter. We also inadvertently filed our annual report on Form 10-K for the year ended July 31, 2002 prior to receiving written consent from Moss Adams LLP. We subsequently modified our annual report to include all required forms and Moss Adams LLP's written consent.

We engaged Grassi & Co., CPAs, P.C. as our new independent accountants as of December 13, 2002. We had previously engaged Moss Adams LLP on December 6, 2001.

During the two fiscal years and the subsequent interim period prior to the engagement of Grassi & Co., CPAs, P.C. on December 13, 2002, Western Power & Equipment Corp. did not consult with Grassi & Co., CPAs, P.C. regarding the application of accounting principles to any specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on Western Power & Equipment Corp.'s financial statements; or on any matter that was either the subject of a disagreement or a reportable event.

On May 1, 2003, we dismissed Grassi & Co., CPA's, P.C. as our independent certified public accountants. Grassi did not issue any reports on our financial statements during its tenure as our independent certified public accountants. Grassi was previously engaged as our independent certified public accountants on December 13, 2002. From December 13, 2002 through and including May 1, 2003, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

On May 1, 2003, upon receipt of approval of the audit committee of our Board of Directors, we engaged Marcum & Kliegman LLP to serve as our independent certified public accountants. During our two most recent fiscal years, and during any subsequent period through May 1, 2003, we did not consult with Marcum & Kliegman LLP on any accounting or auditing issues.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information regarding the directors and executive officers of Western Power.

Name                   Age        Title
----                   ---        -----

C. Dean McLain         53         President, Chief Executive Officer and
                                  Chairman of the Board of Directors
Mark J. Wright         50         Chief Financial Officer
Michael Metter         54         Director
Steven Moskowitz       42         Director
James Fisher           70         Director

Directors are elected to one-year terms.

C. DEAN MCLAIN. Mr. McLain has served as our President, Chief Executive Officer, and a director since March 7, 1993. Mr. McLain was elected Chairman of the Board of Directors effective August 1, 1998. From March 1, 1993 through June 13, 1995, Mr. McLain served as Executive Vice President of American United Global, Inc.
(AUGI). Mr. McLain has served on the Board of Directors of AUGI since March 7, 1994. From January 1990 through 1993 Mr. McLain served as Manager of Privatization of Case Corporation.

MARK J. WRIGHT. Mr. Wright has served as our Chief Financial Officer since February 1997. From October 1992 through January 1997, Mr. Wright was employed in a private law practice. Mr. Wright was employed as the Corporate Treasurer by Lattice Semiconductor Corporation, a semiconductor company, from 1988 to 1992. Mr. Wright has been admitted to the Oregon State Bar since 1992 and holds a Masters of Business Administration degree from the Marriott School of Management at Brigham Young University.

MICHAEL METTER. Mr. Metter has served as director since February 11, 2003. Since April 2001, Mr. Metter has been the President of RME International, Ltd. (RME). Mr. Metter also currently consults to a broad range of businesses, including IT communications and media businesses, on mergers, acquisitions, restructuring, financing and other matters. From October 1998 to February 2001, Mr. Metter was a principal of Security Capital Trading, Inc., and was a principal at Madison Capital from September 1997 to October 1998. Prior thereto, Mr. Metter was President of First Cambridge Securities from October 1994 to August 1997. Effective with a merger of a division of R.M. Enterprises International, Ltd into Azurel, Ltd., in October 2002, Mr. Metter became President and COO of Azurel. He resigned as President in February 2003 and subsequently resigned the position of COO which he held from February 2003 until June 28, 2003. Mr. Metter is also President and CEO of BusinessTalkRadio.net (a private company). BTR is a syndicated radio network based in Greenwich, Connecticut. He has held this position since June 2002. He is also chairman of Tiburon Capital Group, a privately held holding corporation.

STEVEN MOSKOWITZ. Mr. Moskowitz has served as director since February 11, 2003. Since 1997, Mr. Moskowitz has been the Vice-President of Business Development for H.W. Carter and Sons. Prior thereto, Mr. Moskowitz was Division President of Evolutions. Mr. Moskowitz is currently a director and secretary for Spongetech. He previously served as the CEO and a director of Azurel, Ltd from October 2002 through September 2003 and President form May 2004 to July 2004. He has been the CEO of Azurel, Ltd since July 2005. Mr. Moskowitz also is currently an independent director for R.M. Enterprises International, Ltd. He is also Executive Vice President of Tiburon Capital Group, a privately held holding corporation.

JAMES FISHER. Mr. Fisher was elected to the board of directors effective November 1, 2004. Mr. Fisher has been an insurance agent and broker as well as a registered representative holding a Series 7 securities license and was an insurance broker representing CIGA, UNUM, and Metropolitan Life, among others. He retired in 1994, when he also resigned from the board of directors of Fleet Bank of New York.

AUDIT COMMITTEE FINANCIAL EXPERT

Our board of directors has determined that at least two audit committee financial experts are serving on our audit committee. Mr. Metter and Mr. Fisher are financial experts and are independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

CODE OF ETHICS

We have adopted a code of ethics that applies to our chief executive officer and chief financial officer and other key financial personnel. The code of ethics can be viewed at our website, www.westernpower.com. We intend to satisfy the disclosure requirements under item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of ethics by putting such information on our Internet website.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid by Western Power during each of the last three fiscal years to our Chief Executive Officer and to each of our executive officers who were paid in excess of $100,000 ("Named Officers").

SUMMARY COMPENSATION TABLE

                                                                                            Compensation
                                               Long-Term                                       Awards
                                          Annual Compensation                                 ---------
                                  ------------------------------------     Other Annual       Number of       All Other
Name and Principal Position       Year         Salary          Bonus       Compensation        Options      Compensation
---------------------------       ----         ------          -----       ------------        -------      ------------
C. Dean McLain                    2005        $423,376        $257,950        $  1,482            --              --
President, CEO, Chairman          2004        $424,805        $189,491        $   --              --              --
   of the Board(1)                2003        $399,633        $ 15,000        $   --              --          $415,413

Mark J. Wright                    2005        $189,976        $140,705        $  9,000            --              --
Vice President of Finance         2004        $190,618        $ 10,000        $  9,000            --              --
   and CFO                        2003        $208,255        $ 75,000        $   --              --              --

(1) Mr. McLain joined our company in March 1993, when he became our Chief Executive Officer. On July 31, 1995, Mr. McLain was permitted to and did purchase from AUGI 6,000 shares of AUGI's common stock at a price of $.01 per share. On August 1, 1995, the closing price for a share of AUGI's common stock as reported by NASDAQ was $4.875. Effective as of August 1, 1995, Mr. McLain's employment agreement with our company was terminated and he entered into an amended employment agreement expiring July 31, 2005. The base salary under this employment agreement commenced at $250,000 for fiscal 1996, and increased to $300,000 for fiscal 2000. His employment agreement also calls for Incentive Bonuses under certain circumstances. Effective as of August 1, 2000 Mr. McLain's employment agreement with our company was terminated and he entered into a new employment agreement expiring July 31, 2007. The base salary under this employment agreement commences at $390,000 and increases yearly based upon the average percentage increase in salary for all employees of Employer for the current fiscal year over the previous fiscal year. His employment agreement also calls for Incentive Bonuses under certain circumstances. See "Employment, Consulting and Incentive Compensation Agreements" below. Mr. McLain became Chairman effective August 1, 1998. On May 1, 2003 Mr. McLain agreed to convert the principal amount of a loan made to our company in the amount of $73,500 into shares of our common stock. In connection therewith Mr. McLain received 2,769,419 shares of our common stock resulting in a compensation charge to our company in the amount of $415,413.

EMPLOYMENT, CONSULTING AND INCENTIVE COMPENSATION AGREEMENTS

Upon completion of our 1995 initial public offering, we entered into an employment agreement with Mr. Rubin, a stockholder of our company, effective as of June 13, 1995, that expired July 31, 1998. Pursuant to this agreement, Mr. Rubin served as our Chairman and received an annual base salary of $150,000 plus bonuses if certain conditions were met. Effective August 1, 1998, we entered into a new two-year agreement with Mr. Rubin. Under the terms of this agreement, Mr. Rubin no longer served as Chairman, but provided consulting services to us. He received an annual fee of $200,000 plus all authorized business expenses. We entered into a new seven (7) year consulting agreement with Mr. Rubin effective August 1, 2000 paying him $200,000 plus all authorized business expenses in the first year, followed by a 3% raise in each successive year of the contract.

Effective as of August 1, 2000 Mr. McLain entered into an employment agreement expiring July 31, 2007. The base salary under this employment agreement commences at $390,000 and increases yearly based upon the average percentage increase in salary for all employees of our company for the current fiscal year over the previous fiscal year. His employment agreement also calls for incentive bonuses under certain circumstances. Mr. McLain received a $30,000 bonus during our 2003 fiscal year and a $281,409 bonus for our

2004 fiscal year. In addition, Mr. McLain receives the use of vehicles at our expense and certain other fringe benefits not exceeding $50,000 per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Moskowitz and Mr. Metter. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members. Mr. McLain, the Chairman of our Board of Directors since August 1998, as well as our President and CEO, and Mr. Rubin, currently a stockholder and consultant to Western Power, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to us, except that they were each excluded from discussions regarding their own salary.

DIRECTORS' COMPENSATION

Each director, not otherwise a full-time employee of our company, is eligible to receive $2,000 per quarter, together with reimbursement of their reasonable expenses incurred on our behalf.

STOCK PERFORMANCE GRAPH

The chart below provides an indicator of cumulative total return on our common stock as compared with the Nasdaq Stock Market Index and the S&P Industrial Machinery Index during the period from the beginning of fiscal 2000 through the end of fiscal 2005. The chart shows the value, at the end of each fiscal year, or $100 invested in our common stock or the indices on August 1, 2000 and assumes reinvestment of all dividends. The chart depicts the change in the value of our common stock relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock performance.

Western Power & Equipment Corp. & Subsidiary - Stock Performance Chart

                                                                             S&P Industrial
                     Measurement                 Western Power                  Machinery        Nasdaq
                       Period                    Closing Price*     WPEC          Index          Index
                       ------                    --------------     ----          -----          -----
               July 31, 2000...........                5.00        100.00         100.00         100.00
               July 31, 2001...........                0.46          9.20         109.41          56.60
               July 31, 2002...........                0.22          4.40         110.01          37.29
               July 31, 2003...........                0.16          3.20         129.06          39.05
               July 31, 2004...........                0.30          6.00         167.29          44.24
               July 31, 2005...........                1.80         36.00         181.29          48.31
               Amount invested.........              100.00

* all figures are closing prices.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of our common stock by each: (i) holder of more than five percent (5%) of the outstanding shares of our common stock; (ii) our officers and directors; and (iii) all our officers and directors as a group. Our outstanding voting securities at the close of business on the date of this prospectus, consisted of 11,730,000 shares of common stock, $.001 par value (the "Common Stock"). Unless otherwise indicated, the address of each of the named persons is care of Western Power & Equipment Corp., 6407-B NE 117th Avenue, Vancouver, WA 98662.

                                                        SHARES BENEFICIALLY                       PERCENTAGE
NAME AND ADDRESS                                                  OWNED (1)               BENEFICIALLY OWNED
----------------                                                  ---------               ------------------
C. Dean McLain (2)(6)(7)                                          2,257,419                            16.1%

Robert M. Rubin (3)(4)                                              750,000                             6.0%

The Rubin Family Irrevocable Stock Trust (4) (6)                  4,169,419                            26.2%

Mark J. Wright (5)                                                  200,000                             1.7%

Steven Moskowitz (8)                                                150,000                             1.3%

Michael Metter (9)                                                  150,000                             1.3%

James Fisher (10)                                                   100,000                             0.9%

JSC, LLC (7)
38207 NE Gerber Rd.
Yacolt, WA  98675                                                   588,000                             4.8%

Costa Brava Partnership
420 Boylston St
Boston, MA   02116                                                  950,000                             7.5%

SLM Stock Trust
6400 Rally Road
Amarillo, TX  79119                                                 900,000                             7.1%

CPW Stock Trust
800 NW 22nd Ave
Battle Ground, WA  98604                                            900,000                             7.1%

Potomac Capital Management, LLC
Potomac Capital Management, Inc.
Paul J. Solit
153 East 53rd Street, 26th Floor
New York, NY 10022 (11)                                             702,200                             5.9%

All officers and directors as a group (5 persons)
(2)(5)(6)(7)(8)(9)(10)                                            2,857,419                            19.6%

* less than one percent

(1) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.

(2) Includes Mr. McLain's ownership of exercisable options to acquire 500,000 shares of our common stock. Includes Mr. McLain's 50% (200,000) beneficial ownership of exercisable options granted to McLain-Rubin Realty to acquire 400,000 shares of our common stock.

(3) Includes Mr. Rubin's ownership of options to acquire 500,000 shares of our common stock. Includes Mr. Rubin's 50% (200,000) beneficial ownership of options granted to McLain-Rubin Realty to acquire 400,000 shares of our common stock. Excludes the shares of our common stock held by the Rubin Family Irrevocable Stock Trust (the "Trust").

(4) Includes 150,000 shares of common stock issuable upon the exercise of options. Mr. Rubin, a grantor of the Trust, does not have sole or shared voting or dispositive power over the shares of our common stock held by the Trust, and disclaims any beneficial ownership of the shares of our common stock held by the Trust.

(5) Consists of options to purchase 200,000 shares of our common stock.

(6) On May 1, 2003, Mr. McLain and the Rubin Family Irrevocable Stock Trust agreed to convert the principal amount of a loan made to Western Power in the amount of $147,000 into an aggregate of 5,538,838 shares of our common stock, as a result of which Mr. McLain and the Rubin Family Irrevocable Stock Trust each received 2,769,419 shares of our common stock. Mr. McLain subsequently transferred 900,000 of these shares to each of SLM Stock Trust and CPW Stock Trust, entities in which he has no beneficial interest and over which he exercises no control.

(7) A trust controlled by Mr. McLain is the sole member of JSC LLC.

(8) Consists of 150,000 shares of common stock issuable upon the exercise of options.

(9) Consists of 150,000 shares of common stock issuable upon the exercise of options.

(10) Consists of 100,000 shares of common stock issuable upon the exercise of options.

(11) Potomac Capital Partners LP, a private investment partnership formed under the laws of State of Delaware, beneficially owns 307,400 shares of our common stock. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management LLC.

Potomac Capital International Ltd., an international business company formed under the laws of the British Virgin Islands, beneficially owns 187,800 shares of our common stock. Potomac Capital Management Inc. is the Investment Manager of Potomac Capital International Ltd. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc., and a Director of Potomac Capital International Ltd.

Pleiades Investment Partners-R, LP, a private investment partnership formed under the laws of the State of Delaware, beneficially owns 207,000 shares of our common stock. Potomac Capital Management Inc. is the Investment Manager of a managed account of Pleiades Investment Partners-R, LP. Paul J. Solit is the President and sole owner of Potomac Capital Management Inc.

According to a Schedule 13G filed September 29, 2005, Potomac Capital Management LLC, Potomac Capital Management, Inc. and Paul J. Solit have entered into a joint filing agreement with respect to the shares of our common stock whose ownership is reported above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The real property and improvements used in connection with the Sacramento Operations, and upon which the Sacramento Operation is located, were sold by Case for $1,500,000 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, our chief executive officer and chairman of our board of directors and Robert M. Rubin, our former chairman of our board of directors and a significant stockholder. Simultaneous with its acquisition of the Sacramento Operation real property and improvements, MRR leased such real property and improvements to us under the terms of a 20-year commercial lease agreement dated March 1, 1996 with Western Power paying an initial annual rate of $168,000. As of October 1, 2000, we entered into a renegotiated 7-year lease with an initial annual rate of $228,000. In addition to base rent, we are responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. The new lease qualifies for treatment as an operating lease.

In February 1999, the real property and improvements used in connection with our Sparks, Nevada operation and upon which such operation is located, were sold by us to MRR under the terms of a real property purchase and sale agreement. The sale price was $2,210,000 in cash at closing. Subsequent to the closing of the sale, we entered into a 20-year commercial lease agreement with MRR for the Sparks, Nevada facility at an initial rental rate of $252,000 per year. The lease is a net lease with payment of insurance, property taxes and maintenance costs paid by us. The sale resulted in a deferred gain which will be amortized over the life of the lease pursuant to generally accepted accounting principles. As of October 1, 2000, we entered into a renegotiated 7-year lease with an initial annual rate of $276,000. The new lease qualifies for treatment as an operating lease and the remainder of the deferred gain which was previously being amortized over the life of the cancelled lease was all recognized in the first quarter of fiscal year 2001.

On April 1, 2001, we entered into a lease with McLain-Rubin Realty Company II, LLC ("MRR II"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain, our chief executive officer and chairman of our board of directors and Robert M. Rubin, our former chairman of our board of directors and a significant stockholder, for a 5-year lease on our Vancouver, Washington corporate office with an annual rate of $98,000. In addition to base rent, we are responsible for the payment of all related taxes and other assessments, utilities, insurance, and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease. The lease qualifies for treatment as an operating lease.

In connection with the purchase of Arizona Pacific Materials, LLC, we issued notes to MRR and to the Rubin Family Irrevocable Stock Trust for $300,000 of the $500,000 paid at closing on behalf of our company. Payment on $200,000 these notes is due December 31, 2005 and the remaining $300,000 is due in three equal installments of $100,000 payable December 31 of 2006, 2007 and 2008. The notes accrue simple interest at the rate of five percent (5%) per year. In addition we issued 1,200,000 options (associated with the $300,000 notes) on September 9, 2004 with an exercise price of $0.55 per share vesting over the twelve months beginning October 2004.

In June 2005 we closed a new $32,000,000 senior credit facility with several institutional lenders. The facility was comprised of $30,000,000 of convertible debt under the Series A Debentures (convertible into shares of our common stock at $2.00 per share) payable over the next five years and a $2,000,000 six month convertible bridge loan under the Series B Debentures, both at the London Interbank Offered Rate ("LIBOR") plus 6%. The lenders were also granted warrants to purchase approximately 8.5 million shares of our common stock at $1.75 per share. The lenders also have the option to lend an additional $7,500,000 to us (within 18 months of the original debt) under the same terms as the existing five year convertible debt. The Company has paid $5,669,000 toward the original $30,000,000 convertible debt resulting in $24,331,000 outstanding as of April 30, 2006.

In connection with the above referenced financing, we agreed to pay Olympus Securities, LLC ("Olympus") a finders fee of five percent (5%) of the principal amount of the Debentures, or $1,600,000. The $1,600,000 was paid to Olympus contemporaneously with the closing of the financing. In addition, we agreed to issue warrants to Olympus (the "Olympus Warrants") to purchase 300,000 shares of our common stock. The Olympus Warrants expire five years from their date of issuance and are exercisable at $2.00 per share.

On September 23, 2005, AUGI sold its shares of our common stock to various accredited investors in consideration of gross proceeds in the amount of $2,286,235. We registered these 1,222,586 for resale by the purchasers thereof. On February 15, 2006, we sold 950,000 shares of common stock to Costa Brava Partnership III, LP.

We have paid the entire amount previously outstanding under the Series B Debentures and $4,558,345 of the $30,000,000 related to the Series A Debentures as of April 27, 2006. As reported on a Form 8-K filed on March 7, 2006, we entered into a Waiver and Loan Prepayment Agreement with each of the institutional lenders as of February 28, 2006. In consideration for such lenders' permission to us to sell certain assets collateralized under the Security Agreement entered into with each of the institutional lenders in connection with the closing of the senior credit facility, we agreed to reduce the conversion price of the Series A Debentures from $2.00 to $1.75. Notwithstanding the reduction in the conversion price of the Series A Debentures, we will not be required to issue more shares of our common stock upon conversion thereof than were originally registered as a result of the reduction by $4,558,345 of the amount presently outstanding under the Series A Debentures.

All current transactions between us and our officers, directors and principal stockholders or any affiliates thereof are, and in the future will be, on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

The following is a description of all material terms and features of our securities, but does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our amended articles of incorporation and bylaws. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.

GENERAL

We are authorized by our Certificate of Incorporation to issue an aggregate of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock. As of the date of this prospectus there are currently 11,730,000 shares of common stock and no shares of preferred stock outstanding. All shares of common stock are of the same class and have equal rights and attributes.

PREFERRED STOCK

We are authorized by our Certificate of Incorporation to issue a maximum of 10,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our Board of Directors of may, from time to time, fix by amendment of the Certificate of Incorporation. As of the date of this prospectus there are no shares of preferred stock outstanding.

COMMON STOCK

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of preferential dividends with respect to any shares of preferred stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of all of our liabilities, subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. All outstanding shares of common stock are duly authorized, fully paid and non-assessable.

Holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to issue additional shares of common stock current shareholders would have no right to purchase additional shares and, as a result, their percentage equity interest in our company would be reduced.

The holders of common stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of our outstanding common stock. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

TRANSFER AGENT

The Transfer Agent for our common stock is Corporate Stock Transfer, 3200 Cherry Creek South Drive, Suite 430 Denver, CO 80209, telephone number (303) 282-4800.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus 11,730,000 shares of common stock are outstanding. We also have outstanding options and warrants to purchase up to a total of 13,530,218 shares of Common Stock.

Of the 11,730,000 shares of common stock outstanding, 3,503,162 shares are freely tradable and the remaining 8,226,838 shares of common stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted there from. All of the shares sold in this offering will be free trading shares. Upon effectiveness of this registration statement, which includes 950,000 shares of our common stock presently issued and outstanding, 7,276,838 shares of common stock will be "restricted securities" as that term is defined under Rule 144.

In general, under the Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of Western Power, as that term is defined in Rule 144, (or persons whose shares are aggregated), who for at least one year has beneficially owned restricted securities acquired directly or indirectly from our company or an affiliate of ours in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of our company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to the limitation described above. Under Rule 144, an affiliate of our company may sell shares of common stock that are not "restricted securities" without regard to the one-year holding period applicable in the case of restricted securities, subject to the satisfaction of other conditions set forth in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

The 8,226,838 shares of our common stock issued and outstanding that are currently not freely tradable are "restricted securities" as defined under Rule 144 of the Securities Act. Upon effectiveness of this registration statement, the 950,000 shares of our common stock sold by the Company to Costa Brava will no longer be restricted securities. The remaining 7,276,838 shares of our common stock are owned by our officers, directors and other "affiliates." So long as such stock remains in the hands of affiliates, unless sold pursuant to a registration statement, they will be subject to all of the conditions of Rule 144, except for the holding period. If the holders of such stock cease to be affiliates (and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met), such shares may become freely tradable, without regard to most of Rule 144 restrictions, including the volume limitation.

As of the date of this prospectus, 13,530,218 options and warrants to purchase shares of our common stock are outstanding. Sales of significant amounts of our common stock by stockholders in the future, under Rule 144 or otherwise, may have a depressive effect on the price of our common stock. 9,350,218 shares underlying such options and warrants were registered for resale in the prior registration statement.

On June 9, 2005, we announced the closing of a new $32 million senior credit facility from several institutional investors. The prior registration statement was filed in connection with securities issued in that financing. As of the date of this prospectus, 13,903,168 shares are issuable upon conversion of our debentures, 8,500,218 shares of common stock issuable upon exercise of warrants, 2,934,971 shares issuable as interest, an additional 7,601,508 registrable under the terms of the transaction documents relating to the financing and 1,222,586 shares of our common stock sold by AUGI to certain purchasers identified in the prospectus prior registration statement.

In connection with the above referenced financing, we agreed to pay Olympus Securities, LLC ("Olympus") a finders fee of five percent (5%) of the principal amount of the Debentures, or $1,600,000. The $1,600,000 was paid to Olympus contemporaneously with the closing of the financing. In addition, we agreed to issue warrants to Olympus (the "Olympus Warrants") to purchase 300,000 shares of our common stock. The Olympus Warrants expire five years from their date of issuance and are exercisable at $2.00 per share.

In February 15, 2006, we sold 950,000 shares of Costa Brava Partnership III, LP for an aggregate of $1,776,500. In connection with the offering, we paid Westrock Advisors Inc. a placement fee of $66,500.

                            SELLING SECURITY HOLDERS

We agreed to register for resale an aggregate of 950,000 shares of common stock already issued and outstanding. The selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholder in connection with the sale of such shares.

The following table sets forth the number of shares of common stock that may be offered for sale from time to time by the selling stockholder. The following table sets forth (i) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus and (ii) the number of shares of common stock which will be owned after the offering by the selling stockholder. The selling stockholders has not held any position or office with us, nor is the selling stockholders an associate or affiliate of any of our officers or directors. The selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

The selling stockholder may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that the selling stockholder will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

Based on information received by us from each known holder of securities, except as disclosed below, the selling stockholder is a not a registered broker-dealer or an affiliate of any registered broker-dealer. The selling stockholder has not been an officer, director or employee of our company or had a material relationship with us at any time within the past three years.


                            Shares owned prior     Shares         Shares owned
Selling Stockholder         to offering            Registered     after offering
-------------------         -----------            ----------     --------------

Costa Brava Partnership
III LP (1)                  51,119                 950,000        1,001,119


(1) Seth Hamot is the president of the general partner and is deemed to be the beneficial owner of the shares owned by Costa Brava.

                              PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder has not held such shares for longer than one year.

In general, under the Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of Western Power, as that term is defined in Rule 144, (or persons whose shares are aggregated), who for at least one year has beneficially owned restricted securities acquired directly or indirectly from our company or an affiliate of ours in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of our company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to the limitation described above. Under Rule 144, an affiliate of our company may sell shares of common stock that are not "restricted securities" without regard to the one-year holding period applicable in the case of restricted securities, subject to the satisfaction of other conditions set forth in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

At the time a particular offer of the shares is made, to the extent an underwriter is used in connection with such sale, we will file a post-effective amendment to this prospectus that will identify and set forth the aggregate amount of shares being offered, the identity of the underwriter, the material terms of any agreement therewith and the terms of the offering.

In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The selling stockholder is not a broker-dealer affiliated with a broker dealer. It acquired its securities in the ordinary course of business and at the time of acquisition of the securities, none of such persons had any agreements, plans, or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholder may be deemed to be an"underwriter" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Insofar as this prospectus relates to the institutional lenders, we agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

Gersten Savage LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering.

                                     EXPERTS

Marcum & Kliegman LLP, an independent registered public accounting firm, have audited our consolidated financial statements for Western Power & Equipment Corp. for the years ended July 31, 2005, 2004 and 2003, and for Arizona Pacific Materials, LLC for the years ended March 31, 2004 and 2003, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Marcum & Kliegman LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

A Registration Statement on Form S-1, including amendments thereto, relating to the common stock offered hereby has been filed by us with the Commission, Washington, D.C. This prospectus does not contain all of the information set forth in the Registration

Statement and the exhibits and schedule thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to our company and the common stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's Public Reference Room located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the Commission's addresses set forth above and at the Commission's website.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

1    WESTERN POWER & EQUIPMENT CORP. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE PERIODS ENDING APRIL 30, 2006 AND 2005

          Condensed Consolidated Balance Sheets
            April 30, 2006 (Unaudited) and July 31, 2005............................................      F1

          Condensed Consolidated Statements of Operations
            Three months ended April 30, 2006 (Unaudited)
            and April 30, 2005 (Unaudited)..........................................................      F2

          Condensed Consolidated Statements of Operations
            Nine months ended April 30, 2006 (Unaudited)
            and April 30, 2005 (Unaudited)..........................................................      F3

          Condensed Consolidated Statements of Cash Flows
            Nine months ended April 30, 2006 (Unaudited)
            and April 30, 2005 (Unaudited)..........................................................      F4 - F5

          Notes to Condensed Consolidated Financial Statements (Unaudited)..........................      F6 -F12

2    WESTERN POWER & EQUIPMENT CORP. CONSOLIDATED FINANCIAL STATEMENTS FOR THE
     YEARS ENDED JULY 31, 2005, 2004, AND 2003

          Reports of Independent Registered Public Accounting Firms.................................      F13

          Consolidated Statements of Operations
            Years ended July 31, 2005, 2004 and 2003................................................      F14

          Consolidated Balance Sheets
            July 31, 2005 and July 31, 2004.........................................................      F15

          Consolidated Statements of Stockholders'
            Equity (Deficiency) For the Years ended
            July 31, 2005, 2004 and 2003............................................................      F16

          Consolidated Statements of Cash Flows
            For the Years ended July 31, 2005, 2004 and 2003........................................      F17 - F18

          Notes to Consolidated Financial Statements................................................      F19 - F31

3    ARIZONA PACIFIC MATERIALS AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED
     MARCH 31, 2004 AND 2003

          Reports of Independent Registered Public Accounting Firms.................................      F32

          Balance Sheets............................................................................      F33-F34

          Statements of Operations & Member's Deficiency............................................      F35

          Statements of Cash Flows..................................................................      F36

          Notes to Financial Statements.............................................................      F37-F40

4    ARIZONA PACIFIC MATERIALS UNAUDITED FINANCIAL STATEMENTS FOR THE FOUR
     MONTHS ENDED JULY 31, 2004 AND 2003

          Balance Sheets............................................................................      F41

          Statements of Operations & Member's Deficiency............................................      F42

          Statements of Cash Flows..................................................................      F43

          Notes to Financial Statements.............................................................      F44-F45

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                                  April 30,       July 31,
                                                                                                    2006            2005
                                                                                                ------------    ------------
                                                                                                (Unaudited)
ASSETS
------
Current assets:
     Cash and cash equivalents ..............................................................   $        674    $        855
     Accounts receivable, less allowance for doubtful accounts of $838 and $906 .............          8,147          10,449
     Inventories - net ......................................................................         36,626          42,937
     Deferred tax asset .....................................................................            664             664
     Prepaid expenses .......................................................................            233             564
                                                                                                ------------    ------------
            Total current assets ............................................................         46,344          55,469
                                                                                                ------------    ------------
Fixed assets:
     Property, plant and equipment (net) ....................................................          4,972           3,775
     Rental equipment fleet (net) ...........................................................          3,507           5,707
                                                                                                ------------    ------------
            Total fixed assets ..............................................................          8,479           9,482
                                                                                                ------------    ------------

Assets held for sale - net ..................................................................             --           3,871

Other assets
     Security Deposits ......................................................................            362             318
     Deferred taxes .........................................................................            836             836
     Deferred debt issuance costs ...........................................................          1,390           1,661
                                                                                                ------------    ------------
            Total other assets ..............................................................          2,588           2,815
                                                                                                ------------    ------------
Total assets ................................................................................   $     57,411    $     71,637
                                                                                                ============    ============

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
     Borrowings under floor plan financing ..................................................   $     16,445          24,558
     Bridge loan, net of discount of $0 and $79 .............................................              0           1,254
     Convertible debt, net of discount of $981 and $836 .....................................          5,686           3,052
     Notes payable-related parties, net of discount of $ 34 and $82 .........................            466             418
     Notes payable ..........................................................................            618             205
     Accounts payable .......................................................................          6,700           7,925
     Accrued payroll and vacation ...........................................................            992             932
     Other accrued liabilities ..............................................................          1,507           1,313
     Capital lease obligation ...............................................................             55              43
                                                                                                ------------    ------------
            Total current liabilities .......................................................         32,469          39,700
                                                                                                ------------    ------------
Long-term liabilities
     Convertible Debt, net of discount of $ 2,228 and $ 2,404 ...............................         15,436          23,708
     Notes Payable ..........................................................................          1,724             655
     Deferred Lease Income ..................................................................            243             264
     Capital lease obligation ...............................................................            768             810
                                                                                                ------------    ------------
            Total long-term liabilities .....................................................         18,171          25,437
                                                                                                ------------    ------------
Total liabilities ...........................................................................         50,640          65,137
                                                                                                ------------    ------------
Stockholders' equity:
     Preferred stock-10,000,000 shares authorized;
       none issued and outstanding ..........................................................             --              --
     Common stock-$.001 par value; 50,000,000 shares authorized;
       11,260,300 and 10,310,000 issued and 11,130,000 and 10,180,000
       outstanding as of April 30, 2006 and July 31, 2005, respectively......................             20              10
     Additional paid-in capital .............................................................         23,258          20,859
     Deferred compensation ..................................................................             --             (18)
     Accumulated deficit ....................................................................        (15,663)        (13,507)
     Less common stock in treasury, at cost (130,300 shares) ................................           (844)           (844)
                                                                                                ------------    ------------
            Total stockholders' equity ......................................................          6,771           6,500
                                                                                                ------------    ------------
Total liabilities and stockholders' equity ..................................................   $     57,411    $     71,637
                                                                                                ============    ============

                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (Dollars in thousands, except per share amounts)

                                                                                                Three Months Ended April 30,
                                                                                                ----------------------------
                                                                                                    2006            2005
                                                                                                ------------    ------------
Net revenue .................................................................................   $     29,910    $     25,899

Cost of revenues (includes depreciation of $826 and $807, respectively)......................         27,078          23,364
                                                                                                ------------    ------------

Gross profit ................................................................................          2,832           2,535

Selling, general and administrative expenses ................................................          2,767           2,129
                                                                                                ------------    ------------

Operating Income ............................................................................             65             406

Other income (expense):
     Interest expense .......................................................................         (1,352)           (696)
     Other income ...........................................................................            (87)             55
                                                                                                ------------    ------------

Loss before income tax provision ............................................................         (1,374)           (235)

Income tax provision ........................................................................             18              12
                                                                                                ------------    ------------

Loss from continuing operations .............................................................         (1,392)           (247)

Income (loss) from discontinued operations ..................................................            (48)            112
Gain on disposal of discontinued operations .................................................            251              --
                                                                                                ------------    ------------
Income from discontinued operations .........................................................            203             112

Net loss ....................................................................................   $     (1,189)   $       (135)
                                                                                                ============    ============
Basic and diluted earnings (loss) per common share
     Loss per share of continuing operations ................................................   $      (0.13)   $      (0.02)

     Discontinued operations ................................................................             --            0.01
     Gain on disposal of discontinued operations ............................................           0.02              --
     Earnings per share of discontinued operations ..........................................           0.02            0.01
                                                                                                ------------    ------------

     Loss per share .........................................................................   $      (0.11)   $      (0.01)
                                                                                                ============    ============

Basic and diluted weighted average common shares (in thousands) .............................         10,970          10,130
                                                                                                ============    ============

                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (Dollars in thousands, except per share amounts)


                                                                                                 Nine Months Ended April 30,
                                                                                                ----------------------------
                                                                                                    2006            2005
                                                                                                ------------    ------------
Net revenue .................................................................................   $     90,969    $     75,567

Cost of revenues (includes depreciation of $3,614 and $2,995, respectively)..................         81,069          67,505
                                                                                                ------------    ------------

Gross profit ................................................................................          9,900           8,062

Selling, general and administrative expenses ................................................          8,277           6,358
                                                                                                ------------    ------------

Operating income ............................................................................          1,623           1,704

Other income (expense):
     Interest expense .......................................................................         (4,283)         (2,036)
     Other income ...........................................................................            (55)            124
                                                                                                ------------    ------------

Loss before income tax provision ............................................................         (2,715)           (208)

Income tax provision ........................................................................             52              36
                                                                                                ------------    ------------

Loss from continuing operations .............................................................   $     (2,767)   $       (244)

Income from discontinued operations .........................................................            360             468
Gain on disposal of discontinued operations .................................................            251             277
                                                                                                ------------    ------------
Income from discontinued operations .........................................................            611             745

Net Income (loss) ...........................................................................   $     (2,156)   $        501
                                                                                                ============    ============

Basic and diluted earnings (loss) per common share
     Loss per share of continuing operations ................................................   $      (0.26)   $      (0.02)

     Discontinued operations ................................................................           0.03            0.05
     Gain on disposal of discontinued operations ............................................           0.02            0.02
                                                                                                ------------    ------------
     Earnings per share of discontinued operations ..........................................           0.05            0.07

     Earnings (loss) per share ..............................................................   $      (0.21)   $       0.05
                                                                                                ============    ============

Basic and diluted weighted average common shares (in thousands) .............................         10,438          10,130
                                                                                                ============    ============


                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (Dollars in thousands)

                                                                                                Nine Months Ended April 30,
                                                                                                ----------------------------
                                                                                                    2006            2005
                                                                                                ------------    ------------
Cash flows from operating activities:
     Net income (loss) ......................................................................   $     (2,156)   $        501

Adjustments to reconcile net income (loss) from operations to net cash provided by operating activities:
     Depreciation ...........................................................................          4,258           3,659
     Bad Debts ..............................................................................             77               7
     Amortization of debt discount ..........................................................            787             171
     Gain on sale of fixed assets and rental equipment.......................................           (624)         (1,136)
     Amortization of debt issuance costs ....................................................            341              --
     Stock based compensation ...............................................................             18              68
     Changes in assets and liabilities:
         Accounts receivable ................................................................          2,225           2,152
         Restricted Cash ....................................................................             --            (145)
         Inventories ........................................................................          6,475          (7,958)
         Prepaid expenses and other assets ..................................................            286            (332)
         Accounts payable and accrued expenses ..............................................         (1,225)          3,789
         Accrued payroll and vacation .......................................................             61            (547)
         Other accrued liabilities ..........................................................            195              27
         Deferred Lease Income ..............................................................            (22)            271
                                                                                                ------------    ------------
Net cash provided by operating activities ...................................................         10,696             527
                                                                                                ------------    ------------

Cash flows from investing activities:
     Purchase of property, plant and equipment ..............................................         (1,629)           (744)
     Purchases of rental equipment ..........................................................             --          (3,142)
     Purchase of assets of Arizona Pacific Materials, LLC ...................................             --            (500)
     Proceeds on sale of fixed assets .......................................................             37           1,584
     Proceeds on sale of rental equipment ...................................................          2,668           4,579
                                                                                                ------------    ------------
Net cash provided by investing activities ...................................................          1,076           1,777
                                                                                                ------------    ------------

Cash flows from financing activities:
     Principal payments on capital leases ...................................................            (30)            (21)
     Payments on short-term borrowings ......................................................             --           1,984
     Issuance of Common Stock ...............................................................          1,710              --
     Inventory floor plan financing .........................................................         (8,112)         (5,555)
     Bridge loan payments ...................................................................         (1,333)             --
     Notes Payable from purchase of Arizona Pacific Materials, LLC ..........................             --             500
     Long term debt borrowings ..............................................................          1,896             795
     Long term debt payments ................................................................           (415)             (9)
     Payments on convertible debt ...........................................................         (5,669)             --
                                                                                                ------------    ------------
Net cash used in financing activities .......................................................        (11,953)         (2,306)
                                                                                                ------------    ------------

Decrease in cash and cash equivalents .......................................................           (181)             (2)
Cash and cash equivalents at beginning of period ............................................            855               9
                                                                                                ------------    ------------

Cash and cash equivalents at end of period ..................................................   $        674    $          7
                                                                                                ============    ============
Supplemental disclosures:
Interest paid ...............................................................................   $      3,136    $      2,158
Income taxes paid ...........................................................................             --              --



Supplemental disclosure of non-cash investing and financing activities:
Notes payable issued for purchase of Arizona Pacific Materials, LLC .........................             --    $      2,500

Options valued at $292 were issued in connection with a $500 note payable related
to the down payment at closing for the purchase of Arizona Pacific Materials ................             --             292

In connection with consulting service agreements entered into in November 2004,
options were issued in lieu of cash payment .................................................             --              97

In connection with consulting service agreements entered into in February 2005,
warrants were issued in lieu of cash payment ................................................             --              20

In connection with consulting service agreements entered into in June 2005,
warrants were issued in lieu of cash payment ................................................             69              --



                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  WESTERN POWER & EQUIPMENT CORP. & SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements include the accounts of Western Power & Equipment Corp and its wholly owned subsidiary, Arizona Pacific Materials, LLC, we acquired in September 2004. All intercompany transactions have been eliminated.

The accompanying condensed consolidated financial statements are unaudited and in the opinion of management contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the condensed consolidated balance sheet and the condensed consolidated results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America applicable to interim periods. The results of operations for the three and nine month periods ended April 30, 2006 are not necessarily indicative of results that may be expected for any other interim periods or for the full year. This report should be read in conjunction with our consolidated financial statements for the fiscal year ended July 31, 2005, included elsewhere herein this filing. The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those described in the July 31, 2005 consolidated financial statements.

Cost of goods sold includes the cost of products sold; costs of services provided; depreciation related to the rental of inventoried equipment and rental fleet; in-bound freight expenses; accrual expenses related to inventory reserves for obsolescence; and certain allocated selling, general and administrative expenses directly related to the production of revenues.

Selling, general and administrative expenses (SG&A) include payroll and benefit costs (except payroll expenses directly related to the production of sales, such as commissions, service mechanics and parts salesperson, which are allocated to cost of goods sold; occupancy costs; depreciation of property, plant and equipment; outside service fees; repairs & maintenance; and vehicle expenses.

Interest expense includes the interest related to all debt related instruments, the amortization of debt discount related to warrants issued and the amortization of capitalized debt issuance costs in association with convertible debt issued in June of 2005. See Note 7 for additional information.

Certain amounts in the fiscal year 2005 financial statements have been reclassified to conform with the fiscal year 2006 presentation. These reclassifications had no impact on net income or cash flows as previously reported other than to separately report discontinuing operations.


2.     ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

The accounting policies we follow are set forth in Note 1 to our consolidated financial statements as filed in its Form 10-K for the year ended July 31, 2005.

In December 2004, the Financial Accounting Standards Board ("FASB") issued its final standard on accounting for share-based payments ("SBP"), FASB Statement No. 123R (revised 2004), "Share-Based Payment." This statement requires companies to expense the value of employee stock options and similar awards. Under Financial Accounting Standard (FAS) 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest using the fair-value-based method of accounting for stock-based payments in compliance with SFAS 123(R) "Share-Based Payment" using the modified-prospective-transition method. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The statement's effective date for a company is the first annual period beginning August 1, 2005, and it applies to all outstanding and unvested SBP awards at a company's adoption. We adopted this accounting pronouncement during the current fiscal year. Upon adoption there was no impact on the consolidated financial statements.

In May 2005, the FASB issued FASB 154, "Accounting Changes and Error Corrections." This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. The statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management does not believe this pronouncement will have a material impact on our consolidated financial statements.

The Emerging Issues Task Force ("EITF") reached a tentative conclusion on EITF No. 05-1, "Accounting for the Conversion of an Instrument That Becomes Convertible upon the Issuer's Exercise of a Call Option" ("EITF No. 05-1") that no gain or loss should be recognized upon the conversion of an instrument that becomes convertible as a result of an issuer's exercise of a call option pursuant to the original terms of the instrument. The consensus for EITF No. 05-1 has not been finalized. The adoption of this pronouncement is not expected to have an impact on our consolidated financial position, results of operations, or cash flows.

In June 2005, the FASB ratified EITF Issue No. 05-2, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF No. 05-2"), which addresses when a convertible debt instrument should be considered 'conventional' for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument's economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We have applied the requirements of EITF No. 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on our consolidated financial position, results of operations or cash flows.

EITF Issue No. 05-4 "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF No. 05-4") addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus for EITF No. 05-4 has not been finalized. In June 2005, the Company entered into a private placement agreement for convertible debentures, a registration rights agreement and warrants in connection with the private placement (see Note 7). Based on the interpretive guidance in EITF Issue No. 05-4, view C, since the registration rights agreement includes provisions for liquidated damages, the Company determined that the registration rights is a derivative liability. However due to the registration statement becoming effective in January 2006 and other relevant factors, the value of the registration rights was deemed to be de minimus and therefore no liability was recorded in the Condensed Consolidated financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (EITF 05-6). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. The adoption of this pronouncement did not have a material impact on our consolidated statements.

In September 2005, the FASB ratified the Emerging Issues Task Force's ("EITF") Issue No. 05-7. "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues", which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt. Management does not believe this pronouncement will have a material impact on our consolidated financial statements.

In September 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 ("Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature"): a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, Accounting for Income Taxes. Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes; b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled; and c) Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. Both of these issues (EITF Issue No. 05-7 and 05-8) are effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27, "Application of Issue No. 98-5 to Certain Convertible Debt Instruments" (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). Management does not believe this pronouncement will have a material impact on our consolidated financial statements.


3.     EARNINGS OR LOSS PER SHARE

Basic net income or loss per share of common stock is computed based on the weighted average number of common shares outstanding during the period.

Diluted net income or loss per share of common stock is computed based on the weighted average number of common shares outstanding during the period plus any dilutive securities outstanding such as stock options, warrants or convertible instruments. Total number of shares underlying the outstanding convertible instruments, options and warrants as of April 30, 2006 was 27,553,386 and 4,890,000 as of April 30, 2005.

Earnings (loss) per common share is as follows:
                                                 Three Months Ended April 30,
                                                           ('000's)
                                               -------------------------------
                                                   2006               2005
                                               ------------       ------------
BASIC AND DILUTED

Numerator:
Net loss available to common shareholders      $     (1,189)      $       (135)
                                               ============       ============
Denominator:
Weighted average shares outstanding                  10,970             10,130
                                               ============       ============

Loss per common share                          $      (0.11)      $      (0.01)
                                               ============       ============

                                                 Nine Months Ended April 30,
                                                           ('000's)
                                               -------------------------------
                                                   2006               2005
                                               ------------       ------------
BASIC AND DILUTED

Numerator:
Net earnings (loss) available to common
shareholders                                   $     (2,156)      $        501
                                               ============       ============
Denominator:
Weighted average shares outstanding                  10,438             10,130
                                               ============       ============

Earnings (loss) per common share               $      (0.21)      $       0.05
                                               ============       ============


4.     STOCK BASED COMPENSATION

Effective August 1, 2005, we adopted FASB Statement of Financial Accounting Standard ("SFAS") No. 123R "Share Based Payment". This statement is a revision of SFAS Statement 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SAFS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SAFS 123R, SBP awards result in a cost that will be measured at fair value on the award's grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations. There were no options issued to employees during the nine months ending April 30, 2006 and 2005. All previously issued and outstanding stock options were fully vested as of April 30, 2006.


5.     INVENTORIES

Inventories consist of the following ('000's):
                                                 April 30,          July 31,
                                                   2006               2005
                                               ------------       ------------
       Equipment (net of reserves of $2,956
       and $2,937, respectively):
          New                                  $     26,151       $     32,702
          Used                                        4,424              4,232
       Mining products                                1,024                886
       Parts (net of reserves of $981and $977,
       respectively)                                  5,027              5,117
                                               ------------       ------------
                                               $     36,626       $     42,937
                                               ============       ============


Mining products is comprised substantially of processed cinder aggregate in a finished state ready for resale. Inventory costs of the mining products are comprised of direct costs of production and overhead charges including mining and other plant administrative expenses. Inventory of mining products is valued at the lower of cost or market, with cost generally stated on a last-in, first-out (LIFO) basis. Mining product reserves for obsolescence or slow moving inventory are recorded when such conditions are identified. As of April 30, 2006, the LIFO reserve was $357,000 and as of July 31, 2005 the LIFO reserve was $223,000.


6.     FIXED ASSETS

Fixed assets consist of the following ('000's):
                                                 April 30,          July 31,
                                                   2006               2005
                                               ------------       ------------
       Operating property, plant and equipment:
          Land                                 $      1,277       $      1,277
          Buildings                                   1,153              1,152
          Machinery and equipment                     4,365              2,913
          Office furniture and fixtures               1,777              1,806
          Computer hardware and software              1,058              1,261
          Vehicles                                    1,329              1,269
          Leasehold improvements                      1,056                977
                                               ------------       ------------
                                                     12,015             10,655
          Less: accumulated depreciation             (7,043)            (6,880)
                                               ------------       ------------
       Property, plant, and equipment (net)    $      4,972       $      3,775
                                               ============       ============

       Rental equipment fleet                  $      5,225       $      8,576
          Less: accumulated depreciation             (1,718)            (2,869)
                                               ------------       ------------
       Rental equipment (net)                  $      3,507       $      5,707
                                               ============       ============

Depreciation and amortization on the property, plant, and equipment are computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 20 years. Depreciation on the rental fleet is calculated using the straight-line method over the estimated useful lives, ranging from 3 to 7 years after considering salvage values.

7.     DEBT OBLIGATIONS

Floor Planning
--------------

We have inventory floor plan financing arrangements with Case Credit Corporation, an affiliate of Case, for Case inventory and with other finance companies affiliated with other equipment manufacturers. The terms of these agreements generally include a one-month to twelve-month interest free term followed by a term during which interest is charged. Principal payments are generally due at the earlier of sale of the equipment or twelve to forty-eight months from the invoice date and interest is at prime + 1 1/2 to 3%.

All floor plan debt is classified as current since the inventory to which it relates is generally sold within twelve months of the invoice date. The balance of borrowings under the floor plan financing as of April 30, 2006 was $16,445,000.

Convertible Debt
----------------

In June 2005, we closed a new $30 million convertible debt facility (convertible into common shares of the Company at $2.00 per share) payable over the next five years, with a variable interest rate of LIBOR plus 6%. We allocated the proceeds to the debt and the warrants in accordance with EITF 98-5 and EITF 00-27. The lenders were also granted warrants to purchase approximately 8.1 million common shares of the Company at $1.75 per share. The value of these warrants is $2,920,000 and is recorded as debt discount to be amortized over the life of the related debt. The lenders also have the right to lend an additional $7.5 million to us (within 18 months of the date of the original debt) under the same terms as the existing five year convertible debt with warrants to purchase 1,312,500 shares of common stock to be issued with this additional debt. The value of these rights is $441,000 and is also recorded as debt discount to be amortized over 18 months. In March 2006, the convertible debt agreement was modified whereby the conversion price was reduced from $2.00 per share to $1.75 per share related to certain conditions associated with selling our Spokane and Clarkston locations. The value of this conversion price change was calculated to be $630,000 (based on a Black-Scholes model determined by an independent appraiser) and is also recorded as debt discount to be amortized over the remaining life of the related debt. In connection with the convertible debt and the bridge loan (see below), we paid a $1,600,000 finders fee and 300,000 warrants to purchase common shares were issued, valued at $69,678. The finders fee and the warrants are recorded as debt issuance costs and are being amortized over the life of the related convertible debt.

Based on the interpretive guidance in EITF Issue No. 05-4, view C, since the registration rights agreement includes provisions for liquidated damages, we determined that the registration rights is a derivative liability. However, due to the registration statement becoming effective in January 2006 and other relevant factors, the value of the registration rights was deemed to be de minimus and therefore no liability was recorded in the Condensed Consolidated financial statements.

We began making monthly principal payments in January 2006. The balance of the unpaid principal on the convertible notes (net of discount) as of April 30, 2006 is $21,122,000 (net of discount of $3,209,000) of which $5,686,000 (net of discount of $981,000) is short term.

Bridge Loan
-----------

In June 2005, we closed a new $2 million six month bridge loan, with a variable interest rate of LIBOR plus 6%. The lenders were granted warrants to purchase approximately 312,000 common shares of the Company at $1.75 per share. The value of these warrants was $111,000 and is recorded as debt discount to be amortized over the life of the related debt. This bridge loan was fully paid and the debt discount fully amortized as of April 30, 2006.

Notes Payable
-------------

       Notes payable consists of the following: ('000's)
                                                           April 30,   July 31,
       Description                                           2006        2005
       -----------                                         --------    --------
       Note Payable to Investor dated March 30, 2001
       due on Demand and non-interest bearing ...........        50          50

       Note payable to West Coast Bank dated March 15,
       2005 in the amount of $795, due in monthly
       installments of $16 beginning May 15, 2005
       including interest at 6.50% per annum secured
       by specific equipment in inventory ...............       658         761

       Note payable to CIT Financial dated November
       30, 2005 in the amount of $1,897, due in
       monthly installments of $28 beginning December
       31, 2005 including interest at 8.25% per annum
       secured by specific equipment in inventory .......     1,595          --

       Notes payable to GMAC dated November 15, 2003
       in the amount of $66 with payments of $1 per
       month including interest at 7.2% per annum........        39          49
                                                           --------    --------
       Total ............................................  $  2,342    $    860
         Less current portion ...........................      (618)       (205)
                                                           --------    --------
       Total Long-Term Notes Payable ....................  $  1,724    $    655
                                                           ========    ========

Future minimum payments under these noncancelable notes payable as of April 30, 2006, are as follows:

       --------------------------------- ------------ ------------ ------------
       Twelve months ending April 30,       Notes      Convertible
                                           Payable        Debt        Total
       --------------------------------- ------------ ------------ ------------
          2007                           $        618 $      6,666 $      7,284
       --------------------------------- ------------ ------------ ------------
          2008                                    583        6,666        7,249
       --------------------------------- ------------ ------------ ------------
          2009                                    590        6,667        7,257
       --------------------------------- ------------ ------------ ------------
          2010                                    523        4,332        4,855
       --------------------------------- ------------ ------------ ------------
          2011                                     28           --           28
       --------------------------------- ------------ ------------ ------------
          Thereafter                               --           --           --
                                         ------------ ------------ ------------
       --------------------------------- ------------ ------------ ------------
       Total annual payments                    2,342       24,331       26,673
       --------------------------------- ------------ ------------ ------------
       Less debt discount                          --        3,209        3,209
                                         ------------ ------------ ------------
       --------------------------------- ------------ ------------ ------------
       Present value of minimum payments
         (net of discount)                      2,342       21,122       23,464
       --------------------------------- ------------ ------------ ------------
       Less current portion                      (618)      (5,686)      (6,304)
                                         ------------ ------------ ------------
       --------------------------------- ------------ ------------ ------------
       Long-term portion                 $      1,724 $     15,436 $     17,160
                                         ============ ============ ============
       --------------------------------- ------------ ------------ ------------


8.     COMMITMENTS AND CONTINGENCIES

Leases
------

We lease certain facilities under noncancelable lease agreements. Certain of our building leases have been accounted for as capital leases. Other facility lease agreements have terms ranging from month-to-month to nine years and are accounted for as operating leases. Certain of the facility lease agreements provide for options to renew and generally require us to pay property taxes, insurance, and maintenance and repair costs. Total rent expense under all operating leases aggregated $1,001,000 and $1,119,000 for the nine months ended April 30, 2006 and 2005, respectively.

Assets recorded under capital leases are recorded in fixed assets and are as follows ('000's):
                                                           April 30,   July 31,
                                                             2006        2005
                                                           --------    --------
       Capitalized asset value                             $    953    $     953
       Less accumulated amortization                           (486)       (450)
                                                           --------    --------
       Net capitalized asset value                         $    467    $    503
                                                           ========    ========


Future minimum lease payments under all noncancelable leases as of April 30, 2006, are as follows ('000's):
                                                            Capital    Operating
                                                            leases      leases
                                                           --------    --------
Twelve months ending April 30,
       2007                                                     132       1,288
       2008                                                     132         893
       2009                                                     132         583
       2010                                                     132         471
       2011                                                     132         326
       Thereafter                                               605         956
                                                           --------    --------
       Total annual lease payments                         $  1,265    $  4,517
       Less amount representing interest                               ========
         at a rate of 6.5%                                     (442)
                                                           --------
       Present value of minimum lease payments                  823
       Less current portion                                     (55)
                                                           --------
       Long-term portion                                   $    768
                                                           ========

Purchase Commitments
--------------------

We issue purchase orders to Case Corporation for equipment purchases. Upon acceptance by Case, these purchases become noncancelable by us. As of April 30, 2006, such purchase commitments totaled $13,347,000.

Litigation
----------

We are involved in various legal proceedings which are incidental to the industry and for which certain matters are covered in whole or in part by insurance or, otherwise, we have recorded accruals for estimated settlements. Management believes that any liability which may result from these proceedings will not have a material adverse effect on our consolidated financial statements.


9.     PRODUCT INFORMATION

Revenue and gross margin from continuing operations by product categories are summarized as follows ('000's):

Business product category     Three Months Ended           Nine Months Ended
     Net Revenues                 April 30,                    April 30,
                           -----------------------      -----------------------
                              2006         2005            2006         2005
                           ----------   ----------      ----------   ----------
     Equipment Sales       $   22,906   $   19,272      $   69,510   $   55,080

     Equipment Rental             191          386           1,156        2,297

     Mining Sales                 455          205           1,193          480

     Product Support            6,358        6,036          19,110       17,710
                           ----------   ----------      ----------   ----------
     Total                 $   29,910   $   25,899      $   90,969   $   75,567
                           ==========   ==========      ==========   ==========


Business product category     Three Months Ended           Nine Months Ended
     Gross Margins                April 30,                    April 30,
                           -----------------------      -----------------------
                              2006         2005            2006         2005
                           ----------   ----------      ----------   ----------
     Equipment Sales       $    1,731   $    1,372      $    5,788   $    4,600

     Equipment Rental             (51)         (18)             98          269

     Mining Sales                 (55)         117             211           94

     Product Support            1,207        1,064           3,803        3,099
                           ----------   ----------      ----------   ----------
     Total                 $    2,832   $    2,535      $    9,900   $    8,062
                           ==========   ==========      ==========   ==========


10.    SEGMENT INFORMATION

Summarized financial information concerning our reportable segments is shown in the following tables ('000's).

                                                        Western Power &    Arizona Pacific
                                                         Equipment Corp    Materials, LLC         Total
                                                          ------------      ------------      ------------
     For the Three Months Ended April 30, 2006
     Revenue from continuing operations                   $     29,455      $        455      $     29,910
                                                          ============      ============      ============
     Operating income (loss) from continuing operations   $        527      $       (462)     $         65
                                                          ============      ============      ============
     Net loss                                             $       (781)     $       (611)     $     (1,392)
                                                          ============      ============      ============
     Capital expenditures                                 $         27      $         73      $        100
                                                          ============      ============      ============
     Total identifiable assets at April 30, 2006          $     52,083      $      5,328      $     57,411
                                                          ============      ============      ============

     For the Three Months Ended April 30, 2005
     Revenue from continuing operations                   $     25,694      $        205      $     25,899
                                                          ============      ============      ============
     Operating income (loss) from continuing operations   $        701      $       (295)     $        406
                                                          ============      ============      ============
     Net income (loss)                                    $         50      $       (297)     $       (247)
                                                          ============      ============      ============
     Capital expenditures                                 $      1,027      $        214      $      1,241
                                                          ============      ============      ============

     For the Nine Months Ended April 30, 2006
     Revenue from continuing operations                   $     89,776      $      1,193      $     90,969
                                                          ============      ============      ============
     Operating income (loss) from continuing operations   $      2,902      $     (1,279)     $      1,623
                                                          ============      ============      ============
     Net loss                                             $     (1,330)     $     (1,437)     $     (2,767)
                                                          ============      ============      ============
     Capital expenditures                                 $      1,196      $        433      $      1,629
                                                          ============      ============      ============

     For the Nine Months Ended April 30, 2005
     Revenue from continuing operations                   $     75,087      $        480      $     75,567
                                                          ============      ============      ============
     Operating income (loss) from continuing operations   $      2,424      $       (720)     $      1,704
                                                          ============      ============      ============
     Net income (loss)                                    $        965      $       (721)     $       (244)
                                                          ============      ============      ============
     Capital expenditures                                 $      3,395      $        491      $      3,886
                                                          ============      ============      ============


11.    CONCENTRATION OF CREDIT RISK

Approximately 52% of our net sales for the nine months ended April 30, 2006 resulted from sales, rental, and servicing of products manufactured by Case. That compares with a figure of 50% for the nine-month period ended April 3, 2005.


12.    DISCONTINUED OPERATIONS

We classify closed or sold branch locations in discontinued operations when the operations and cash flows of the location have been eliminated from ongoing operations and when we will not have any significant continuing involvement in the operation of the branch after disposal. For purposes of reporting the operations of branch locations meeting the criteria of discontinued operations, we report net revenue, gross profit and related selling, general and administrative expenses that are specifically identifiable to those branch locations as discontinued operations. Certain corporate level charges, such as general office expenses and interest expense are not allocated to discontinued operations because we believe that these expenses are not specific to the branch location's operations.

We sold our Spokane and Clarkston, Washington locations in March 2006 for a total sales price of $2,871. Included in the sale was inventory with a cost of $2,455. We also sold fixed assets with an original cost of $662 (net book value of $150) resulting in a gain of $251.

---------------------------------------------    ------------     ------------     ------------     ------------
                                                 Three Months     Three Months     Nine Months      Nine Months
                                                    Ended            Ended            Ended            Ended
                                                April 30, 2006   April 30, 2005   April 30, 2006   April 30, 2005
---------------------------------------------    ------------     ------------     ------------     ------------
Revenue from discontinued operations             $      2,939     $      2,779     $      8,377     $     10,195
---------------------------------------------    ------------     ------------     ------------     ------------
Gross Profit from discontinued operations        $         21     $        653     $        677     $      1,452
---------------------------------------------    ------------     ------------     ------------     ------------
SG&A from discontinued Operations                $         70     $        541     $        318     $        984
---------------------------------------------    ------------     ------------     ------------     ------------
Operating income from discontinued operations    $        (48)    $        112     $        360     $        468
---------------------------------------------    ------------     ------------     ------------     ------------
Gain on sale of discontinued operations          $        251               --     $        251     $        277
---------------------------------------------    ------------     ------------     ------------     ------------


13.    EQUITY TRANSACTIONS

In February 2006, we issued 950,000 shares of previously unissued common stock at a price of $1.80 per share or $1,710,000. In May of 2006, warrants to purchase 100,000 common shares were exercised with an exercise price of $0.55 per share or $55,000.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Western Power & Equipment Corp.

We have audited the accompanying consolidated balance sheets of Western Power & Equipment Corp. (a Delaware Corporation) as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years ending July 31, 2005, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion or the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Western Power & Equipment Corp. as of July 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the years ending July 31, 2005, 2004, and 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14, the accompanying financial statements have been restated to reflect the accounting of the discontinued operations therein.


                                                     /s/ Marcum & Kliegman LLP
                                                     MARCUM & KLIEGMAN LLP

New York, New York
September 1, 2005, except for Note 14, which is as of August 21, 2006

                         WESTERN POWER & EQUIPMENT CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      Years Ended July 31,
                                                          --------------------------------------------
                                                              2005            2004            2003
                                                          ------------    ------------    ------------
Net revenues
     Product sales                                        $     93,532    $     91,688    $     79,829
     Service revenue                                             4,408           4,136           4,297
     Mining revenues                                             1,223              --              --
     Rental revenue                                              2,816           4,663           4,280
                                                          ------------    ------------    ------------
  Total net revenues                                           101,979         100,487          88,406
                                                          ------------    ------------    ------------

Cost of goods sold
     Product sales                                              82,544          80,500          69,340
     Service revenue                                             3,973           3,790           3,736
     Mining revenues                                               835              --              --
     Rental revenue                                              2,398           3,905           3,706
                                                          ------------    ------------    ------------
  Total cost of goods sold                                      89,750          88,195          76,782
                                                          ------------    ------------    ------------

Gross profit                                                    12,229          12,292          11,624

Selling, general and administrative expenses (including
non-cash  expenses of $144, $0 and $913 for the years
ended July 31, 2005, 2004 and 2003, respectively)                9,402           8,297           8,558
                                                          ------------    ------------    ------------

Income from operations                                           2,827           3,995           3,066
                                                          ------------    ------------    ------------
Other income (expense):
     Interest expense                                           (3,146)         (2,766)         (3,363)
     Other income (expense)                                        (82)            152             252
                                                          ------------    ------------    ------------
  Total other income (expense)                                  (3,228)         (2,614)         (3,111)
                                                          ------------    ------------    ------------

Income before income taxes                                        (401)          1,381             (45)

Provision (benefit) for income taxes                            (1,452)             48              48
                                                          ------------    ------------    ------------
Income (loss) from continuing operations                         1,051           1,333             (93)
                                                          ------------    ------------    ------------

Income from discontinued operations                              1,162             580             505
Gain on disposal of discontinued operations                        277              --              --
                                                          ------------    ------------    ------------
Income from discontinued operations                              1,439             580             505
                                                          ------------    ------------    ------------

Net income                                                $      2,490    $      1,913    $        412
                                                          ============    ============    ============

Earnings (loss) per common share - basic:
     Income (loss) per share of continuing operations     $       0.10    $       0.13    $      (0.02)

     Discontinued operations                                      0.12            0.06            0.10
     Gain on disposal of discontinued operations                  0.03              --              --
                                                          ------------    ------------    ------------
     Income per share of discontinued operations                  0.15            0.06            0.10
                                                          ------------    ------------    ------------

Earning per common share - basic                          $       0.25    $       0.19    $       0.08
                                                          ============    ============    ============
Earnings (loss) per common share - diluted:
     Income (loss) per share of continuing operations     $       0.04    $       0.14    $      (0.02)

     Discontinued operations                                      0.05            0.05            0.10
     Gain on disposal of discontinued operations                  0.01              --              --
                                                          ------------    ------------    ------------
     Income per share of discontinued operations                  0.06            0.05            0.10
                                                          ------------    ------------    ------------

Earnings per common share - diluted                       $       0.10    $       0.19    $       0.08
                                                          ============    ============    ============
Weighted average outstanding common shares
     for basic earnings per common share                        10,141          10,130           5,336
                                                          ============    ============    ============
Weighted average outstanding common shares
     for diluted earnings per common share                      26,269          10,130           5,336
                                                          ============    ============    ============

          See accompanying notes to consolidated financial statements.

                         WESTERN POWER & EQUIPMENT CORP.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                            July 31,        July 31,
                                                                              2005            2004
                                                                          ------------    ------------
ASSETS
------
Current assets:
     Cash and cash equivalents                                            $        855    $          9
     Restricted cash                                                                --             408
     Accounts receivable, less allowance for doubtful accounts
       of $906 and $938                                                         10,449          11,660
     Inventories (net)                                                          42,937          25,160
     Deferred taxes                                                                664              --
     Prepaid expenses                                                              564             205
                                                                          ------------    ------------
         Total current assets                                                   55,469          37,442
                                                                          ------------    ------------
Fixed assets (net):
     Property, plant and equipment                                               3,775           2,543
     Rental equipment fleet                                                      5,707          10,061
                                                                          ------------    ------------
         Total fixed assets                                                      9,482          12,604
                                                                          ------------    ------------

Assets held for sale - net                                                       3,871           4,847

Other Assets
     Security deposits                                                             318             131
     Deferred taxes                                                                836              --
     Deferred debt issuance costs                                                1,661              --
                                                                          ------------    ------------
         Total other assets                                                      2,815             131
                                                                          ------------    ------------

Total assets                                                              $     71,637    $     55,024
                                                                          ============    ============

LIABILITIES & STOCKHOLDERS' EQUITY
----------------------------------
Current liabilities:
     Borrowings under floor plan financing                                $     24,558    $     14,561
     Short-term borrowings - GE line of credit                                      --          31,710
     Bridge loan, net of discount of $ 79                                        1,254              --
     Convertible debt, net of discount of $ 836                                  3,052              --
     Notes payable-related parties, net of discount of $82                         418              --
     Notes payable                                                                 205              62
     Accounts payable                                                            7,925           5,461
     Accrued payroll and vacation                                                  932           1,194
     Other accrued liabilities                                                   1,313           1,005
     Capital lease obligations                                                      43              27
                                                                          ------------    ------------
         Total current liabilities                                              39,700          54,020
                                                                          ------------    ------------

Non current liabilities:
     Capital lease obligations                                                     810             853
     Convertible debt, net of discount of $2,404                                23,708              --
     Deferred lease income                                                         264              --
     Notes payable                                                                 655              49
                                                                          ------------    ------------
         Total non current liabilities                                          25,437             902
                                                                          ------------    ------------

         Total liabilities                                                      65,137          54,922
                                                                          ------------    ------------
Commitments and contingencies

Stockholders' equity:
     Preferred stock-10,000,000 shares authorized; none outstanding                 --              --
     Common stock, $.001 par value - 50,000,000 shares authorized and 10,180,000 shares and 10,130,000 shares outstanding, as of
     July 31, 2005 and 2004 respectively                                            10              10
     Additional paid-in capital                                                 20,859          16,933
     Deferred compensation                                                         (18)             --
     Accumulated deficit                                                       (13,507)        (15,997)
     Less common stock in treasury, at cost (130,300 shares)                      (844)           (844)
                                                                          ------------    ------------
         Total stockholders' equity                                              6,500             102
                                                                          ------------    ------------
Total liabilities and stockholders' equity                                $     71,637    $     55,024
                                                                          ============    ============

          See accompanying notes to consolidated financial statements.

                         WESTERN POWER & EQUIPMENT CORP.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                             (DOLLARS IN THOUSANDS)


                              Common Stock                                                                 Total
                        -----------------------   Additional                                            Stockholders'
                          Number                    Paid-in    Accumulated    Treasury      Deferred       Equity
                         of Shares     Amount       Capital      Deficit        Stock     Compensation  (Deficiency)
                        -----------------------   ----------   ----------    ----------    ----------    ----------
Balance at
  July 31, 2002          4,003,162   $        5   $   16,025   $  (18,322)   $     (844)           --    $   (3,136)

Issuance of Stock-
compensation             5,538,838            4          827           --            --            --           831

Issuance of Stock-         588,000            1           81           --            --            --            82
in lieu of interest

Net Income                      --           --           --          412            --            --           412
                        -------------------------------------------------------------------------------------------
Balance at
  July 31, 2003         10,130,000           10       16,933      (17,910)         (844)           --        (1,811)

Net Income                      --           --           --        1,913            --            --         1,913
                        -------------------------------------------------------------------------------------------
Balance at
  July 31, 2004         10,130,000   $       10   $   16,933   $  (15,997)   $     (844)           --    $      102

Issuance of Stock-
compensation                50,000           --           65           --            --            --            65

Issuance of Options-            --           --           97           --            --           (18)           79
deferred compensation

Issuance of Options-            --           --          292           --            --            --           292
debt discount

Issuance of Warrants-
debt discount                   --           --        3,472           --            --            --         3,472


Net Income                      --           --           --        2,490            --            --         2,490
                        -------------------------------------------------------------------------------------------
Balance at
  July 31, 2005         10,180,000   $       10   $   20,859   $  (13,507)   $     (844)          (18)   $    6,500
                        ==========   ==========   ==========   ==========    ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                         WESTERN POWER & EQUIPMENT CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                             Years Ended July 31,
                                                                --------------------------------------------
                                                                    2005            2004            2003
                                                                ------------    ------------    ------------
Cash flows from operating activities:
     Net Income                                                 $      2,490    $      1,913    $        412

Adjustments to reconcile net income to net cash provided by
operating activities:
     Depreciation                                                      5,332           5,513           6,021
     Amortization of deferred debt discount                              364              --              --
     Bad debts                                                            14             412             170
     Gain on sale of fixed assets                                     (1,410)         (1,010)           (421)
     Non-cash benefit from deferred taxes                             (1,500)             --              --
     Non-cash stock compensation expense                                 144              --             831
     Non-cash stock interest expense                                      --              --              82
        Changes in assets and liabilities
                    Accounts receivable                                1,197          (2,293)            355
                    Restricted cash                                      408              (7)            140
                    Inventories                                      (19,816)         (4,239)         (3,335)
                    Prepaid expenses and other assets                 (2,207)            (79)            (78)
                    Notes receivable current                              --              --             122
                    Accounts payable                                   2,463          (2,752)             74
                    Accrued payroll and vacation                        (263)            622             (87)
                    Other accrued liabilities                            308              21              (1)
                    Deferred lease income                                264              --              --
                                                                ------------    ------------    ------------
                    Net cash provided by operating activities        (12,212)         (1,899)          4,285
                                                                ------------    ------------    ------------

Cash flow from investing activities:
     Purchase of fixed assets                                           (896)           (267)           (167)
     Purchase of rental equipment                                     (3,193)         (5,401)         (2,119)
     Proceeds on sale of rental equipment                              7,596           6,723           4,910
     Proceeds on sale of fixed assets                                  1,708              68             156
     Purchase of assets of Arizona Pacific Materials, LLC               (500)             --              --
     (Purchase) sale of other assets                                      --              22            (101)
                                                                ------------    ------------    ------------
            Net cash provided by investing activities                  4,715           1,145           2,679
                                                                ------------    ------------    ------------

Cash flows from financing activities:
     Principal payments on capital leases                                (27)            (38)            (35)
     Repayments of short-term financing - GE line of credit          (31,710)         (2,856)         (6,756)
     Note payable payment - purchase of Arizona Pacific
        Materials, LLC                                                (2,500)             --              --
     Inventory floor plan financing                                    9,997           3,602             (15)
     Bridge loan borrowing                                             2,000              --              --
     Bridge loan payments                                               (604)             --              --
     Notes payable borrowing from related parties                        500              --              --
     Convertible debt issuance                                        30,000              --              --
     Payments on convertible debt                                         --             (13)           (155)
     Long-term debt borrowings                                         5,295              66              --
     Long-term debt repayments                                        (4,608)             (6)             --
                                                                ------------    ------------    ------------
            Net cash provided (used) in financing activities           8,343             755          (6,961)
                                                                ------------    ------------    ------------

Increase in cash and cash equivalents                                    846               1               3
Cash and cash equivalents at beginning of year                             9               8               5
                                                                ------------    ------------    ------------
Cash and cash equivalents at end of year                        $        855    $          9    $          8
                                                                ============    ============    ============

Supplemental schedule of non-cash investing and financing
activities:
Notes payable issued for the purchase of Arizona Pacific
Materials, LL20..............................................          2,500              --              --

Options valued at $292 were issued in connection with
a $500 note payable related to the down payment at
closing for the purchase of Arizona Pacific Materials
See Note 12..................................................            292              --              --

Options issued in lieu of cash payments in connection
with consulting service agreements entered into in
November 2004.  See Note 7...................................             97              --              --

Options issued in lieu of cash payments in connection
with consulting service agreements entered into in
February 2005.  See Note 7...................................             20              --              --

Stock issued in lieu of cash payments in connection
with consulting service agreements in May 2005.  See
Note 7.......................................................             65              --              --

Warrants issued in lieu of cash in connection with
a $32,000 senior credit facility issued in June 2005.
See Note 7 ..................................................          3,472              --              --


          See accompanying notes to consolidated financial statements.

Western Power & Equipment Corp.

Notes to Consolidated Financial Statements
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPTIONS AND WARRANTS DATA)


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

      The Company is engaged in the sale, rental, and servicing of light, medium, and heavy construction and industrial, and agricultural equipment and related parts in Washington, Oregon, California, Nevada, and Alaska. Case serves as the manufacturer of the single largest portion of the Company's products. In September 2005, the Company purchased the assets of Arizona Pacific Materials, LLC, with mining operations in the Phoenix and Flagstaff, Arizona areas.

      The consolidated financial statements include the accounts of the Company and its Oregon and Arizona subsidiaries after elimination of all intercompany accounts and transactions.

      The Company is focusing its efforts on streamlining its operations. The Company in recent years has selectively reduced the number of stores it operates and its product offerings to reduce overall expenses and to improve product turnover.

      Certain amounts in the fiscal year 2005, 2004, and 2003 financial statements have been reclassified to conform with discontinued operations presentation. These reclassifications had no impact on net income or cash flows as previously reported other than to separately report discontinuing operations.

      CASH EQUIVALENTS

      For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, which balances may, at times, exceed the Federally insured limit.

      RESTRICTED CASH

      In accordance with the borrowing agreement with GE Commercial Distribution Financial ("GE"), the Company had a cash account restricted by GE for the purpose of paying down the line of credit and accordingly has been recorded as a current asset. The line of credit was repaid in June of 2005 thus eliminating the requirement of restricted cash as of July 31, 2005. The Restricted cash was $408 at July 31, 2004.

      ACCOUNTS RECEIVABLE

      Accounts receivable are reported net of an allowance for doubtful accounts, future returns, and markdowns and allowances. The allowance was determined by management to be adequate based on a periodic review of the status of the individual accounts receivable and the volume of returns.

      INVENTORIES

      Inventories (new and used) are stated at cost, which was lower than market. Cost is determined using the first-in, first-out (FIFO) method for parts inventories and the specific identification method for equipment inventories. The Company utilizes recent sales information, third party valuation guides and recent auction results as well as judgments of inventory managers within the Company to determine the net realizable value of inventory.

      Inventory costs associated with the mining operations of Arizona Pacific Materials, LLC are determined using the last-in, first-out (LIFO) method. Mining product reserves for obsolescence or slow moving inventory are recorded when such conditions are identified. As of July 31, 2005, the LIFO reserve was $223.

      INTANGIBLE ASSETS

      The Company evaluates the recoverability of it's goodwill and other intangibles in accordance with the Statement of Financial Accounting Board "SFASB" No. 142, Goodwill and Other Intangible Assets. As of July 31, 2005, the Company has not identified any impairment.

      PROPERTY, PLANT, AND EQUIPMENT

      Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation and amortization on the property, plant, and equipment are computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 20 years. Depreciation on the rental fleet is calculated using the straight-line method over the estimated useful lives, ranging from 3 to 7 years after considering salvage values. Expenditures for replacements and major improvements are capitalized. Expenditures for repairs, maintenance, and routine replacements are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts; any resulting gain or loss is included in the results of operations.

      LONG LIVED ASSETS

      In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" at each balance sheet date, management assesses whether there has been permanent impairment in the value of the long-lived assets. The existence of any such impairment is determined by comparing anticipated undiscounted future cash flows from operating activities with the associated carrying value of the assets. The factors considered by management in performing this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The amount of any such impairment is determined by comparing the discounted future cash flows noted above with the associated carrying value of the assets. As of July 31, 2005 the Company has not identified any impairment.

      REVENUE RECOGNITION

      Revenue on equipment and parts sales is recognized upon shipment of products and passage of title. Rental and service revenue is generally recognized at the time such services are provided. In addition to outright sales of new and used equipment, certain rentals include rent-to-purchase option agreements. Under such agreements, customers are given a period of several months to exercise the option to purchase the rented equipment and may be allowed to apply a portion of the rental payments to the purchase price.

      ADVERTISING EXPENSE

      The Company expenses all advertising costs as incurred. Total advertising expense for the years ended July 31, 2005, 2004 and 2003 was $108, $82, and $87 respectively.

      OTHER INCOME

      Other income principally includes gains and losses on the sale of fixed assets and finance charges associated with accounts receivable activities.

      INCOME TAXES

      The Company recognizes deferred tax assets and liabilities based upon differences between the financial reporting and tax bases of the assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

      TREASURY STOCK

      In April 1998, the Board of Directors authorized the repurchase of up to 350,000 shares of the Company's common stock in the open market, subject to normal trading restrictions. Under this program, the Company purchased a total of 230,300 shares of common stock at a cost of $1.49 million in fiscal year 1998. Currently, the Company uses shares of treasury stock to issue shares upon exercise of outstanding stock options and/or for private placements of common stock. As of July 31, 2005 and 2004 the Company held 130,300 shares of treasury stock.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The recorded amounts of cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable and accrued liabilities as presented in the financial statements approximate fair value because of the short-term nature of these instruments. The recorded amount of short and long-term borrowings approximates fair value as the actual interest rates approximate current competitive rates.

      NET INCOME PER COMMON SHARE

      Basic net income per common share has been computed using the weighted average number of common shares outstanding during the periods presented.

      Diluted net income per share is computed using the weighted average number of common shares outstanding during the periods presented plus any dilutive securities outstanding. Outstanding options were 4,850,000, warrants were 8,500,218 and convertible debenture shares were 15,000,000 as of July 31, 2005.

      Earnings per common share is as follows:

                                                            Years ended July 31,
                                                                  ('000's)
                                                    ------------------------------------
                                                       2005         2004         2003
                                                    ----------   ----------   ----------
      Basic

      Numerator:
      Net income available to common shareholders   $    2,490   $    1,913   $      412
                                                    ==========   ==========   ==========
      Denominator:
      Weighted average shares outstanding               10,141       10,130        5,336
                                                    ==========   ==========   ==========

      Basic earnings per common share               $     0.25   $     0.19   $     0.08
                                                    ==========   ==========   ==========

      Diluted

      Net income available to common shareholders   $    2,490   $    1,913   $      412
      Interest on convertible debt                         243           --           --
                                                    ----------   ----------   ----------
      Numerator for diluted earnings per share      $    2,733   $    1,913   $      412
                                                    ==========   ==========   ==========

      Weighted average shares outstanding               10,141       10,130        5,366
      Stock options                                      1,128           --           --
      Convertible debt shares                           15,000           --           --
                                                    ----------   ----------   ----------
      Denominator for diluted earnings per share        26,269       10,130        5,366
                                                    ==========   ==========   ==========
      Diluted earnings (loss) per common share      $     0.10   $     0.19   $     0.08
                                                    ==========   ==========   ==========

      STOCK BASED COMPENSATION

      The Company accounts for employee stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the pro-forma disclosure requirements of Statement of Financial Accounting Standards No. 123, " Accounting For Stock-Based Compensation."

      During the year ended July 31, 2003, the Company adopted Statement of Financial Accounting Standard No. 148, " Accounting For Stock-Based Compensation-Transition and Disclosure." This statement amended Statement No. 123, Accounting for Stock-Based Compensation." As permitted under Statement No. 123, the Company continues to apply the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As required under Statement No. 148, the following table present pro-forma net income and basic and diluted earnings (loss) per share as if the fair value-based method had been applied to all awards.

                                                                   Basic        Diluted
      Years Ended July 31, 2005                     Net Income     E.P.S.       E.P.S.
      -------------------------                     ----------   ----------   ----------
      As Reported                                   $    2,490   $     0.25   $     0.10
      Less stock-based employee compensation
        cost, net of tax effect, under fair
        value accounting                                  (113)       (0.02)       (0.01)
                                                    ----------   ----------   ----------
      Pro Forma                                     $    2,377   $     0.23   $     0.09
                                                    ==========   ==========   ==========


                                                                   Basic        Diluted
      Year Ended July 31, 2004                      Net Income     E.P.S.       E.P.S.
      ------------------------                      ----------   ----------   ----------
      As Reported                                   $    1,913   $     0.19   $     0.19
      Less stock-based employee compensation
        cost, net of tax effect, under fair
        value accounting                            $     (141)       (0.01)       (0.01)
                                                    ----------   ----------   ----------
      Pro Forma                                     $    1,772   $     0.18   $     0.18
                                                    ==========   ==========   ==========


                                                                   Basic        Diluted
      Year Ended July 31, 2003                      Net Income     E.P.S.       E.P.S.
      ------------------------                      ----------   ----------   ----------
      As Reported                                   $      412          .08          .08
      Pro Forma                                     $      412          .08          .08

      Under APB 25, the Company does not recognize compensation expense upon the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date. As required by Statement of Financial Accounting Standards, the Company has computed for pro-forma disclosure purposes the value of options granted using the Black-Scholes option pricing model. The weighted average assumptions used for stock option grants for fiscal years 2005, 2004, and 2003 were:

                                                       FY05         FY04         FY03
                                                    ----------   ----------   ----------
      Risk free interest rate                             2.50%        4.22%         N/A
      Expected dividend yield                              N/A          N/A          N/A
      Expected life                                          2           10          N/A
      Expected volatility                                115.0%        98.7%         N/A

      Adjustments for forfeitures are made as they occur. The options and warrants granted in FY05 were fully vested and exercisable as of year end. The weighted average fair value per share of the options and warrants granted in fiscal years 2005, 2004, and 2003 are $ 0.71, $ 0.32, and $-0-, respectively.

      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                            Years ended July 31,
                                                    ------------------------------------
                                                       2005         2004         2003
                                                    ----------   ----------   ----------
      Cash paid (received) during the year for:
            Interest                                $    2,980   $    2,409   $    3,363
            Income taxes, net of refunds                     5           15            1

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal periods presented. Actual results could differ from those estimates.

      RECENT ACCOUNTING PRONOUNCEMENTS

      The following pronouncements have been issued by the FASB.

      In December, 2004, the Financial Accounting Standards Board ("FASB") issued its final standard on accounting for share-based payments ("SBP"), FASB Statement No. 123R (revised 2004), Share-Based Payment. The Statement requires companies to expense the value of employee stock options and similar awards. Under FAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The effective date of this pronouncement for public companies is the first annual reporting period beginning after June 15, 2005, and will apply to all outstanding and unvested SBP awards at a company's adoption. Management does not anticipate that this Statement will have a significant impact on the Company's consolidated financial statements.

      In May 2005, the Financial Accounting Standard Board ("FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB No. 3." This statement requires retrospective application of prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine the period specific effects, or the cumulative effect of the change. This pronouncement will be effective December 15, 2005. Currently, the Company does not have changes in accounting principle, the adoption of SFAS No. 154 will not have an impact on the Company's financial position or results of operations.


2.    RELATED PARTY TRANSACTIONS

      The real property and improvements used in connection with the Company's Sacramento operations, and upon which the Sacramento operation is located, were sold by Case for $1,500 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and a director of the Company, and Robert M. Rubin, the Chairman and a director of the Company. Simultaneous with its acquisition of the Sacramento Operation real property and improvements, MRR leased such real property and improvements to the Company under the terms of a 20-year commercial lease agreement dated March 1, 1996 with the Company paying an initial annual rate of $168. As of October 1, 2000, the Company entered into a renegotiated 7-year lease with an initial annual rate of $228. In addition to base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease.

      In February 1999, the real property and improvements used in connection with the Company's Sparks, Nevada operation and upon which such operation is located, were sold to McLain-Rubin Realty, L.L.C. (MRR) under the terms of a real property purchase and sale agreement. MRR is a Delaware limited liability company the owners of which are Messrs. C. Dean McLain, the President and Chairman of the Company, and Robert M. Rubin, a director of the Company. The sale price was $2,210 in cash, which was paid at closing. Subsequent to the closing of the sale, the Company entered into a 20-year commercial lease agreement with MRR for the Sparks, Nevada facility at an initial rental rate of $252 per year. The lease is a net lease with payment of insurance, property taxes and maintenance costs paid by the Company. As of October 1, 2000, the Company entered into a renegotiated 7-year lease with an initial annual rate of $276.

      On April 1, 2001, the Company entered into a lease with McLain-Rubin Realty Company II, LLC ("MRR II"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain, the President and a director of the Company, and Robert M. Rubin, the Chairman and a director of the Company, for a 5-year lease on its Vancouver, Washington corporate office with an annual rate of $98. In addition to base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance, and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease.

      On May 17, 2002, the shareholders authorized the issuance of 600,000 shares of the Company's common stock to the Rubin Family Irrevocable Stock Trust with no monetary consideration received by the Company. Mr. Robert
      M. Rubin was an elected director of the Company and compensation expense for the fair market value of the stock on the date of issuance in the amount of $132 has been recorded in selling, general and administrative expenses.

      On May 1, 2003, Mr. McLain and Mr. Rubin agreed to convert the principal amount of a loan made to the Company in the amount of $147 into an aggregate of 5,538,838 shares of the Company's common stock. In connection therewith Mr. Rubin received 2,769,419 shares of the

      Company's common stock and Mr. McLain received 2,769,419 shares of the Company's common stock resulting in a compensation charge to the Company of $831which has been recorded in selling, general and administrative expenses.

      On September 8, 2004, McLain-Rubin Realty Company II, LLC ("MRR II"), The Rubin Family Irrevocable Stock Trust and certain other related parties loaned the Company $500 for the purchase of Arizona Pacific Materials, LLC. The interest rate on these notes is 6% with maturity dates between December 31, 2005 and 2008. These related parties received a total of 2,000,000 options to purchase the Company's stock at a price of $0.55 per share as part of the loan agreement. The options were valued at $292 and the cost is being amortized over the life of the loans. As of July 31, 2005 the balance of this loan was $418 (net of discount of $82). No payments have been made towards these loans as of July 31, 2005.


3.    INVENTORIES

      Inventories consist of the following:
                                                     July 31,     July 31,
                                                       2005         2004
                                                    ----------   ----------
      Equipment (net of reserve allowances of
        $2,956 and $3,427 respectively):
            New equipment                           $   32,702   $   15,980
            Used equipment                               4,232        4,032
      Mining                                               886           --
      Parts (net of reserve allowance of $981
        and $688 respectively)                           5,117        5,148
                                                    ----------   ----------
                                                    $   42,937   $   25,160
                                                    ==========   ==========


4.    FIXED ASSETS

Fixed assets consist of the following:
                                                     July 31,     July 31,
                                                       2005         2004
                                                    ----------   ----------
      Property, plant, and equipment:
      Land                                          $    1,277   $      522
      Buildings                                          1,152        1,749
      Machinery and equipment                            2,913        2,623
      Office furniture and fixtures                      1,806        1,801
      Computer hardware and software                     1,261        1,394
      Vehicles                                           1,269        1,107
      Leasehold improvements                               977          937
                                                    ----------   ----------
                                                        10,655       10,133
      Less: accumulated depreciation                    (6,880)      (7,590)
                                                    ----------   ----------
      Property, plant, and equipment (net)          $    3,775   $    2,543

      Rental equipment fleet                        $    8,576   $   16,099
      Less: accumulated depreciation                    (2,869)      (6,038)
                                                    ----------   ----------
      Rental equipment (net)                        $    5,707   $   10,061
                                                    ==========   ==========

      Included in depreciation are charges related to certain inventory rentals under rent-to-purchase option agreements.

      As of July 31, 2005 and 2004 fixed assets (net) includes property under capital leases in the amount of $503 and $530, respectively.


5.    DEBT OBLIGATIONS

      Floor Planning
      --------------

      The Company has inventory floor plan financing arrangements with Case Credit Corporation, an affiliate of Case, for Case inventory and with other finance companies affiliated with other equipment manufacturers. The terms of these agreements generally include a one-month to twelve-month interest free term followed by a term during which interest is charged. Principal payments are generally due at the earlier of sale of the equipment or twelve to forty-eight months from the invoice date.

      The Company had an inventory floor plan and operating line of credit through GE Commercial Distribution Finance ("GE"), fka Deutsche Financial Services. The credit facility matured December 31, 2001 and had provided terms with a floating interest rate based on prime with rates between 0.75% under prime to 2.25% over prime depending on the amount of total debt leverage of the Company. Amounts were advanced to the Company based on its assets, including accounts receivable, parts inventory, new and used equipment inventory, rental fleet, real property, and vehicles. Interest payments on the outstanding balance are due monthly.

      As of June 21, 2002, the Company entered into a Forbearance Agreement with GE under the terms of which GE raised the interest rate to prime plus 4% while the Company was in technical default and required the Company to pay a $45 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company was required to meet certain financial covenants and meet certain debt reduction schedules. The Forbearance Agreement expired December 31, 2002.

      As of July 31, 2003 and July 31, 2004, the Company remained in technical default of its loan agreement. As of August 12, 2004, the Company entered into a Forbearance Agreement with GE, under the terms of which GE lowered the interest rate to prime plus 1.75% and required the Company to pay $25 fee to GE for the forbearance. In addition, under the terms of the Forbearance Agreement, the Company is required to meet certain financial covenants and meet certain debt reduction schedules. The Forbearance Agreement expired on December 31, 2004.

      In June 2005, the line of credit facility with GE was paid out of proceeds from a new $32 million senior credit facility with several institutional lenders.

      All floor plan debt is classified as current since the inventory to which it relates is generally sold within twelve months of the invoice date. The following table summarizes the inventory floor plan financing arrangements:
                                                            July 31,
                                                    -----------------------
                                Interest Rate           2005        2004
                                -------------       ----------   ----------
      Case Credit Corporation    Prime + 2%         $   24,558   $   14,561
                                  (6.75%)

      GE                        Prime + 4.00%               --       31,710
                                  (8.75%)           ----------   ----------
                                                    $   24,558   $   46,271

      Convertible Debt
      ----------------

      In June 2005, the Company closed a new $30 million convertible debt facility (convertible into common shares of the Company at $2.00 per share) payable over the next five years, with a variable interest rate of LIBOR plus 6%. The lenders were also granted warrants to purchase approximately 8.1 million common shares of the Company at $1.75 per share. The value of these warrants is $2,920 and is recorded as debt discount to be amortized over the life of the related debt. The lenders also have the right to lend an additional $7.5 million to the Company (within 18 months of the date of the original debt) under the same terms as the existing five year convertible debt with 1,312,500 warrants to be issued with this additional debt. The value of these rights is $441 and is also recorded as debt discount to be amortized over 18 months.

      The Company will begin making monthly principal payments in December 2005. The balance of the unpaid principal on the convertible notes (net of discount) as of July 31, 2005 is $23,708 (net of discount of $2,404) of which $3,052 (net of discount of $836) is short term.

      Western used $23.0 million of the loan proceeds to repay and terminate its credit facility and forbearance agreement with GE Commercial Distribution Finance Corporation and $2.5 million to pay off the purchase note of Arizona Pacific Materials (see Note 12).

      Bridge Loan
      -----------

      In June 2005 the Company closed a new $2 million six month bridge loan, with a variable interest rate of LIBOR plus 6%. The lenders were granted warrants to purchase approximately 312,000 common shares of the Company at $1.75 per share. The value of these warrants is $111 and is recorded as debt discount to be amortized over the life of the related debt. The balance of the unpaid principal on the bridge loan (net of discount) as of July 31, 2005 is $1,254 (net of discount of $79) all of which is short term.

      Notes Payable
      -------------

      Notes payable consists of the following: (000's)

                                                     July 31,     July 31,
      Description                                      2005         2004
      -----------                                   ----------   ----------
      Note Payable to Investor dated March 30, 2001
      due on Demand and non-interest bearing........        50           50

      Note payable to West Coast Bank dated March
      15, 2005 in the amount of $795, due in monthly
      installments of $ 16 beginning May 15, 2005
      including interest at 6.50% per annum secured
      by specific equipment in inventory............       761           --

      Notes payable to GMAC dated November 15, 2003
      in the amount of $66 with payments of $1 per
      month including interest at 7.2% per annum....        49           61
                                                    ----------   ----------
         Total                                      $      860   $      111
         Less current portion                             (205)         (62)
                                                    ----------   ----------
         Total Long-Term Notes Payable              $      655   $       49
                                                    ==========   ==========

Future minimum payments under these noncancelable notes payable as of July 31, 2005, are as follows:

Years ending July 31,                                    Notes Payable    Convertible Debt    Bridge Loan     Total
---------------------                                    -------------    ----------------    -----------    -------
   2006                                                      $   204           $ 3,889          $ 1,333      $ 5,426
   2007                                                          165             6,666               --        6,831
   2008                                                          162             6,667               --        6,829
   2009                                                          179             6,667               --        6,846
   2010                                                          150             6,111               --        6,261
   Thereafter                                                     --                --               --           --
                                                             =======           =======          =======      =======
Total annual payments                                            860            30,000            1,333       32,193

Less debt discount                                                --             3,240               79        3,319
                                                             =======           =======          =======      =======
Present value of minimum payments (net of discount)              860            26,760            1,254       28,874

Less current portion                                             205             3,052            1,254        4,511
                                                             =======           =======          =======      =======
Long-term portion                                            $   655           $23,708            $  --      $24,363
                                                             =======           =======          =======      =======

6.   INCOME TAXES

     The current year's Federal and State income tax provision consists substantially of minimum taxes. The principal reasons for the variation between income taxes at the statutory federal rate and that shown in the statement of operations were as follows:

                                                        Years Ended
                                            July 31,      July 31,      July 31,
                                              2005          2004          2003
                                            --------      --------      --------
     Statutory federal income tax rate        34.0%        34.0%         34.0%
     State income taxes, net of
          federal income tax benefit           5.0%         5.0%          5.0%
     Valuation allowance                    (144.0%)         --            --
     Utilization of NOLs                     (26.1%)      (28.0%)       (27.0%)
     Other                                    (8.9%)       (8.6%)        (1.6%)
                                            --------      -------       -------
                                            (140.0%)        2.4%         10.4%
                                            ========      =======       =======

     Temporary differences between the financial statement and tax basis of assets and liabilities which give rise to a significant portion of deferred tax assets and deferred tax liabilities were as follows:

                                                                Year Ended
                                                           July 31,     July 31,
                                                             2005         2004
                                                          ---------    ---------
     Net Current Deferred Tax Assets (Liability):
          Inventory                                       $  2,139     $  2,011
          Accounts receivable allowance                        354          366
          Accrued vacation and bonuses                         (49)         160
          Other accruals                                        47           83
                                                          --------     --------
          Current Deferred Tax Asset                         2,491        2,620
          Less-Valuation Allowance                          (1,827)      (2,620)
                                                          --------     --------
          Net Current Deferred Tax Asset                       664          --
                                                          ========     ========

     Net Long-Term Deferred Tax Assets (Liability):
          Fixed Assets                                         108         (820)
          Goodwill and intangibles                             591          265
          NOL carryforwards                                  2,435        4,374
                                                          --------     --------
          Long-term Deferred Tax Asset (Liability)           3,134        3,819
          Less- Valuation Allowance                         (2,298)      (3,819)
                                                          --------     --------
          Net Long-term Deferred Tax Asset (Liability)    $    836     $    --
                                                          ========     ========

     The net change in the valuation allowance for deferred tax assets decreased by approximately $ 2,314 and $ 123, respectively for the years ended July 31, 2005 and 2004.

     The valuation allowance primarily relates to the Federal and State net operating losses for which utilization in future periods is uncertain. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income of continuing operations and tax planning strategies in making this assessment. Based on the historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, the Company believes it is more likely than not that the Company will realize a portion of the benefits of these deductible differences in the near future and therefore a deferred tax asset of $1,500 ($644 current and $836 non current) was established in 2005 resulting in a valuation allowance of $4,125.

     As of July 31, 2005 the Company has approximately $6.2 million of federal net operating losses available to offset future taxable income, which if not utilized will expire in 2016 through 2021.

7.   STOCKHOLDERS' EQUITY

     On March 24 2003, Mr. McLain agreed to convert the accrued and unpaid interest on a loan made to the Company in the amount of $147 into shares of the Company's common stock. In connection therewith Mr. McLain received 588,000 shares of the Company's common stock with a value of $82.

     On May 1, 2003, Mr. McLain and Mr. Rubin agreed to convert the principal amount of a loan made to the Company in the amount of $147 into an aggregate of 5,538,838 shares of the Company's common stock. In connection therewith Mr. Rubin received 2,769,419 shares of the Company's common stock and Mr. McLain received 2,769,419 shares of the Company's common stock resulting in a compensation charge to the Company of $831.

     In October 2004, the Company issued 2,000,000 stock options with an exercise price of $0.55 to related parties as part of a loan made to the Company for the purchase of Arizona Pacific Materials, LLC. The fair value of the options of $292 was recorded as a debt discount and is being amortized over the life of the debt. The unamortized deferred debt discount as of July 31, 2005 was $82. See Note 12.

     In November 2004, the Company granted 750,000 stock options in connection with certain consulting agreements. The fair value of the options granted of $97 was recorded as additional paid capital. The associated deferred compensation is being amortized over the life of the agreements which is twelve months. As of July 31, 2005 unamortized deferred compensation was $18.

     In February 2005, the Company granted 200,000 stock options in connection with certain consulting agreements. The fair value of the options granted of $20 was recorded as compensation expense.

     In May 2005, the Company issued 50,000 shares of restricted stock in connection with certain consulting agreement with Mr. Rubin, a significant stockholder. The fair value of the stock of $65 was recorded as additional paid in capital. The associated compensation was expensed in May 2005.

     In June 2005, The Company granted 8,500,218 warrants in connection with a $32,000 senior credit facility consisting of $30,000 of convertible debt and $2,000 in bridge loans with investors. The fair value of the warrants granted of $3,472 was recorded as debt discount and is being amortized over the lives of the convertible debt (5 years) and the bridge loan (6 months). As of July 31, 2005, the unamortized debt discount was $ 3,319.

     Stock Option Plans
     ------------------

     Under the Company's 1995 Employee Stock Option Plan, key employees, officers, directors, and consultants of the Company can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 1,500,000 shares of the Company's common stock. The plan provides that the exercise price of incentive stock options be at least equal to 100 percent of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, the plan requires that the exercise price be at least 85 percent of fair value on the date such option is granted. Outstanding options expire no later than ten years after the date of grant. In 2005 the board of directors established an additional Employee Stock Option Plan with 5,000,000 incentive stock options.

     In December 1995, the Board of Directors adopted a stock option plan for non-employee directors under which each non-employee director is entitled to receive on August 1 of each year beginning August 1, 1996, options to purchase 2,500 shares of the Company's common stock at the fair market value of the stock at the date of grant. In January 1998, the Company's shareholders approved an amendment to this plan increasing the number of shares for which options are granted yearly to non-employee directors from 2,500 to 5,000. Outstanding options expire no later than ten years after the date of grant.

     The following summarizes the stock option transactions under the Company's employee and director stock option plans:

                                                     Shares        Option Price
                                                   ---------       ------------
     Options outstanding July 31, 2002             1,210,000           0.56

     Exercised                                           --             --
     Surrendered                                         --             --
     Granted                                             --             --
     Options outstanding July 31, 2003             1,210,000           0.56
                                                   ---------           ----
     Exercised                                           --             --
     Canceled                                        (50,000)          0.53
     Granted                                         440,000           0.35
                                                   ---------           ----
     Options outstanding July 31, 2004             1,600,000           0.50

     Exercised                                           --             --
     Canceled                                            --             --
      Granted                                        300,000           1.30
                                                   ---------           ----
     Options outstanding July 31, 2005             1,900,000           0.63
                                                   =========           ====

     The following table sets forth the exercise prices, the number of options and warrants outstanding and exercisable, and the remaining contractual lives of all the Company's stock options at July 31, 2005:

                                                                   Weighted Average
     Exercise         Number of Options/     Weighted Average   Contractual Years Life     Number of Options/    Weighted Average
      Price          Warrants Outstanding     Exercise Price          Remaining           Warrants Exercisable    Exercise Price
     --------        --------------------    ----------------   ----------------------    --------------------   ----------------
      $4.375                 10,000              $4.375                   .08                     10,000              $4.375
      $0.560              1,150,000              $0.560                  5.50                  1,150,000              $0.560
      $0.350                440,000              $0.350                  8.33                    440,000              $0.350
      $0.550              2,000,000              $0.550                  9.17                  1,666,666              $0.550
      $0.550                750,000              $0.550                  9.25                    562,496              $0.550
      $1.300                300,000              $1.300                  9.75                    300,000              $1.300
      $1.19                 200,000              $1.19                   5.00                    200,000              $1.19
      $1.750              8,500,218              $1.750                  4.80                  8,500,218              $1.750
                         ----------                                                           ----------
      Total              13,350,218                                                           12,829,380
                         ==========                                                           ==========

     During the year ended July 31, 2005, the Company issued 8,500,212 warrants.

8.   COMMITMENTS AND CONTINGENCIES

     Leases
     ------

     The Company leases certain facilities under noncancelable lease agreements. As more fully described in Note 3, the building portion of some of the Company's facility leases qualify under SFAS 13 as "capital leases" (i.e., an acquisition of an asset and the incurrence of a liability). The remaining facility lease agreements have terms ranging from month-to-month to nine years and are accounted for as operating leases. Certain of the facility lease agreements provide for options to renew and generally require the Company to pay property taxes, insurance, and maintenance and repair costs. Total rent expense under all operating leases aggregated $ 1,364 and $1,458 for the years ended July 31, 2005 and 2004, respectively.

     Assets recorded under capital leases are recorded in fixed assets and are as follows:

                                                 July 31,         July 31,
                                                   2005             2004
                                                 --------         --------
          Capitalized asset value                $    953         $    971
          Less accumulated amortization              (450)            (441)
                                                 --------         --------
                                                 $    503         $    530
                                                 ========         ========

     Net capitalized asset values are included in Property, Plant and Equipment. Future minimum lease payments under all noncancelable leases as of July 31, 2005, are as follows:

                                                            Capital    Operating
     Year ending July 31,                                    leases      leases
                                                             -------    -------
         2006                                                    124      1,306
         2007                                                    132      1,152
         2008                                                    132        643
         2009                                                    132        496
         2010                                                    132        308
         Thereafter                                              704      1,117
                                                             -------    -------
         Total annual lease payments                         $ 1,356    $ 5,022
                                                                        =======
         Less amount representing interest, with imputed
              interest rates ranging from 6% to 15%              503
                                                             -------
         Present value of minimum lease payments                 853
         Less current portion                                     43
                                                             -------
         Long-term portion                                   $   810
                                                             =======

     Purchase Commitments
     --------------------

     The Company issues purchase orders to Case Corporation for equipment purchases. Upon acceptance by Case, these purchases become noncancelable by the Company. As of July 31, 2005, such purchase commitments totaled $ 13,488.

     Litigation
     ----------

     The Company is involved in various legal proceedings which are incidental to the industry and for which certain matters are covered in whole or in part by insurance or, otherwise, the Company has recorded accruals for estimated settlements. Management believes that any liability which may result from these proceedings will not have a material adverse effect on the Company's consolidated financial statements.

9.   CONCENTRATION OF CREDIT RISK

     Case Corporation provided approximately 49%, 53% and 53% of our products for the years ending July 31, 2005, 2004 and 2003 respectively. Case dealer contracts are non-exclusive and terminable by either party upon minimum notice. There can be no assurances that Case will continue to supply the Company with products or continue its relationship with the Company. If we are unable to obtain Case products or to continue our relationship with Case, we will likely experience reductions in product and service sales and increased expenses. Our operations will be negatively affected if we experience inadequate supplies of any key products.

10.  PRODUCT INFORMATION

     The Company's operations consist of two business segments. However, the Company evaluates performance based on revenue and gross margin of three distinct product categories. Revenue and gross margin by product categories are summarized as follows:


          Business Component        Year Ended      Year Ended      Year Ended
          Net Revenues             July 31, 2005   July 31, 2004   July 31, 2003
                                   -------------   -------------   -------------
          Equipment Sales            $  73,669       $  72,834        $ 61,485
          Equipment Rental               2,816           4,663           4,280
          Product Support               24,271          22,990          22,641
          Mining                         1,223             --              --
                                     ---------       ---------        --------
              Totals                 $ 101,979       $ 100,487        $ 88,406
                                     =========       =========        ========


          Business Component         Year Ended      Year Ended      Year Ended
          Gross Margins            July 31, 2005   July 31, 2004   July 31, 2003
                                   -------------   -------------   -------------
          Equipment Sales            $   6,866       $   6,957        $  7,064
          Equipment Rental                 417             625             574
          Product Support                4,558           4,710           3,986
          Mining                           388             --              --
                                     ---------       ---------        --------
              Totals                 $  12,229       $  12,292        $ 11,624
                                     =========       =========        ========

     Asset information by reportable product line is not reported, since the Company does not produce such information internally.

11.  UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL DATA

                                                                                Quarter
                                                                                                             Total
                                                       First       Second        Third        Fourth          Year
                                                    ----------   ----------    ----------    ----------    -----------
     Fiscal 2005:

     Net sales                                      $   23,170   $   26,499    $   25,899    $   26,411    $   101,979
     Gross Profit                                        3,764        1,763         2,535         4,167         12,229

     Net income (loss) - continuing
           operations                                      294         (290)         (247)        1,294          1,051
     Net income (loss) - discontinued
           Operations                                      225          407           112           695          1,439
                                                    ----------   ----------    ----------    ----------    -----------
     Net Income (loss)                                     519          117          (135)        1,989          2,490
                                                    ==========   ==========    ==========    ==========    ===========

                                                                                Quarter
                                                                                                             Total
                                                       First       Second        Third        Fourth          Year
                                                    ----------   ----------    ----------    ----------    -----------
     Earnings (loss) per common share-basic:
     Income (loss) per share - continuing                 0.03        (0.03)        (0.02)         0.13           0.10
     Income (loss) per share - discontinuing              0.02         0.04          0.01          0.07           0.15
                                                    ----------   ----------    ----------    ----------    -----------
     Earnings (loss) per common share-basic               0.05         0.01         (0.01)         0.20           0.25
                                                    ==========   ==========    ==========    ==========    ===========

     Earnings (loss) per common share-diluted:
     Income (loss) per share - continuing                 0.03        (0.03)        (0.02)         0.05           0.04
     Income (loss) per share - discontinuing              0.02         0.04          0.01          0.03           0.06
                                                    ----------   ----------    ----------    ----------    -----------
     Earnings (loss) per common share-diluted             0.05         0.01         (0.01)         0.08           0.10
                                                    ==========   ==========    ==========    ==========    ===========

                                                                                Quarter
                                                                                                             Total
                                                       First       Second        Third        Fourth          Year
                                                    ----------   ----------    ----------    ----------    -----------
     Fiscal 2004:

     Net sales                                      $   24,052   $   24,760    $   22,348    $   29,327    $   100,487
     Gross Profit                                        3,082        2,433         1,927         4,850         12,292

     Net income (loss) - continuing
           operations                                      405         (213)         (792)        1,933          1,333
     Net income (loss) - discontinued
           Operations                                      179          (25)           90           336            580
                                                    ----------   ----------    ----------    ----------    -----------
     Net Income (loss)                                     584         (238)         (702)        2,269          1,913
                                                    ==========   ==========    ==========    ==========    ===========

     Earnings (loss) per common share-basic:
     Income (loss) per share - continuing                 0.04        (0.02)        (0.08)         0.19           0.13
     Income (loss) per share - discontinuing              0.02         0.00          0.01          0.03           0.06
                                                    ----------   ----------    ----------    ----------    -----------
     Earnings (loss) per common share-basic               0.06        (0.02)        (0.07)         0.22           0.19
                                                    ==========   ==========    ==========    ==========    ===========

     Earnings (loss) per common share-diluted:
     Income (loss) per share - continuing                 0.04        (0.02)        (0.08)         0.19           0.13
     Income (loss) per share - discontinuing              0.02         0.00          0.01          0.03           0.06
                                                    ----------   ----------    ----------    ----------    -----------
     Earnings (loss) per common share-diluted             0.06        (0.02)        (0.07)         0.22           0.19
                                                    ==========   ==========    ==========    ==========    ===========

                                                                                Quarter
                                                                                                             Total
                                                       First       Second        Third        Fourth          Year
                                                    ----------   ----------    ----------    ----------    -----------
     Fiscal 2003:

     Net sales                                      $   20,739   $   21,884    $   21,229    $   24,554    $    88,406
     Gross Profit                                        3,018        2,934         2,373         3,299         11,624

     Net income (loss) - continuing
           operations                                       97          170           (52)         (308)           (93)
     Net income (loss) - discontinued
           Operations                                      182           52           162           109            505
                                                    ----------   ----------    ----------    ----------    -----------
     Net Income (loss)                                     279          222           110          (199)           412
                                                    ==========   ==========    ==========    ==========    ===========

     Earnings (loss) per common share-basic:
     Income (loss) per share - continuing                 0.02         0.03         (0.01)        (0.06)         (0.02)
     Income (loss) per share - discontinuing              0.04         0.01          0.03          0.02           0.10
                                                    ----------   ----------    ----------    ----------    -----------
     Earnings (loss) per common share-basic               0.06         0.04          0.02         (0.04)          0.08
                                                    ==========   ==========    ==========    ==========    ===========

     Earnings (loss) per common share-diluted:
     Income (loss) per share - continuing                 0.02         0.03         (0.01)        (0.06)         (0.02)
     Income (loss) per share - discontinuing              0.04         0.01          0.03          0.02           0.10
                                                    ----------   ----------    ----------    ----------    -----------
     Earnings (loss) per common share-diluted             0.06         0.04          0.02         (0.04)          0.08
                                                    ==========   ==========    ==========    ==========    ===========


12.  ACQUISITIONS

     On September 8, 2004, Western Power & Equipment Corp. ("Western Power"), as the purchaser, Advanced Mineral Technology of Nevada, Inc., a Nevada Corporation, an outside consultant ("AMT"), as guarantor and Basalite Concrete Products, LLC, a Nevada limited liability company ("Basalite"), and Edith Greenburg Irrevocable Trust (the "Greenburg Trust"), collectively as Seller, entered into the Agreement for the Purchase of Arizona Pacific Materials, LLC

     (the "Purchase Agreement"). Western Power consummated the acquisition of Arizona Pacific Materials, LLC ("Arizona Pacific") through the purchase, effective as of September 15, 2004 (the "APM Acquisition"), of all the issued and outstanding membership interests of Arizona Pacific held by Basalite Concrete Products, LLC and the Greenburg Trust (collectively, the "Members") as the sole members thereof for a cash consideration of $500 paid at closing of the APM Acquisition (the "Closing ") and the issuance at Closing by Western Power of a note in the principal face amount of $2,500 (the "Western Power Note"), the repayment of which (Western Power Note) is guaranteed in full by AMT. The Company acquired APM and the seller indemnified Western Power for all of APM's liabilities as of the purchase date.

     The following table summarizes the allocation of the purchase price:


     Purchase Price:
     ---------------
        Cash                                             $    500
        Note payable to members                             2,500
                                                         --------
                      Total Purchase Price               $  3,000
                                                         ========
     Allocation of Purchase Price:
        Inventory                                        $  1,005
        Land                                                1,129
        Furniture, fixtures & equipment                       866
                                                         --------
              Total Assets Acquired                      $  3,000
                                                         ========

     The Western Power Note for $2,500 and accrued interest was paid in June
     2005.

     Western Power issued notes to related parties for the $500 paid at closing, on behalf of Western Power by these related parties. Per the note agreements payment on these notes is due September 30, 2005 and accrues simple interest at the rate of six percent (6%) per annum. Per the terms of the convertible debt agreement, the payment of these notes was amended to be paid $200 plus accrued interest in December 2005, $100 plus accrued interest in December 2006, 2007 and 2008. In addition, the Company issued 2,000,000 options (associated with the $500 notes) on September 9, 2004 with an exercise price of $0.55 per share vesting over the twelve months beginning October 2004. The estimated fair value of these options is $292 and is recorded as deferred debt discount and is being amortized over the period of the related debt. The unamortized deferred debt discount as of July 31, 2005 was $82.

     The following table of proforma unaudited information for continuing operations gives effect to the acquisitions of the assets from Arizona Pacific Materials, LLC as if such acquisition had occurred at the beginning of the periods shown.

                                                          YEARS ENDED
                                              July 31, 2005       July 31, 2004
                                                 (000's)              (000's)

     Revenues                                   $102,075             $ 98,943
     Net income (loss)                               767               (1,268)

     Net income per share - basic                   0.08                (0.13)
     Net income per share - diluted                 0.03                (0.13)

13.  SEGMENT INFORMATION

     Summarized financial information concerning the Company's reportable operating segments are shown in the following tables for continuing operations (`000's).

                                                     Western Power &      Arizona Pacific
                                                     Equipment Corp       Materials, LLC      Total
     For the Year Ended July 31, 2005
      Revenue                                           $100,756            $  1,223        $101,979
      Operating Income (Loss)                           $  3,705            $   (878)       $  2,827
      Net Income (Loss) from continuing operations      $  1,921            $   (870)       $  1,051
      Capital Expenditures                              $  1,548            $  2,541        $  4,089

     Total identifiable assets at July 31, 2005         $ 67,387            $  4,250        $ 71,637

                                                     Western Power &      Arizona Pacific
                                                     Equipment Corp       Materials, LLC      Total
     For the Year Ended July 31, 2004
      Revenue                                           $100,487             $     0        $100,487
      Operating Income                                  $  3,995             $     0        $  3,995
      Net Income from continuing operations             $  1,333             $     0        $  1,333
      Capital Expenditures                              $  5,668             $     0        $  5,668

     Total identifiable assets at July 31, 2004         $ 55,024             $     0        $ 55,024

14.  RESTATEMENT - DISCONTINUED OPERATIONS

     On August 21, 2006, the accompanying financial statements have been restated to reflect the accounting of discontinued operations for certain branch locations sold in March 2006.

     We classify closed or sold branch locations in discontinued operations when the operations and cash flows of the location have been eliminated from ongoing operations and when we will not have any significant continuing involvement in the operation of the branch after disposal. For purposes of reporting the operations of branch locations meeting the criteria of discontinued operations, we report net revenue, gross profit and related selling, general and administrative expenses that are specifically identifiable to those branch locations as discontinued operations. Certain corporate level charges, such as general office expenses and interest expense are not allocated to discontinued operations because we believe that these expenses are not specific to the branch location's operations.

     We sold our Spokane and Clarkston, Washington locations in March 2006 for a total sales price of $2,871. Included in the sale was inventory with a cost of $2,455. We also sold fixed assets with an original cost of $662 (net book value of $150) resulting in a gain of $251.

     Assets held for sale of $3,871 and $4,847 as of July 31, 2005 and 2004 respectively, comprise inventory and rental equipment.

     The following table presents unaudited selected financial data for the discontinued operations of our business (in thousands of dollars):

                                                           Year Ending            Year Ending            Year Ending
                                                          July 31, 2005          July 31, 2004          July 31, 2003
     Revenue from discontinued operations                   $ 15,244               $ 15,030               $ 13,990
     Gross Profit from discontinued operations              $  1,929               $  1,877               $  1,902
     SG&A from discontinued Operations                      $    766               $  1,297               $  1,396
     Operating income from discontinued operations          $  1,163               $    580               $    505
     Gain on sale of discontinued operations                $    277               $    --                $    --

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Members of Arizona Pacific Materials, LLC
Vancouver, Washington

We have audited the accompanying balance sheets of Arizona Pacific Materials, LLC (the "Company") as of March 31, 2004 and 2003, and the related statements of operations, members' deficiency and cash flows for the years ended March 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arizona Pacific Materials, LLC as of March 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended March 31, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had recurring losses from operations, negative cash flows from operations, and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



     /s/ Marcum & Kliegman LLP

     November 29, 2004
     New York, New York

                         ARIZONA PACIFIC MATERIALS, LLC

                                 BALANCE SHEETS

                             MARCH 31, 2004 AND 2003

                                     ASSETS

                         4.1 NOTE 1 - SALE OF BUSINESS

                                                          2004          2003
                                                       ----------    ----------
CURRENT ASSETS
     Cash                                              $   53,468    $     --
     Accounts receivable, net of allowance of
       $55,909 and $30,514 at March 31, 2004
       and 2003, respectively                             155,238       396,395
     Inventory                                          1,406,108     1,216,772
     Prepaid expenses                                       4,301        19,486
                                                       ----------    ----------

         TOTAL CURRENT ASSETS                           1,619,115     1,632,653

PROPERTY AND EQUIPMENT, NET                             1,784,690     1,985,983

OTHER ASSETS
     Deposits                                                 200           200
                                                       ----------    ----------

         TOTAL OTHER ASSETS                                   200           200
                                                       ----------    ----------

         TOTAL ASSETS                                  $3,404,005    $3,618,836
                                                       ==========    ==========

                 See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                                 BALANCE SHEETS

                             MARCH 31, 2004 AND 2003

                       LIABILITIES AND MEMBERS' DEFICIENCY

                            NOTE 1 - SALE OF BUSINESS

                                                          2004          2003
                                                       ----------    ----------
CURRENT LIABILITIES

     Accounts payable - trade                             280,431       275,701
     Accrued expenses                                       7,457        12,942
     Current portion of note payable                    4,287,221     4,284,617
     Notes payable to members                           1,196,604       318,133
     Advances from members                              1,314,432       451,948
                                                       ----------    ----------

         TOTAL CURRENT LIABILITIES                      7,086,145     5,343,341

LONG-TERM LIABILITIES - LESS CURRENT PORTION            1,310,228     1,583,033

COMMITMENTS AND CONTINGENCIES

MEMBERS' DEFICIENCY                                    (4,992,368)   (3,307,538)
                                                       ----------    ----------

         TOTAL LIABILITIES & MEMBERS' DEFICIENCY       $3,404,005    $3,618,836
                                                       ==========    ==========

                 See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                STATEMENTS OF OPERATIONS AND MEMBERS' DEFICIENCY

                   FOR THE YEARS ENDED MARCH 31, 2004 AND 2003

                            NOTE 1 - SALE OF BUSINESS

                                                         2004           2003
                                                     -----------    -----------

REVENUES                                             $ 1,082,485    $ 1,116,434

COST OF REVENUES                                       1,976,727      1,337,223
                                                     -----------    -----------

         GROSS PROFIT                                   (894,242)      (220,789)

OPERATING EXPENSES
     Selling, general, and administrative expenses       456,445        413,701
                                                     -----------    -----------

         TOTAL OPERATING EXPENSES                        456,445        413,701
                                                     -----------    -----------

         OPERATING LOSS                               (1,350,687)      (634,490)

OTHER EXPENSE
     Interest expense                                   (334,143)      (258,900)
     Other non operating                                     --        (39,378)
                                                     -----------    -----------
        TOTAL OTHER EXPENSE                             (334,143)      (298,278)
                                                     -----------    -----------

NET LOSS                                             $(1,684,830)   $  (932,768)

MEMBERS' DEFICIENCY - BEGINNING                       (3,307,538)    (2,374,770)
                                                     -----------    -----------
MEMBERS' DEFICIENCY - ENDING                         $(4,992,368)   $(3,307,538)
                                                     ===========    ===========

                 See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED MARCH 31, 2004 AND 2003

                            NOTE 1 - SALE OF BUSINESS

                                                         2004           2003
                                                     -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                        $(1,684,830)   $  (932,768)
     Adjustments to reconcile net loss to
       net cash used in operating activities:
           Depreciation                                  371,966        327,222
           Loss on sale of assets                            --          42,376
           Bad debts                                      25,395         12,380
           (Increase) decrease in:
                Accounts receivable                      215,760        (74,291)
                Prepaid expenses                          15,185        (19,486)
                Inventory                               (189,336)      (353,622)
                Accounts payable - trade                   4,730        125,035
                Accrued expenses                          (5,484)        (5,854)
                                                     -----------    -----------

     NET CASH USED IN OPERATING ACTIVITIES            (1,246,614)      (879,008)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property, equipment                    (170,672)      (141,415)
     Proceeds from sale of fixed assets                      --          50,000
                                                     -----------    -----------
     NET CASH USED IN INVESTING ACTIVITIES              (170,672)       (91,415)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from bank loans                             15,211      2,953,970
     Payments of bank loans                             (285,412)    (2,055,863)
     Proceeds from loans from members                  1,740,955         68,753
                                                     -----------    -----------

     NET CASH PROVIDED BY FINANCING ACTIVITIES         1,470,754        966,860
                                                     -----------    -----------

     NET INCREASE(DECREASE) IN CASH                  $    53,468    $    (3,563)

CASH AT BEGINNING OF YEAR                                    --           3,563
                                                     -----------    -----------

CASH AT END OF YEAR                                  $    53,468    $       --
                                                     ===========    ===========

                 See accompanying notes to financial statements.

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION

SALE OF BUSINESS: On September 15, 2004, the Company was acquired by Western Power & Equipment Corp. See Note 8 for further discussion.

NATURE OF BUSINESS: Arizona Pacific Materials, LLC ("the Company") operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets.

GOING CONCERN: The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has yet to achieve profitability and has accumulated deficits of $4,992,368 since inception. Additionally, the Company, for the last year ending March 31, 2004, generated negative cash flow from operating activities totaling $1,246,614 and had a working capital deficiency of $5,467,030 as of March 31, 2004. In order to sustain its operating activities, the Company has been funded through bank financing and advances from members and other related parties. However, there can be no assurance that the Company will be successful in raising sufficient capital in order to meet its future operating needs. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION: The Company recognizes revenue when product is shipped to its customers.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying values of financial instruments approximate fair value due to the relatively short period of time between origination of the instruments and their expected realization, or in the case of notes payable, because the notes are at interest rates competitive with those that would be available to the Company in the current market. At March 31, 2004 and 2003, the carrying value of all other financial instruments approximates their fair values.

LONG-LIVED ASSETS: The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of March 31, 2004 and 2003 there were no such impairments.

ACCOUNTS RECEIVABLE: The Company records an allowance for doubtful accounts based on specific identification of those accounts that they consider uncollectible.

INVENTORY: Inventory comprises substantially of processed cinder aggregate in a finished state ready for resale. Inventory costs comprise not only direct cost of production, but also an allocation of overhead including mine and other plant administrative expenses. Depreciation of equipment costs associated with mining operations are also included in inventory. Inventory is valued at the lower of cost or market, with cost generally stated on a last-in, first-out (LIFO) basis. Reserves for obsolescence or slow moving inventory are recorded when such conditions are identified. As of March 31, 2004 and 2003, the LIFO reserve was $180,456 and $ 54,046, respectively.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvement or the lease term.

INCOME TAXES: The Company is treated as a partnership for income tax purposes. Income or loss from the Company's activities is allocated among the members based on their respective profit percentages, pursuant to the Company's operating agreement. No provision has been made for federal and state income taxes, since such taxes, if any, accrue to the members.

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES: Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Cash is held with one financial institution. The Company generates revenue primarily from 8 customers (2004) and 11 (2003) customers which approximate 93% and 92% for the fiscal years 2004 and 2003, respectively.

NOTE 3 - PROPERTY & EQUIPMENT, NET Property and equipment, net includes the following:

                                              2004              2003
                                           ----------        ----------
     Land                                  $  536,595        $  536,595
     Equipment                              2,408,644         2,254,567
     Autos                                     80,894            64,298
                                           ----------        ----------
                                            3,026,133         2,855,460
     Less: accumulated depreciation        (1,241,443)         (869,477)
                                           ----------        ----------

     Property and equipment, net           $1,784,690        $1,985,983
                                           ==========        ==========

Equipment under capital leases of $ 1,478,819 and $1,578,621 for 2004 and 2003, respectively, are included above. Depreciation expense totaled $371,965 and $327,222 for the years ended March 31, 2004 and 2003, respectively.

NOTE 4 - ROYALTY AGREEMENTS

The Company is a party to multiple royalty arrangements with land owners for the extraction of cinder aggregates and basalt from the Phoenix and Flagstaff locations. These agreements generally require the Company to pay a royalty fee based upon the number of tons of minerals extracted and sold from land owned by these land owners. The agreement related to the Flagstaff location has a pre-determined minimum amount of $40,000 per year. During the year ended March 31, 2004 and 2003, the Company was required to pay $120,355 and $115,188, respectively, in such royalty fees for both locations.

NOTE 5 - NOTES PAYABLE

                                                         2004           2003
                                                      ----------     ----------

   Revolving Line of Credit Facility payable to
   Wells Fargo Bank, original amount of
   $4,000,000 in October 2001 requiring interest
   only payments based on annual rate of 1.15%
   above LIBOR, maturity date of December 31, 2004.    4,000,000      4,000,000

   Note payable to Wells Fargo, original amount
   of $15,211 requiring payments of $315 (with
   interest) per month starting December 2003
   through November 2008. Interest based on
   annual rate of 8.9%.                                   14,417            --

   Note payable to Bank of America (equipment
   under capital lease), original amount
   $1,961,638 on November 14, 2002 requiring
   payments of $30,246 (with interest) per month
   starting December 2002 extending through
   October 2009. Interest is based on an annual
   rate of approximately 7.6%.                         1,583,032      1,867,650
                                                      ----------     ----------
           Total Notes Payable                        $5,597,449     $5,867,650

     Less Current Portion                              4,287,221      4,284,617
                                                      ----------     ----------
           Total Long Term Portion                    $1,310,228     $1,583,033
                                                      ==========     ==========

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

NOTE 5 - NOTES PAYABLE (CONTINUED)

Maturities of long term debt at March 31, 2004 for the next five (5) years are as follows:

                                          Notes Payable
                                          -------------
     2005                                   $4,366,733
     2006                                      366,733
     2007                                      366,733
     2008                                      366,733
     2009                                      365,472
                                            ----------
                                             5,832,404
     Less: Interest                           (234,955)
                                            ----------
                                            $5,597,449
                                            ==========

Interest expense for fiscal year 2004 and 2003 was $334,143 and $258,900 respectively.

On March 2001, the Company entered into a revolving line of credit with Wells Fargo Bank. Under the terms of the agreement, the Company was required to meet certain financial covenants. The agreement expires on December 31, 2004. As July 31, 2004, the Company was in technical default of its loan agreement and there has been no demands for repayment by the bank. The Wells Fargo revolving line of credit facility is collateralized by substantially all the assets of the Company. There can be no assurance that the credit line will not be called or that Wells Fargo Bank will continue to make borrowings available to the Company. See Note 8.

The note payable to the Bank of America is collateralized primarily by the related equipment for which the loan proceeds were used to purchase.

The members have also personally guaranteed the notes payable to Wells Fargo Bank and Bank of America.

NOTE 6 - RELATED PARTY TRANSACTIONS

From time to time, the members of Arizona Pacific Materials, LLC have advanced funds to the Company to sustain operations. As of the years ended March 31, 2004 and 2003 the balance of these advances was $1,314,432 and $451,948, respectively. Advances are payable on demand and accrue interest at 6% per annum. In addition, Pacific Coast Building Materials, LLC, the parent company of Basalite Concrete Products, LLC, a member, has loaned the Company certain funds under a note agreement with interest payable at 6.0%. The notes are payable on demand. The balance of this note as of the years ended March 31, 2004 and 2003 was $ 1,196,604 and $318,133 , respectively. No payments were made for interest or principal during the two years ended March 31, 2004.

The members have also personally guaranteed the notes payable to Wells Fargo Bank and Bank of America. See Note 5.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company leases office space on a month to month rental agreement. Total rent expense for its facilities for the years ended March 31, 2004 and 2003 was $ 62,707 and $ 127,075, respectively. The Company also leases the land surface rights from the State of Arizona for an annual rental of $3,200 expiring September 18, 2006. The following is a schedule of future minimum non-cancelable lease payments.

     Fiscal years ending March 31,

     2005                                   $    3,200
     2006                                        3,200
     2007                                           --
     2008                                           --
     2009                                           --
     Thereafter                                     --
                                            ----------
                                            $    6,400
                                            ==========

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

LITIGATION

From time to time, the Company may be a defendant in litigation arising in the normal course of business. Currently there are no material ongoing litigation to be disclosed.

NOTE 8 - ACQUISITIONS

On September 8, 2004, Western Power & Equipment Corp. ("Western Power"), as the purchaser, Advanced Mineral Technology of Nevada, Inc., a Nevada Corporation, an outside consultant ("AMT"), as guarantor and Basalite Concrete Products, LLC, a Nevada limited liability company ("Basalite"), and Edith Greenburg Irrevocable Trust (the "Greenburg Trust"), collectively as Seller, entered into the Agreement for the Purchase of Arizona Pacific Materials, LLC (the "Purchase Agreement"). Western Power consummated the acquisition of Arizona Pacific Materials, LLC ("Arizona Pacific") through the purchase, effective as of September 15, 2004 (the "APM Acquisition"), of all the issued and outstanding membership interests of Arizona Pacific held by Basalite and the Greenburg Trust (collectively, the "Members") as the sole members thereof for a cash consideration of $500,000 paid at closing of the APM Acquisition (the "Closing") and the issuance at Closing by Western Power of a note in the principal face amount of $2,500,000 (the "Western Power Note"), the repayment of which (Western Power Note) is guaranteed in full by AMT (the "Guaranty"). The Company acquired substantially all the assets of APM and did not assume any of the liabilities.

The Western Power Note is to be paid in two installments, the first of which is due and payable within thirteen (13) months of the Closing in the amount of Two Million Dollars ($2,000,000) and the second installment is due and payable within nineteen (19) months of the Closing in the amount of the outstanding principal of $500,000 and accrued interest. The Western Power Note shall accrue simple interest at the rate of five percent (5%) per annum which interest shall commence accumulating from the closing.

NOTE 9 - MEMBERS' DEFICIENCY

The Company operates a Limited Liability Company. Based on the LLC Agreement, the Company shall continue in existence as an LLC into perpetuity unless sooner dissolved. All members have a right to vote on all matters required to be submitted to a vote of the members. In addition, the LLC Agreement provides for, among other things, requirements regarding capital contributions, membership interests, allocations and distributions, management of the Company, transfer of ownership, and dissolution or liquidation of the Company.

                         ARIZONA PACIFIC MATERIALS, LLC

                                  BALANCE SHEET

                             JULY 31, 2004 AND 2003

                                    UNAUDITED

                            NOTE 1 - SALE OF BUSINESS

                                                         2004           2003
                                                      ----------     ----------
                                     ASSETS

CURRENT ASSETS
     Cash                                                    --          19,326
     Accounts receivable, net of allowance of
     $63,332 and 30,514 at July 31, 2004 and 2003
     respectively                                        142,132        370,609
     Inventory                                         1,387,532      1,241,773
     Prepaid expenses                                     11,111          7,007
                                                      ----------     ----------

         TOTAL CURRENT ASSETS                          1,540,775      1,638,715

PROPERTY AND EQUIPMENT, NET                            1,597,442      1,991,175

OTHER ASSETS
    Deposits                                                 200            200
                                                      ----------     ----------

         TOTAL OTHER ASSETS                                  200            200
                                                      ----------     ----------

         TOTAL ASSETS                                 $3,138,417     $3,630,090
                                                      ==========     ==========

                       LIABILITIES AND MEMBERS' DEFICIENCY

    CURRENT LIABILITIES

     Accounts payable - trade                            219,219        359,019
     Accrued expenses                                     19,365         27,130
     Current portion of note payable                   4,287,548      4,284,617
     Notes payable to members                          1,422,836        554,432
     Advances from members                             1,536,961        683,632
                                                      ----------     ----------

         TOTAL CURRENT LIABILITIES                     7,485,929      5,908,830

LONG-TERM LIABILITIES - LESS CURRENT PORTION           1,214,155      1,488,161


MEMBERS' DEFICIENCY                                   (5,561,667)    (3,766,901)
                                                      ----------     ----------

         TOTAL LIABILITIES & MEMBERS' DEFICIENCY      $3,138,417     $3,630,090
                                                      ==========     ==========

                         ARIZONA PACIFIC MATERIALS, LLC

                 STATEMENTS OF OPERATIONS & MEMBER'S DEFICIENCY

             FOR THE FOUR MONTH PERIOD ENDED JULY 31, 2004 AND 2003

                                    UNAUDITED

                            NOTE 1 - SALE OF BUSINESS

                                                         2004           2003
                                                     -----------    -----------

REVENUES                                             $   139,325    $   451,869
COST OF REVENUES                                         427,666        557,452
                                                     -----------    -----------

         GROSS PROFIT                                   (288,341)      (105,583)

OPERATING EXPENSES
     Selling, general, and administrative expenses       115,040        251,355
                                                     -----------    -----------

         TOTAL OPERATING EXPENSES                        115,040        251,355
                                                     -----------    -----------

         OPERATING LOSS                                 (403,381)      (356,938)

OTHER EXPENSES
     Interest expense                                   (130,144)      (102,425)
     Other non operating                                 (35,774)           --
                                                     -----------    -----------
        TOTAL OTHER EXPENSE                             (165,918)      (102,425)
                                                     -----------    -----------

NET LOSS                                             $  (569,299)   $  (459,363)

MEMBER'S DEFICIT - BEGINNING                          (4,992,368)    (3,307,538)
                                                     -----------    -----------
MEMBER'S DEFICIT - ENDING                            $(5,561,667)   $(3,766,901)
                                                     ===========    ===========

                         ARIZONA PACIFIC MATERIALS, LLC

                             STATEMENT OF CASH FLOWS

             FOR THE FOUR MONTH PERIOD ENDED JULY 31, 2004 AND 2003

                                    UNAUDITED

                            NOTE 1 - SALE OF BUSINESS

                                                         2004           2003
                                                      ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                         $ (569,299)    $ (459,363)
     Adjustments to reconcile net loss to
       net cash used in operating activities:
           Depreciation                                  123,974        118,426
           Loss on sale of assets                         28,274            --
           Reserve for bad debts                           5,423            --
           (Increase) decrease in:
                Accounts receivable                        7,683         25,869
                Prepaid expenses                          (6,810)        12,394
                Inventory                                 18,575        (25,000)
                Accounts payable - trade                 (61,211)        83,318
                Accrued expenses                          11,908         14,189
                                                      ----------     ----------

     NET CASH USED IN OPERATING ACTIVITIES              (441,483)      (230,167)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property, equipment                         --        (123,618)
     Proceeds from sale of fixed assets                   35,000            --
                                                      ----------     ----------
     NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES                               35,000       (123,618)

CASH FLOWS FROM FINANCING ACTIVITIES
     Payments of bank loans                              (95,746)      (737,044)
     Proceeds from loans from members                    448,761      1,110,155
                                                      ----------     ----------

     NET CASH PROVIDED BY FINANCING ACTIVITIES           353,015        373,111
                                                      ----------     ----------

     NET INCREASE(DECREASE) IN CASH                   $  (53,468)        19,326

CASH AT BEGINNING OF PERIOD                               53,468            --
                                                      ----------     ----------
CASH AT END OF PERIOD                                 $      --          19,326
                                                      ==========     ==========

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

                                    UNAUDITED

NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION

DESCRIPTION OF BUSINESS: Arizona Pacific Materials, LLC ("the Company") operates two surface mines producing cinder aggregate to supply material for block manufactures, concrete and asphalt suppliers and landscape contractors, in the Phoenix and Flagstaff, Arizona building/construction markets. On September 15, 2004, the Western Power & Equipment Corp. purchased the Company.

GOING CONCERN: The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying condensed financial statements, the Company has yet to achieve profitability and has accumulated deficits of $5,561,667 since inception. Additionally, the Company, continues to generate negative cash flow from operating activities and had a working capital deficiency of $5,945,154 as of July 31, 2004. In order to sustain its operating activities, the Company has primarily been funded through bank financing and advances from members and a related party. However, there can be no assurance that the Company can be successful in raising sufficient capital in order to meet its future operating needs. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

BASIS OF PRESENTATION The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the four months ended July 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended March 31, 2005. For further information, refer to the Company's annual March 31, 2004 and 2003 financial statements and footnotes included in this filing on pages 4 to 12.

INVENTORY: Inventory comprises substantially of processed cinder aggregate in a finished state ready for resale. Inventory costs comprise not only direct cost of production, but also an allocation of overhead including mine and other plant administrative expenses. Depreciation of equipment costs associated with mining operations are also included in inventory. Inventory is valued at the lower of cost or market, with cost generally stated on a last-in, first-out (LIFO) basis. Reserves for obsolescence or slow moving inventory are recorded when such conditions are identified. As of July 31, 2004 and 2003, the LIFO reserve was $195,462 and $ 60,450 respectively.

NOTE 2 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS
The Company leases office space on a month to month rental agreement. Total rent expense for its facilities for the four month period ended July 31, 2004 and 2003 was $ 11,414 and $ 62,707, respectively. The Company also leases the land surface rights from the State of Arizona for an annual rental of $3,200 expiring September 18, 2006. The following is a schedule of future minimum non-cancelable lease payments.

     Fiscal years,

     2005                                    $    3,200
     2006                                         3,200
     2007                                           --
     2008                                           --
     2009                                           --
     Thereafter                                     --
                                             ----------
                                             $    6,400
                                             ==========

LITIGATION
From time to time, the Company may be a defendant in litigation arising in the normal course of business. Currently there are no material ongoing litigation to be disclosed.

                         ARIZONA PACIFIC MATERIALS, LLC

                          NOTES TO FINANCIAL STATEMENTS

                                    UNAUDITED

NOTE 3 - RELATED PARTY TRANSACTIONS

From time to time, the members of Arizona Pacific Materials, LLC have advanced funds to the Company to sustain operations. As of July 31, 2004 and 2003 the balance of these advances was $1,536,961 and $683,632, respectively. Advances are payable on demand and accrue interest at 6% per annum. In addition, Pacific Coast Building Materials, LLC, the parent company of Basalite Concrete Products, LLC, a member, has loaned the Company certain funds under a note agreement with interest payable at 6.0%. The notes are payable on demand. The balance of this note as of July 31, 2004 and 2003 was $ 1,422,836 and $554,432 , respectively. No payments were made for interest or principal during the two years.

The members have also personally guaranteed the notes payable to Wells Fargo Bank and Bank of America.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which, including the shares of common stock issuable upon conversion of warrants offered by the selling security holders, shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee.......................................     $     190.09
Legal Fees and Expenses....................................     $  10,000.00
Accounting Fees and Expenses...............................     $   5,000.00
Printing Expenses..........................................     $   2,500.00
                                                                ------------
Total......................................................     $  17,690.09
                                                                ============


ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We have adopted provisions in our articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under our certificate of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of us where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we sold unregistered securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuance of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificate for the securities issued in such transaction. The purchaser of the securities in such transactions had adequate access to information about us.

As of December 31, 2004 under our 1995 Stock Option Plan, we have granted 1,500,000 options to purchase shares of our common stock. In addition, as of December 31, 2004 under our 1995 Stock Option Plan for Non-Employee Directors, we have granted 400,000 options to purchase shares of our common stock.

On May 1, 2003, we issued 2,769,419 shares to C. Dean McLain, our Chief Executive Officer, in connection with the conversion of a debt in the principal amount of $73,500 owed by us to Mr. McLain.

On May 1, 2003, we issued 2,769,419 shares to The Rubin Family Irrevocable Stock Trust, a principal shareholder of Western Power, in connection with the conversion of a debt in the principal amount of $73,500 owed by us to The Rubin Family Irrevocable Stock Trust.

On March 24, 2003, we issued 588,000 shares of our common stock to Mr. McLain in connection with the conversion of $147,000 in accrued and unpaid interest on a loan made to us by Mr. McLain.

In July 2002, we issued 600,000 shares of our common stock to The Rubin Family Irrevocable Stock Trust in lieu of compensation to Mr. Rubin.

In September 2004 we granted 2,000,000 options to purchase shares of our common stock related to notes issued for the down payment for the purchase of Arizona Pacific Materials, LLC.

In November 2004 we granted 790,000 options to purchase shares of our common stock for consulting services.

In November 2004 we granted 100,000 options to purchase shares of our common stock to each of Steven Moskowitz, Michael Metter and James Fisher, members of the board of directors.

In February 2005 we granted 200,000 options to purchase shares of our common stock for consulting services.

In June 2005, we issued 50,000 shares of our common stock to Mr. Rubin in lieu of compensation.

On June 9, 2005, we closed upon a new $32 million senior credit facility from several institutional lenders. The facility is comprised of $30 million of convertible debt and a $2 million bridge loan, both at the London Interbank Offered Rate ("LIBOR") plus 6%. We entered into a Securities Purchase Agreement (the "Purchase Agreement") with each of the several lenders. Pursuant to the terms of the Purchase Agreement, we sold $30 million in Variable Rate Secured Convertible Debentures (the "Series A Debentures") due 60 months from the date of issuance and $2 million in Variable Rate Secured Debentures (the "Series B Debentures" and, with the Series A Debentures, the "Debentures"), which have been fully paid off. The Series A Debentures are presently convertible, at the option of the Purchasers, into shares of our common stock at a conversion price of $1.75 per share, subject to adjustment. Purchasers of the Debentures received Series A Warrants and Series B Warrants to purchase an aggregate of approximately 8.5 million shares of our common stock at an exercise price of $1.75 per share, subject to adjustment, for a term of five years. In addition, the Purchasers received Series C Warrants, which allow each Purchaser of Debentures the right to purchase a number of Series A Debentures and Series A Warrants in proportion to its initial investment in our company. The Series C Warrants have a term of exercise ending on of (i) October 12, 2007.

In January 2006, we sold 950,000 shares of our common stock to Costa Brava Partnership for an aggregate purchase price of $1,776,500.00. These shares are being registered herein.

In February 2006 we granted 300,000 warrants to purchase shares of our common stock for consulting services.

In June 2006, we issued 500,000 shares of our restricted common stock to Aries Consulting for consulting services.

ITEM 16.  EXHIBITS

        EXHIBIT
        NUMBER      DESCRIPTION
        ------      -----------

          3.1       Certificate of Incorporation of Registrant. (2)

          3.2       By-laws of Registrant. (2)

          4.1 Form of Securities Purchase Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

          4.2 Form of Variable Rate Secured Convertible Debenture entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

          4.3 Form of Variable Rate Secured Debenture entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

          4.4 Form of Common Stock Purchase Warrant entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

          4.5 Form of Series C Warrant entered into with each of the several institutional lenders and dated as of June 8, 2005.
                    (9)

          4.6 Form of Registration Rights Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

          4.7 Form of Security Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005.
                    (9)

          4.8 Option Agreement entered into with The Hayde Family Revocable Trust dated November 1, 2004. (9)

          4.9 Option Agreement entered into with The Sweeney Family Revocable Trust dated November 1, 2004. (9)

          4.10 Option Agreement entered into with Steve Bayern dated November 1, 2004. (9)

          4.11 Option Agreement entered into with Strategic Growth International, Inc. dated February 16, 2005. (9)

          4.12 Form of Stock Purchase Agreement dated September 23, 2005 whereby American United Global, Inc. sold 1,222,586 shares of our common stock to the purchasers thereof. (10)

          4.13 Form of Subscription Agreement entered into an February 17, 2006 entered into with Costa Brava Partnership III LP. (12)

          5.1       Opinion of Gersten Savage LLP (11)

          10.1      1995 Employee Stock Option Plan. (3)

          10.2 Second Amended and Restated Stock Option Plan for Non-Employee Directors. (3)

          10.3      Case New Dealer Agreement Package. (1)

          10.4      Lease Agreement--Hayward, California. (2)

          10.5      Lease Agreement--Auburn, Washington. (7)

          10.6 Loan Agreement, dated January 17, 1997, between Registrant and Case Credit Corp. including related promissory notes.
                    (5)

          10.7 Security Agreement, dated January 17, 1997, made by Registrant in favor of Case Credit Corporation to secure payment for and collateralized by all assets acquired by Registrant from Sahlberg Equipment, Inc. (5)

          10.8 Loan and Security Agreement dated as of June 5, 1997 between Registrant and Deutsche Financial Services Corporation. (6)

          10.9 Asset Purchase Agreement, dated April 30, 1998, between Yukon Equipment, Inc. and Registrant. (8)

          10.10 Employment Agreement dated May 1, 1998 between Maurice Hollowell and Registrant. (8)

          10.11 Employment Agreement dated August 1, 2000 between C. Dean McLain and Registrant. (9)

          10.12 Consulting Agreement dated August 1, 2000 by and between Registrant and Robert M. Rubin. (9)

          10.13 Commercial Lease dated October 1, 2000 between McLain-Rubin Realty Company III, LLC and Registrant for Yuba City, California facility. (9)

          10.14 Commercial Lease dated October 1, 2000 between McLain-Rubin Realty Company III, LLC and Registrant for Sacramento, California facility. (9)

          10.15 Commercial Lease, dated as of October 1, 2000 between McLain-Rubin Realty Company, LLC and Registrant for the Sparks, Nevada facility. (9)

          10.16 Commercial Lease, dated as of April 1, 2001 between McLain-Rubin Realty Company II, LLC and Registrant for the Vancouver, Washington corporate office. (9)

          10.17 Form of Waiver and Loan Prepayment Agreement with each of the several institutional lenders and dated as of February 8, 2006. (12)

          10.18 Form of Asset Purchase Agreement with Mid-Mountain Machinery Inc. entered into on March 1, 2006. (13)

          10.19 Form of Waiver and Loan Prepayment Agreement with each of the several institutional lenders and dated as of February 28, 2006. (12)

          21.       Subsidiaries of the Company. (11)

          23.1 Consent of Marcum & Kliegman LLP, Independent Registered Public Accounting Firm (14)

(1) Filed as an Exhibit to the AUGI Annual Report on Form 10-K, as filed on October 29, 1993 and incorporated herein by reference thereto.

(2) Filed as an Exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed on May 16, 1995 and incorporated herein by reference thereto. (Registration No. 33-89762).

(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-8, filed on September 18, 1998 and incorporated herein by reference thereto. (Registration No. 33-63775).

(4) Filed as an Exhibit to the Quarterly Report on Form 10-Q of the Registrant, as filed on June 11, 1997 and incorporated herein by reference thereto.

(5) Filed as an Exhibit to the Annual Report on Form 10-K of the Registrant, as filed on October 28, 1996 and incorporated herein by reference thereto.

(6) Filed as an Exhibit to the Annual Report on Form 10-K of the Registrant, as filed on October 29, 1998 and incorporated herein by reference thereto.

(7) Filed as an Exhibit to the Quarterly Report on Form 10-Q of the Registrant, as filed on June 14, 1999 and incorporated herein by reference thereto.

(8) Filed as an Exhibit to Form 8-K of the Registrant, as filed on May 11, 1998 and incorporated herein by reference thereto.

(9) Filed as an exhibit to the Form S-1 filed by the Registrant on July 22, 2005 and incorporated herein by reference thereto.

(10) Filed as an exhibit to the Form S-1 filed by the Registrant on November 30, 2005 and incorporated herein by reference thereto.

(11)      Filed herewith.

(12) Filed as an Exhibit to the Current Report on Form 8-K of the Registrant, as filed on February 24, 2006 and incorporated herein by reference thereto.

(13) Filed as an Exhibit to the Current Report on Form 8-K of the Registrant, as filed on March 7, 2006 and incorporated herein by reference thereto.

(14)      Filed herewith.

ITEM 17.    UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Washington on August 22, 2006.

                                       WESTERN POWER & EQUIPMENT CORP.


                                       By:     /s/ C. Dean McLain
                                          --------------------------------------
                                       Name:   C. Dean McLain
                                       Title: Chief Executive Officer and
                                              Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                              CAPACITY IN
SIGNATURE                     WHICH SIGNED                          DATE
---------                     ------------                          ----

/s/ C. Dean McLain         Chief Executive Officer             August 22, 2006
------------------------   and Chairman of the Board
C. Dean McLain


                           Chief Financial Officer and         August 22, 2006
/s/ Mark J. Wright         Principal Accounting Officer
------------------------
Mark J. Wright

                           Director                            August 22, 2006
/s/ Michael Metter
------------------------
Michael Metter

                           Director                            August 22, 2006
/s/ Steven Moskowitz
------------------------
Steven Moskowitz

                           Director                            August 22, 2006
/s/ James Fisher
------------------------
James Fisher




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